Exhibit 10.1

PLEASE NOTE, THAT DUE TO HTML LIMITATIONS, ADDED TEXT IN THE CREDIT AGREEMENT WILL BE HIGHLIGHTED IN YELLOW, INSTEAD OF DOUBLE-UNDERLINED AS DESCRIBED IN SECTION 1 OF THE AMENDMENT.

AMENDMENT 1, dated as of August 12, 2009 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of February 15, 2007, among CEDAR FAIR, L.P., a Delaware limited partnership (the “U.S. Borrower”) and CANADA’S WONDERLAND COMPANY (successor by amalgamation to 3147010 NOVA SCOTIA COMPANY), a Nova Scotia unlimited liability company (the “Canadian Borrower” and, collectively with the U.S. Borrower, the “Borrowers” and, individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, and together with its successors, the “Syndication Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents (collectively, in such capacity, the “Co-Documentation Agents”), GE CANADA FINANCE HOLDING COMPANY, as Canadian administrative agent (collectively, in such capacity, and together with its successors, the “Canadian Administrative Agent”), NATIONAL CITY (CANADIAN BRANCH OF NATIONAL CITY BANK), as Canadian syndication agent (in such capacity, the “Canadian Syndication Agent”), FIFTH THIRD BANK, as Canadian documentation agent (in such capacity, the “Canadian Documentation Agent”) and BEAR, STEARNS & CO. INC., as Lead Arranger and Initial Sole Bookrunner (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein;

WHEREAS, Section 11.1 of the Credit Agreement provides that the relevant Loan Parties and the Required Lenders and, in certain cases, the Majority Facility Lenders may amend the Credit Agreement and the other Loan Documents for certain purposes including to permit Additional Extensions of Credit to be included in the Credit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment. The Credit Agreement is, effective as of the Amendment 1 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto. The Lenders hereby also consent to such amendments to the Security Documents as are contemplated by the Credit Agreement (as amended hereby).

Section 2. Representations and Warranties, No Default. The Borrower hereby represents and warrants that as of the Amendment 1 Effective Date, after giving effect to the amendments set forth in this Amendment 1, (i) no Default or Event of Default exists and is continuing and (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).

Section 3. Effectiveness. Section 1 of this Amendment shall become effective on the date (such date, if any, the “Amendment 1 Effective Date”) that the following conditions have been satisfied:

(i) the Administrative Agent shall have received executed signature pages hereto from (a) Lenders constituting (x) the Required Lenders, (y) the Majority Facility Lenders under the U.S. Revolving Facility and (z) the Majority Facility Lenders under the Canadian Revolving Facility and (b) each Loan Party;

(ii) the Administrative Agent shall have received from the Borrower a non-refundable fee (the “Consent Fee”), for the account of each Lender that has delivered an executed signature page hereto on or prior to 2:00 p.m., New York time, August 4, 2009 (the “Consent Deadline”), equal to 0.05% of the sum of (a) the principal amount of Term Loans of such Lender at the Consent Deadline and (b) the Revolving Commitments of such Lender at the Consent Deadline (but after giving effect to the reduction in Revolving Commitments contemplated by clause (iv) below);

(iii) the Administrative Agent shall have received (a) the executed legal opinion of Squire, Sanders & Dempsey L.L.P., special U.S. counsel to Cedar Fair LP and its Subsidiaries, (b) the executed legal opinion of Simpson Thacher and Bartlett LLP, special U.S. counsel to Cedar Fair LP and (c) the executed legal opinion of Fasken Martineau DuMoulin LLP, special Canadian counsel to Cedar Fair LP and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(iv) the Administrative Agent shall have received from (a) the U.S. Borrower a notice pursuant to Section 3.6 of the Credit Agreement that the U.S. Borrower is electing to reduce the U.S. Revolving Commitments on the Amendment 1 Effective Date by $30,000,000 and (b) the Canadian Borrower a notice pursuant to Section 3.6 of the Credit Agreement that the Canadian Borrower is electing to reduce the Canadian Revolving Commitments on the Amendment 1 Effective Date by $5,000,000; and

(v) the Borrowers shall have paid all fees owing to the Administrative Agent, the Canadian Administrative Agent and the Amendment 1 Lead Arranger (as defined in Exhibit A) and all reasonable and documented fees and expenses of the Administrative Agent, the Canadian Administrative Agent and the Amendment 1 Lead Arranger (including reasonable and documented fees and expenses of counsel) in connection with the negotiation, execution and delivery of this Amendment and related matters.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent or the Issuing Lenders, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment 1 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CEDAR FAIR, L.P. By Cedar Fair Management Inc., its General Partner

By:
Name: Title:

CANADA’S WONDERLAND COMPANY

By:
Name: Title:

Solely for purposes of Section 7 of this Amendment:

[GUARANTORS]

By:
Name: Title:

[Signature Page to Amendment]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:
Name: Title:

[Signature Page to Amendment]

~~EXECUTION VERSION~~Exhibit A

$2,081,275,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

CEDAR FAIR, L.P.,

as U.S. Borrower,

3147010 NOVA SCOTIA COMPANY

as Canadian Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co Documentation Agents,

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Administrative Agent,

NATIONAL CITY (CANADIAN BRANCH OF NATIONAL CITY BANK),

as Canadian Syndication Agent

FIFTH THIRD BANK,

as Canadian Documentation Agent

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

Dated as of February 15, 2007,

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner in connection with the amendment and restatement contemplated hereby

and

BEAR, STEARNS & CO. INC.,

as Initial Sole Bookrunner and Initial Joint Lead Arranger

and

KEYBANK NATIONAL ASSOCIATION,

as Initial Joint Lead Arranger

and

J.P. MORGAN SECURITIES INC.,

as Amendment 1 Lead Arranger

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		2

1.1.	Defined Terms	2
1.2.	Other Definitional Provisions	~~32~~38
1.3.	Relationship with First Restated Credit Agreement	~~33~~39

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS		~~33~~40

2.1.	Term Commitments	~~33~~40
2.2.	Procedure for Term Loan Borrowing	~~34~~41
2.3.	Repayment of Term Loans	~~35~~42
2.4.	Refinancing Term Loans	45
2.5.	Extended Term Loans	46

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS		~~36~~47

3.1.	Revolving Commitments	~~36~~47
3.2.	Procedure for Revolving Loan Borrowing	~~36~~48
3.3.	Swing Line Sub Commitment	~~39~~52
3.4.	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans	~~40~~53
3.5.	Commitment Fees, etc	~~42~~57
3.6.	Reduction or Termination of Revolving Commitments	~~43~~58
3.7.	L/C Commitment	~~43~~59
3.8.	Procedure for Issuance of Letter of Credit	~~43~~60
3.9.	Fees and Other Charges	~~44~~61
3.10.	L/C Participations	~~45~~61
3.11.	Reimbursement Obligation of the Borrowers	~~46~~64
3.12.	Obligations Absolute	~~47~~66
3.13.	Letter of Credit Payments	~~47~~66
3.14.	Applications	~~47~~66
3.15.	Replacement Revolving Commitments	67

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT		~~48~~68

4.1.	Optional Prepayments	~~48~~68
4.2.	Mandatory Prepayments ~~48~~ and Revolving Commitment Reductions	68
4.3.	Conversion and Continuation Options	~~51~~73
4.4.	Limitations on Eurodollar Tranches	~~51~~73
4.5.	Interest Rates and Payment Dates	~~52~~74
4.6.	Computation of Interest and Fees	~~53~~75
4.7.	Inability ~~to~~To Determine Interest Rate	~~53~~76
4.8.	Pro Rata Treatment and Payments	~~54~~76
4.9.	Requirements of Law	~~55~~78
4.10.	Taxes	~~56~~79
4.11.	Indemnity	~~58~~81
4.12.	Change of Lending Office	~~58~~81
4.13.	Replacement of Lenders	~~59~~81
4.14.	Evidence of Debt	~~59~~81
4.15.	Illegality	~~59~~82
4.16.	Soft-Call Premium	82

-i-

SECTION 5. REPRESENTATIONS AND WARRANTIES		~~60~~83

5.1.	Financial Condition	~~60~~83
5.2.	No Change	~~60~~83
5.3.	Corporate Existence; Compliance with Law	~~60~~84
5.4.	Power; Authorization; Enforceable Obligations	~~61~~84
5.5.	No Legal Bar	~~61~~84
5.6.	Litigation	~~61~~84
5.7.	No Default	~~61~~84
5.8.	Ownership of Property; Liens	~~61~~84
5.9.	Intellectual Property	~~61~~84
5.10.	Taxes	~~61~~85
5.11.	Federal Regulations	~~62~~85
5.12.	Labor Matters	~~62~~85
5.13.	Pension and Benefit Plans	~~62~~85
5.14.	Investment Company Act; Other Regulations	~~63~~86
5.15.	Subsidiaries	~~63~~86
5.16.	Use of Proceeds	~~63~~86
5.17.	Environmental Matters	~~63~~86
5.18.	Accuracy of Information, etc	~~64~~87
5.19.	Security Documents	~~64~~87
5.20.	Solvency	~~65~~88
5.21.	Regulation H	~~65~~88
5.22.	Certain Documents	~~65~~88
5.23.	Condition of the Property	~~65~~88
5.24.	No Condemnation	~~65~~88
5.25.	Operating Permits	~~65~~88
5.26.	Adequate Utilities	~~65~~88
5.27.	Public Access	~~65~~89
5.28.	Boundaries	~~65~~89
5.29.	Assessments	~~66~~89
5.30.	Leases	~~66~~89
5.31.	Anti Terrorism Laws	~~66~~89

SECTION 6. CONDITIONS PRECEDENT		~~66~~90

6.1.	Conditions to Second Restatement Date	~~66~~90
6.2.	Conditions to Each Extension of Credit	~~69~~92

SECTION 7. AFFIRMATIVE COVENANTS		~~69~~93

7.1.	Financial Statements	~~69~~93
7.2.	Certificates; Other Information	~~70~~93
7.3.	Payment of Obligations	~~71~~94
7.4.	Maintenance of Existence; Compliance	~~71~~94
7.5.	Maintenance of Property; Insurance	~~71~~95
7.6.	Inspection of Property; Books and Records; Discussions	~~72~~95
7.7.	Notices	~~72~~95
7.8.	Environmental Laws	~~72~~96
7.9.	Interest Rate Protection	~~72~~96
7.10.	Additional Collateral, etc	~~73~~96
7.11.	Further Assurances	~~74~~98
7.12.	Clean Down	~~74~~98
7.13.	Surveys	~~75~~98
7.14.	Ground Lease	~~75~~98
7.15.	Acquisition Agreement Representations	~~75~~99

-ii-

7.16.	Tax Status	~~75~~99
7.17.	Restriction Agreement	~~76~~99

SECTION 8. NEGATIVE COVENANTS		~~76~~99

8.1.	Financial Condition Covenants	~~76~~99
8.2.	Indebtedness	~~76~~100
8.3.	Liens	~~77~~101
8.4.	Fundamental Changes	~~78~~102
8.5.	Disposition of Property	~~79~~103
8.6.	Restricted Payments	~~80~~104
8.7.	Investments	~~80~~104
8.8.	Optional Payments of Certain Debt	~~81~~105
8.9.	Transactions with Affiliates	~~81~~105
8.10.	Sales and Leasebacks	~~81~~105
8.11.	Hedge Agreements	~~81~~105
8.12.	Changes in Fiscal Periods	~~81~~106
8.13.	Negative Pledge Clauses	~~81~~106
8.14.	Clauses Restricting Subsidiary Distributions	~~82~~106
8.15.	Lines of Business	~~82~~106
8.16.	Amendments to Acquisition Documentation	~~82~~106
8.17.	Amendment to Ground Lease	~~82~~106

SECTION 9. EVENTS OF DEFAULT		~~82~~106

SECTION 10. THE AGENTS		~~85~~109

10.1.	Appointment	~~85~~109
10.2.	Delegation of Duties	~~85~~109
10.3.	Exculpatory Provisions	~~85~~109
10.4.	Reliance by Agents	~~85~~110
10.5.	Notice of Default	~~86~~110
10.6.	Non Reliance on Agents and Other Lenders	~~86~~110
10.7.	Indemnification	~~86~~111
10.8.	Agent in Its Individual Capacity	~~87~~111
10.9.	Successor Administrative Agent	~~87~~111
10.10.	Successor Canadian Administrative Agent	~~87~~112
10.11.	Agents Generally	~~88~~112
10.12.	The Lead Arrangers and Co Documentation Agents	~~88~~112
10.13.	No Reliance on Administrative Agent’s, Canadian Administrative Agent’s and Syndication Agent’s Customer Identification Program	~~88~~112
10.14.	USA Patriot Act	~~88~~112

SECTION 11. MISCELLANEOUS		~~88~~113

11.1.	Amendments and Waivers	~~88~~113
11.2.	Notices	~~90~~115
11.3.	No Waiver; Cumulative Remedies	~~91~~116
11.4.	Survival of Representations and Warranties	~~91~~116
11.5.	Payment of Expenses and Taxes	~~91~~116
11.6.	Successors and Assigns; Participations and Assignments	~~92~~116
11.7.	Adjustments; Set off	~~95~~119
11.8.	Counterparts	~~95~~120
11.9.	Severability	~~95~~120
11.10.	Integration	~~95~~120
11.11.	GOVERNING LAW	~~96~~120

-iii-

11.12.	Submission ~~To~~to Jurisdiction; Waivers	~~96~~120
11.13.	Acknowledgments	~~96~~121
11.14.	Releases of Guarantees and Liens	~~96~~121
11.15.	Confidentiality	~~97~~121
11.16.	WAIVERS OF JURY TRIAL	~~97~~122
11.17.	Delivery of Addenda	~~97~~122
11.18.	Interest Rate Limitation	~~97~~122
11.19.	Canadian Borrower	~~97~~122
11.20.	Judgment Currency	~~98~~122
11.21.	Facility Allocation Mechanism	~~98~~123
11.22.	Preservation of Priority	~~100~~125

-iv-

ANNEX:

A	Pricing Grid
B	Minimum LTM EBITDA

SCHEDULES:

1.1	Mortgaged Property
3.7	Existing Letters of Credit
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:

A-1	Form of Addendum
A-2	Form of Conversion and Repayment Notice
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of Mortgage
F	Form of Exemption Certificate
G-1	Form of U.S. Term Note
G-2	Form of Canadian Term Note
G-3	Form of U.S. Revolving Note
G-4	Form of Canadian Revolving Note
G-5	Form of U.S. Swing Line Note
G-6	Form of Canadian Swing Line Note
G-7	Form of U.S. Term B Note
G-8	Form of Canadian Term B Note
G-9	Form of Refinancing Term Note
G-10	Form of Extended Term Note
G-11	Form of Replacement Revolving Note
G-12	Form of Replacement Swing Line Note
H	Form of Closing Certificate
I-1	Form of Legal Opinion of Squire, Sanders & Dempsey L.L.P.
I-2	Form of Legal Opinion of Fasken Martineau DuMoulin LLP
I-3	Form of Legal Opinion of Squire, Sanders & Dempsey L.L.P. (California)
I-4	Form of Legal Opinion of Warner Norcross & Judd LLP (Michigan)
I-5	Form of Legal Opinion of Lindquist & Vennum, P.L.L.P. (Minnesota)
I-6	Form of Legal Opinion of Bryan Cave LLP (Missouri)
I-7	Form of Legal Opinion of Robinson, Bradshaw & Hinson, P.A. (North Carolina)
I-8	Form of Legal Opinion of Robinson, Bradshaw & Hinson, P.A. (South Carolina)
I-9	[Reserved]
I-10	Form of Legal Opinion of Fitzpatrick Lentz & Bubba, P.C. (Pennsylvania)
I-11	Form of Legal Opinion of Squire, Sanders & Dempsey L.L.P. (Virginia)
I-12	Form of Legal Opinion of McInnes Cooper (Nova Scotia)
I-13	Form of Legal Opinion of Gordon & Silver, Ltd. (Nevada)
J	Form of Borrowing Notice
K	Form of Discount Note
L	Form of Debenture (Canada)
M	Form of Security Agreement (Canada)
N	Form of Notice of Security Interest in IP (Canada)

-v-

O	Form of Canadian Guarantee Agreement
P	Form of Quarterly Distribution Certificate
Q	Form of Restatement Date Certificate
R	Form of Reaffirmation Agreement
S	Form of Lender Authorization
T	Form of First Lien Intercreditor Agreement

-vi-

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 15, 2007 (this “Agreement”), among CEDAR FAIR, L.P., a Delaware limited partnership (the “U.S. Borrower” or “Cedar Fair LP”) and 3147010 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (the “Canadian Borrower”) (collectively, the “Borrowers” and, individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. (“Bear Stearns”), as sole lead arranger and sole bookrunner in connection with the amendment and restatement contemplated by this Agreement (in such capacity, the “Lead Arranger”), BEAR STEARNS and KEYBANK NATIONAL ASSOCIATION, as initial joint lead arrangers (collectively, in such capacity, the “Initial Lead Arrangers”), BEAR STEARNS, as sole bookrunner (in such capacity, the “Initial Sole Bookrunner”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, and together with its successors, the “Syndication Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as co documentation agents (collectively, in such capacity, the “Co Documentation Agents”), GE CANADA FINANCE HOLDING COMPANY, as Canadian administrative agent (in such capacity, and together with its successors, the “Canadian Administrative Agent”), NATIONAL CITY (CANADIAN BRANCH OF NATIONAL CITY BANK), as Canadian syndication agent (in such capacity, the “Canadian Syndication Agent”), FIFTH THIRD BANK, as Canadian documentation agent (in such capacity, the “Canadian Documentation Agent”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors, the “Collateral Agent”).

WHEREAS, on June 30, 2006 (the “Original Closing Date”), the U.S. Borrower, certain of the Lenders, and Bear Stearns Corporate Lending Inc., as administrative agent, among others, entered into a Credit Agreement (the “Original Credit Agreement”), pursuant to which (a) certain of the Lenders thereunder (the “Original Revolving Lenders”) agreed to extend credit to the U.S. Borrower on a revolving credit basis, in an aggregate principal amount of up to One Hundred Fifty Million Dollars ($150,000,000) (the “Original Revolving Commitment”) and (b) certain of the Lenders thereunder (the “Original Term Lenders”) made term loans to the U.S. Borrower in an aggregate principal amount of One Billion Seven Hundred Forty Five Million Dollars ($1,745,000,000) (the “Original Term Loans”).

WHEREAS, effective as of August 30, 2006 (the “First Restatement Date”), the U.S. Borrower, the Canadian Borrower, certain of the Lenders, the Syndication Agent, the Co-Documentation Agents, the Canadian Administrative Agent, the Canadian Syndication Agent, the Canadian Documentation Agent, the Administrative Agent and the Collateral Agent, among others, amended and restated the Original Credit Agreement (such amended and restated agreement, the “First Restated Credit Agreement”), such that, among other things, (a) the U.S. Revolving Lenders (as defined below) agreed to extend to the U.S. Borrower on a revolving credit basis, in an aggregate principal amount of up to Three Hundred Ten Million Dollars ($310,000,000), (b) the Canadian Revolving Lenders (as defined below) agreed to extend to the Canadian Borrower, in U.S. Dollars or Canadian Dollars, on a revolving credit basis, in an aggregate principal amount of up to Thirty Five Million Dollars ($35,000,000), and (c) certain of the Lenders (the “Existing U.S. Term Lenders”) agreed to permit the U.S. Borrower to repay a portion of the Original Term Loans in an aggregate principal amount of Two Hundred Seventy Million Dollars ($270,000,000) and to permit the Canadian Borrower to borrow such principal amount from certain of the Lenders (the “Existing Canadian Term Lenders”), such that the aggregate principal amount of U.S. Term Loans owing by the U.S. Borrower was equal to One Billion Four Hundred Seventy Five Million Dollars ($1,475,000,000) (the “Existing U.S. Term Loans”) and the aggregate principal amount of Canadian Term Loans owing by the Canadian Borrower was equal to Two Hundred Seventy Million Dollars ($270,000,000) (the “Existing Canadian Term Loans”).

WHEREAS, the U.S. Borrower and the Canadian Borrower desire that certain of the Lenders and the other parties hereto agree to amend and restate the First Restated Credit Agreement in its entirety to: (i) establish U.S. Term Loans to be extended hereunder; (ii) establish Canadian Term Loans to be extended hereunder; and (iii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the Second Restatement Date.

WHEREAS, the Required Lenders have, on or prior to the Second Restatement Date, authorized the Administrative Agent to execute this Agreement.

WHEREAS, the Borrowers are delivering irrevocable notices to the Administrative Agent and the Canadian Administrative Agent in accordance with the terms of Section 4.1 of the First Restated Agreement stating the Borrowers’ intent to, as the case may be, optionally prepay or be deemed to have optionally prepaid in full the Existing U.S. Terms Loans and Existing Canadian Term Loans outstanding under the First Restated Agreement.

WHEREAS, (a) the U.S. Term Lenders party hereto have agreed to extend U.S. Term Loans hereunder in an amount up to their respective U.S. Term Commitments in accordance with Section 2.1, the proceeds of which shall, as the case may be, optionally prepay or be deemed to have optionally prepaid in full the Existing U.S. Term Loans on the Second Restatement Date and (b) the Canadian Term Lenders party hereto have agreed to extend Canadian Term Loans hereunder in an amount up to their respective Canadian Term Commitments in accordance with Section 2.1, the proceeds of which shall be used to refinance in full the Existing Canadian Term Loans on the Second Restatement Date.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and the First Restated Credit Agreement and that this Agreement amend and restate in its entirety the First Restated Credit Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptance Fee”: a fee payable by the Canadian Borrower with respect to the acceptance of a Bankers’ Acceptance by a Canadian Revolving Lender or Replacement Revolving Lender under any Replacement Revolving Facility of the Canadian Borrower under this Agreement, as set forth in Section 4.5(e) and as such fee is set forth in the definition of “Applicable Margin” or, with respect to any Replacement Revolving Facility, in the applicable Replacement Revolving Facility Amendment.

“Acquisition”: Cedar Fair LP’s acquisition of 100% of the outstanding Capital Stock of the Target in accordance with the terms of the Acquisition Documentation.

“Acquisition Agreement”: the Purchase Agreement, dated as of May 22, 2006, among Bombay Hook LLC, CBS Corporation and Cedar Fair LP.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Addendum”: an instrument, substantially in the form of Exhibit A-1, by which a Revolving Lender became a party to this Agreement as of the First Restatement Date, or by which a Term Lender becomes a party to this Agreement as of the Second Restatement Date.

“Additional First Lien Collateral Agent”: as defined in the First Lien Intercreditor Agreement.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Co Documentation Agents, the Lead Arranger, the Initial Lead Arrangers, the Amendment 1 Lead Arranger, the Collateral Agent, the Canadian Syndication Agent, the Canadian Documentation Agent, the Canadian Administrative Agent and the Administrative Agent, which term shall include, for purposes of Section 10 only, ~~the~~each Issuing Lender and ~~the~~each Swing Line Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Term Commitments then in effect or, if the Term Commitments have terminated, the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving ~~Commitment~~Commitments then in effect or, if the Revolving Commitments have terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, in the case of any Revolving Loans made or Letters of Credit issued in Canadian Dollars, based on the Dollar Equivalent of such Revolving Loans or Letters of Credit.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Amended and Restated Credit Agreement.

“Amendment 1”: Amendment No. 1, dated as of August 12, 2009, to this Agreement.

“Amendment 1 Effective Date”: August 12, 2009.

“Amendment 1 Lead Arranger”: J.P. Morgan Securities Inc.

“Anti Terrorism Law”: ~~means~~ the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Margin”: for each Type of Loan (other than Refinancing Term Loans, Extended Term Loans, Replacement Revolving Loans and Replacement Swing Line Loans which shall have Applicable Margins as set forth in the applicable Refinancing Term Loan Amendment, Term Loan Extension Amendment or Replacement Revolving Facility Amendment, as applicable), the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans	Canadian Prime Rate Loans	Acceptance Fee
U.S. Revolving Loan	2.50%	1.50%	N.A.	N.A.
Canadian Revolving Loans	2.50%	1.50%	1.50%	2.50%
Canadian Swing Line Loans	N.A.	1.50%	1.50%	N.A.
U.S. Term Loans	2.00%	1.00%	N.A.	N.A.
Canadian Term Loans	2.00%	1.00%	N.A.	N.A.
U.S. Term B Loans if Ratings Condition is satisfied	4.00%	3.00%	N.A.	N.A.

Canadian Term B Loans if Ratings Condition is satisfied	4.00%	3.00%	N.A.	N.A.

U.S. Term B Loans if Ratings Condition is not satisfied	4.50%	3.50%	N.A.	N.A.

Canadian Term B Loans if Ratings Condition is not satisfied	4.50%	3.50%	N.A.	N.A.

; provided, that, (i) on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the completion of two full fiscal quarters of Cedar Fair LP after the First Restatement Date, the Applicable Margin with respect to U.S. Revolving Loans, U.S. Swing Line Loans, Canadian Revolving Loans, Canadian Swing Line Loans and the Acceptance Fee will be determined pursuant to the Pricing Grid and (ii) in the event that the Applicable Margin (including, solely for purposes of this subclause (ii), upfront fees, and original issue discount based on an assumed three year life to maturity as determined by the Administrative Agent) on any Extended Term Loans under any Extended Term Facility or Refinancing Term Loans under any Refinancing Term Facility exceeds the Applicable Margins (as determined above) for the U.S. Term B Loans or the Canadian Term B Loans, the Applicable Margins set forth above for the U.S. Term B Loans and/or the Canadian Term B Loans , as applicable, shall be increased from those provided above so that the Applicable Margins (as determined above) for the U.S. Term B Loans and Canadian Term B Loans are equal to the Applicable Margins (as determined above) for such Extended Term Loans or Refinancing Term Loans. Any change in the Applicable Margins for the U.S. Term B Loans or Canadian Term B Loans based on a change in the Ratings Condition shall become effective on the first Business Day following the first public announcement by the applicable ratings agency of a change in Cedar Fair’s credit ratings that causes a change in the status of the satisfaction of the Ratings Condition.

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 11.6.

“Asset Sale”: any Disposition of (a) Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non cash proceeds) in excess of $3,000,000 or (b) any Capital Stock of any Subsidiary or series of related Dispositions of Capital Stock of any Subsidiary (in either case, whether through the sale or issuance thereof or otherwise), excluding any such Disposition permitted by clause (d) of Section 8.5, that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $3,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Canadian Revolving Commitment”: as to any Canadian Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Commitment then in effect over (b) such Lender’s Canadian Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Canadian Revolving Extensions of Credit for the purpose of determining such Lender’s Available Canadian Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Canadian Swing Line Loans then outstanding shall be deemed to be zero.

“Available Cash Flow”: for any fiscal quarter of Cedar Fair LP, the amount (which may be negative), of the following, without duplication, (a) (i) Consolidated EBITDA for such fiscal quarter plus (ii) any decrease in Consolidated Working Capital for such fiscal quarter minus (b) the sum, without duplication, of (i) taxes paid in cash during such fiscal quarter, (ii) cash interest expense and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) to the extent paid in cash during such fiscal quarter (other than in respect of closing fees and expenses paid in connection with the Facilities on or about the Second Restatement Date, the First Restatement Date and/or the Original Closing Date), (iii) the aggregate amount actually paid by Cedar Fair LP and its Subsidiaries in cash during such fiscal quarter on account of Capital Expenditures and, other than for purposes of calculating Available Cash Flow under Section 4.2(d), Permitted Acquisitions or Investments permitted under Section 8.7(k) (excluding the principal amount of Indebtedness (other than Revolving Loans and Swing Line Loans) incurred to finance such expenditures (but including repayments of any such Indebtedness made in cash during such fiscal quarter, other than any such repayments made with the proceeds of other Indebtedness) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or issuance of Capital Stock of Cedar Fair LP), (iv) the aggregate amount of all prepayments of

Revolving Loans and Swing Line Loans during such fiscal quarter to the extent accompanied by permanent reductions of the Revolving Commitments (except to the extent of any corresponding establishment of Replacement Revolving Commitments) and all optional prepayments of the Term Loans (and, other than for purposes of calculating Available Cash Flow under Section 4.2(d), prepayments of other Indebtedness permitted hereunder, unless such repayment is made from the proceeds of other Indebtedness permitted hereunder or from the proceeds of any issuance of Capital Stock of Cedar Fair LP (or other capital contribution to Cedar Fair LP) to (or by) entities other than Loan Parties if such issuance or contribution is otherwise permitted hereunder; provided that any such repayment of a revolving loan shall be deducted pursuant to this clause (b) only to the extent accompanied by a corresponding permanent reduction in the commitments applicable to such revolving loans) during such fiscal quarter, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of Cedar Fair LP and its Subsidiaries made during such fiscal quarter (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) any increase in Consolidated Working Capital for such fiscal quarter, and (vii) transaction costs and other non recurring expenses paid in cash by Cedar Fair LP and its Subsidiaries during such fiscal quarter, to the extent excluded in calculating such Consolidated EBITDA, other than in respect of fees paid and expenses incurred in connection with the Transaction.

“Available Cash Flow Application Date”: as defined in Section 4.2(d).

“Available Distributable Cash”: for any Quarterly Distribution Date, without duplication, an amount equal to, for the period commencing on the Original Closing Date and ending on the Reference Date for such Quarterly Distribution Date,

(a) the aggregate cumulative amount of (i) without duplication, all Available Cash Flow for all fiscal quarters ending during such period plus (ii) Net Cash Proceeds from the issuance of Capital Stock of Cedar Fair LP or any capital contributions to Cedar Fair LP received during such period that have not been used to fund Capital Expenditures, Permitted Acquisitions, Investments pursuant to Section 8.7(k), or to repay the Term Loans, the Revolving Loans (to the extent that the Revolving Commitments are permanently reduced by a corresponding amount), Replacement Revolving Loans (to the extent that the Replacement Revolving Commitments are permanently reduced by a corresponding amount), or any other Indebtedness (to the extent such prepayment is otherwise permitted hereunder), minus

(b) the aggregate cumulative amount of (i) any and all Restricted Payments made during such period pursuant to Section 8.6 (c), plus (ii) any and all prepayments of the Loans made or, without duplication, required to be made during such period pursuant to Section 4.2(d);

provided, Available Distributable Cash, shall be adjusted as necessary, upon the delivery of financial statements in accordance with Section 7.1(a) or (b), in order to give effect to any variation in the amounts set forth in such financial statements as compared to the corresponding amounts in any previously delivered Quarterly Distribution Certificate pursuant to Section 7.1(c).

“Available Replacement Revolving Commitment”: as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the excess, if any, of (a) such Lender’s Replacement Revolving Commitment then in effect under such Replacement Revolving Facility over (b) such Lender’s Replacement Revolving Extensions of Credit then outstanding under such Replacement Revolving Facility; provided that, in calculating any Lender’s Replacement Revolving Extensions of Credit under any Replacement Revolving Facility for the purpose of determining such Lender’s Available Replacement Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility shall be deemed to be zero.

“Available U.S. Revolving Commitment”: as to any U.S. Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s U.S. Revolving Commitment then in effect over (b) such Lender’s U.S. Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s U.S. Revolving Extensions of Credit for the purpose of determining such Lender’s Available U.S. Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of U.S. Swing Line Loans then outstanding shall be deemed to be zero.

“BA Equivalent Loan”: a Canadian Revolving Loan (or Replacement Revolving Loan to the Canadian Borrower) made by a Non BA Lender evidenced by a Discount Note.

“BA Loan”: a Canadian Revolving Loan (or Replacement Revolving Loan to the Canadian Borrower) made by way of the issuance of Bankers’ Acceptances.

“Bankers’ Acceptance” and “B/A”: each means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Lender, and includes a Discount Note.

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by KeyBank National Association as its prime rate in effect at its principal office in Cleveland, Ohio (the Prime Rate not being intended to be the lowest rate of interest charged by KeyBank National Association in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate or, with respect to Canadian Revolving Loans (or Replacement Revolving Loans to the Canadian Borrower), the U.S. Base Rate in Canada.

“Benefitted Lender”: as defined in Section 11.7(a).

“Blocked Person”: as defined in Section 5.31.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for the borrowing of Loans hereunder, a notice from the applicable Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Canadian Administrative Agent or the Administrative Agent, as applicable.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or (solely with respect to all notices and determinations in connection with, and payments of principal and interest on, Canadian Term Loans or Canadian Revolving Extensions of Credit (or Replacement Revolving Extensions of Credit to the Canadian Borrower)) Toronto, Ontario are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Canadian Administrative Agent”: as defined in the preamble hereto.

“Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by any Group Member formed in Canada that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all material life, health, dental and disability plans and arrangements in which the employees or former employees of any Group Member employed in Canada participate or are eligible to participate, in each case whether written or oral, funded or unfunded, insured or self insured, reported or unreported, but excluding all stock option or stock purchase plans.

“Canadian Borrower”: as defined in the preamble hereto; provided that, upon the amalgamation of 3147010 Nova Scotia Company and Canada’s Wonderland Company in compliance with Section 8.4(a), the “Canadian Borrower” shall be the Nova Scotia unlimited liability company resulting from such amalgamation.

“Canadian Documentation Agent”: as defined in the preamble hereto.

“Canadian Dollar” and “Cdn. $”: lawful currency of Canada.

“Canadian Facilities”: collectively, the Canadian Term Facility ~~and~~, the Canadian Revolving Facility, the Canadian Term B Facility, any Replacement Revolving Facility of the Canadian Borrower, any Extended Term Facility of the Canadian Borrower and any Refinancing Term Facility of the Canadian Borrower.

“Canadian Guarantee Agreement”: the Canadian Guarantee Agreement executed and delivered by Canada’s Wonderland Company, a Nova Scotia unlimited liability company, substantially in the form of Exhibit O.

“Canadian Guarantor”: (i) Canada’s Wonderland Company (unless and until amalgamated with 3147010 Nova Scotia Company), (ii) Cedar Fair LP, (iii) the Subsidiary Guarantors, and (iv) each other Subsidiary of Cedar Fair LP or the Canadian Borrower other than (y) any such other Subsidiary that is not a Material Subsidiary and (z) the Canadian Borrower.

“Canadian Issuing Lender”: Royal Bank of Canada, or any other Canadian Revolving Lender from time to time designated by the Canadian Borrower as the Canadian Issuing Lender with the consent of such Canadian Revolving Lender and the Canadian Administrative Agent.

“Canadian L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under the Canadian Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“Canadian L/C Participants”: with respect to any Canadian Letter of Credit, the collective reference to the Canadian Revolving Lenders other than the Canadian Issuing Lender that issued such Canadian Letter of Credit.

“Canadian L/C Sub Commitment”: Five Million Dollars ($5,000,000).

“Canadian Lenders”: each of the Canadian Revolving Lenders ~~and~~, the Canadian Term Lenders, the Canadian Term B Lenders and any Lender with a Replacement Revolving Commitment, Extended Term Loan or Refinancing Term Loan, in each case, of the Canadian Borrower, collectively.

“Canadian Letters of Credit”: as defined in Section 3.7(b).

“Canadian Loans”: each of the Canadian Revolving Loans ~~and~~, the Canadian Term Loans, the Canadian Term B Loans and any Replacement Revolving Loans, Extended Term Loans and Refinancing Term Loans, in each case, of the Canadian Borrower, collectively.

“Canadian Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Canadian Loans and Canadian Reimbursement Obligations (and Replacement Reimbursement Obligations of the Canadian Borrower) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post filing or post petition interest is allowed in such proceeding) the Canadian Loans, the Canadian Reimbursement Obligations (and Replacement Revolving Commitments of the Canadian Borrower) and all other obligations and liabilities of the Canadian Borrower to the Canadian Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Canadian Letters of Credit (or Replacement Letters of Credit issued pursuant to any Replacement Revolving Facility of the Canadian Borrower) or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lead Arrangers, to the Agents or to any Lender that are required to be paid by the Canadian Borrower pursuant hereto or thereto) or otherwise.

“Canadian Payment Office”: the office specified from time to time by the Canadian Administrative Agent as its payment office by notice to Cedar Fair LP, the Canadian Borrower and the Canadian Lenders.

“Canadian Pension Plans”: any plan, program or arrangement which is considered to be a pension plan for the purposes of any applicable pension benefits standards, or tax, statute and/or regulation in Canada or any province or territory thereof established, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Group Member, their respective employees or former employees, in each case whether written or oral, funded or unfunded, insured or self insured, reported or unreported.

“Canadian Prime Rate”: on any day the greater of:

(a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian Prime Rate”, “chartered bank prime rate” or words of similar description; and

(b) the CDOR Rate in effect from time to time plus 100 basis points per annum.

Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change becomes effective generally.

“Canadian Prime Rate Loans”: Canadian Loans which are denominated in Canadian Dollars and in respect of which the Canadian Borrower is obligated to pay interest in accordance with Section 4.5 at the Canadian Prime Rate plus the Applicable Margin.

“Canadian Property” any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, in each case as and while located in Canada, including, without limitation, the Capital Stock of any Person formed and existing under the laws of Canada or any territory, province or subdivision thereof.

“Canadian Refunded Swing Line Loans”: as defined in Section 3.4(g).

“Canadian Refunding Date”: as defined in Section 3.4(h).

“Canadian Reimbursement Obligations”: the Reimbursement Obligations owing by the Canadian Borrower pursuant to the Canadian Revolving Facility.

“Canadian Revolving Commitment”: as to any Canadian Revolving Lender, the obligation of such Lender, if any, to make Canadian Revolving Loans and participate in Canadian Swing Line Loans and Canadian Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of Canadian Revolving Commitments as of the Second Restatement Date is Thirty Five Million Dollars ($35,000,000).

“Canadian Revolving Credit Percentage”: as to any Canadian Revolving Lender at any time, the percentage which such Lender’s Canadian Revolving Commitment then constitutes of the aggregate Canadian Revolving Commitments (or, at any time after the Canadian Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Canadian Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate Canadian Revolving Extensions of Credit then outstanding).

“Canadian Revolving Extensions of Credit”: as to any Canadian Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Canadian Revolving Loans (including those made by way of BA Loans calculated at the face amount of the Bankers’ Acceptances issued in connection therewith) made by such Lender then outstanding, (b) such Lender’s Canadian Revolving Credit Percentage of the Canadian L/C Obligations then outstanding and (c) such Lender’s Canadian Revolving Credit Percentage of the Canadian Swing Line Loans then outstanding.

“Canadian Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Canadian Revolving Lender”: each Lender that has a Canadian Revolving Commitment or that is the holder of Canadian Revolving Loans, including, if applicable, institutions that, in separate capacities, serve as the Canadian Issuing Lender.

“Canadian Revolving Loans”: as defined in Section 3.1(b).

“Canadian Revolving Note”: as defined in Section 4.14(d).

“Canadian Secured Parties”: the collective reference to the Lenders under the Canadian Facilities, the Collateral Agent (in its capacity as agent for the other Canadian Secured Parties), the Canadian Administrative Agent, the Canadian Documentation Agent, the Canadian Syndication Agent, the Qualified Counterparties under Specified Agreements entered into by the Canadian Borrower or any of its Subsidiaries, the Canadian Issuing Lenders ~~and~~, any Replacement Issuing Lender under any Replacement Revolving Facility of the Canadian Borrower, the Canadian Swing Line Lender and any Replacement Swing Line Lender under any Replacement Revolving Facility of the Canadian Borrower.

“Canadian Security Documents”: collectively, (a) the Debenture (Canada), the Security Agreement (Canada), and the Notice of Security Interest in IP (Canada), in each case, between each of the Loan Parties having Canadian Property and the Collateral Agent, (b) the Canadian Guarantee Agreement, and (c) all other documents delivered to the Collateral Agent granting or perfecting a Lien on Canadian Property of any Person, including all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such Canadian Property, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on such Canadian Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Canadian Swing Line Lender”: GE Canada Finance Holding Company, and each other Lender that has a Canadian Swing Line Sub Commitment or that is a holder of Canadian Swing Line Loans; provided, that there shall be no more than one Canadian Swing Line Lender at any time.

“Canadian Swing Line Loans”: as defined in Section 3.3(c).

“Canadian Swing Line Note”: as defined in Section 4.14(d).

“Canadian Swing Line Participation Amount”: as defined in Section 3.4(h).

“Canadian Swing Line Sub Commitment”: the obligation of the Canadian Swing Line Lender to make Canadian Swing Line Loans pursuant to Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000).

“Canadian Syndication Agent”: as defined in the preamble hereto.

“Canadian Term B Credit Percentage”: as to any Canadian Term B Lender at any time, the percentage which the aggregate principal amount of such Lender’s Canadian Term B Loans then outstanding constitutes of the aggregate principal amount of Canadian Term B Loans then outstanding.

“Canadian Term B Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Canadian Term B Lender”: each Lender that is the holder of Canadian Term B Loans.

“Canadian Term B Loans”: as defined in Section 2.1(c). The aggregate amount of Canadian Term B Loans as of the Amendment 1 Effective Date is Sixty Four Million Sixty Five Thousand Nine Hundred Forty Eight Dollars ($64,065,948.00).

“Canadian Term B Note”: as defined in Section 4.14(d).

“Canadian Term Commitment”: as to any Canadian Term Lender, the obligation of such Lender, if any, to make a Canadian Term Loan in an aggregate principal amount not to exceed the amount set forth (i) under the heading “Canadian Term Commitment” opposite such Lender’s name on Schedule 1 to such Lender’s Lender Addendum, (ii) on such Lender’s Lender Authorization or (iii) in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of Canadian Term Commitments as of the Second Restatement Date is Two Hundred Sixty-Eight Million Six Hundred Fifty Thousand Dollars ($268,650,000).

“Canadian Term Credit Percentage”: as to any Canadian Term Lender at any time, the percentage which such Lender’s Canadian Term Commitment then constitutes of the aggregate Canadian Term Commitments (or, at any time after the Canadian Term Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Canadian Term Loans then outstanding constitutes of the amount of the aggregate principal amount of Canadian Term Loans then outstanding).

“Canadian Term Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Canadian Term Lender”: each Lender that has a Canadian Term Commitment or that is the holder of Canadian Term Loans.

“Canadian Term Loans”: as defined in Section ~~2.1.~~2.1(a).

“Canadian Term Note”: as defined in Section 4.14(d).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government, the Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or by a bank listed in Schedule I of the Bank Act (Canada) and having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A 1 by Standard & Poor’s Ratings Services (“S&P”) or P 1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States or Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Al by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CDOR Rate”: on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” (or, in the context of the definition of “Discount Rate”, the 1, 2, 3 or 6 month) rates applicable to Canadian Dollar Bankers’ Acceptances issued by Schedule I Lenders identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month (or, in the context of the definition of “Discount Rate”, the 1, 2, 3 or 6 month) Canadian Dollar Bankers’ Acceptances of, and as quoted by, any two of the Schedule I Lenders, chosen by the Canadian Administrative Agent in its discretion, as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I Lenders quote the aforementioned rate, the CDOR Rate shall be the arithmetic mean (rounded upward to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce.

“Cedar Fair LP”: as defined in the preamble to this Agreement.

“Charges”: as defined in Section 11.18.

“Co Documentation Agents”: as defined in the preamble to this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the sum of the Term Commitments, the Revolving Commitments and the Replacement Revolving Commitments of such Lender.

“Commitment Fee Rate”: (i) with respect to the U.S. Revolving Facility and the Canadian Revolving Facility, 0.50% per annum; provided that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of Cedar Fair LP after the First Restatement Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid and (ii) with respect to any Replacement Revolving Facility, as specified in the applicable Replacement Revolving Facility Amendment.

“Commitment Letter”: that certain Commitment Letter, dated May 22, 2006, among Cedar Fair LP, Bear Stearns Corporate Lending Inc. and Bear, Stearns & Co. Inc.

“Commonly Controlled Entity”: any entity, whether or not incorporated, that is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes either Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and Cedar Fair LP (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2006 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Cedar Fair LP and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Cedar Fair LP and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Cedar Fair LP and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts, debt extinguishment costs and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights and other equity-based compensation to the management of Cedar Fair LP, (g) fees, commissions, expenses, debt extinguishment costs and other costs incurred in connection with the Transaction and, after the Original Closing Date, transactions costs and customary fees to third parties incurred in connection with the issuance of stock or the issuance or incurrence of debt for borrowed money, (h) any other non recurring, non cash charges, non cash expenses or non cash losses of Cedar Fair LP or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), (i) other than for purposes of calculating Available Cash Flow and Available Distributable Cash, non-recurring cash restructuring charges and expenses incurred in connection with the Acquisition (including, without limitation, employee severance payments and contract and license termination payments) in an aggregate amount not to exceed $15,000,000 for all such restructuring charges, and (j) proceeds of business interruption insurance and any expenses reimbursed by third parties (in each case, only to the extent actually received in cash and only to the extent not included in calculating Consolidated Net Income), provided, however, that cash payments made in such period or in any future period in respect of such non cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or LTM EBITDA, (i) if at any time during such Reference Period Cedar Fair LP or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period Cedar Fair LP or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma (as determined in a manner reasonably acceptable to the Syndication Agent) effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Cedar Fair LP and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Cedar Fair LP or any of its Subsidiaries in excess of $5,000,000. Notwithstanding the foregoing, solely for the purposes of calculating compliance with Section 8.1, Consolidated EBITDA for the period ending on each of the following dates shall be increased by the following additional amounts: Fiscal Q3 2006, an additional amount equal to $7,500,000; Fiscal Q4 2006, an additional amount equal to $5,000,000; and Fiscal Q1 2007, an additional amount equal to $2,500,000.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period (other than fees, commissions, expenses, debt extinguishment costs and other costs incurred in connection with the Transaction), (b) income taxes paid in cash during such period, and (c) Capital Expenditures paid in cash during such period (excluding such amounts paid with Reinvestment Deferred Amounts and other amounts reimbursed by a third party that is not a Group Member to the extent received in cash and excluding Capital Expenditures constituting all or a portion of a Permitted Acquisition).

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Cedar Fair LP and its Subsidiaries for such period with respect to all outstanding Indebtedness of Cedar Fair LP and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense for each period or portion thereof during the twelve month period prior to the Original Closing Date shall be calculated on a pro forma basis after giving effect to the borrowings hereunder assuming that the interest rate applicable thereto is 7.75%.

“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Cedar Fair LP and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a)

the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Cedar Fair LP or is merged into or consolidated with Cedar Fair LP or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Cedar Fair LP) in which Cedar Fair LP or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Cedar Fair LP or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Cedar Fair LP to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (of the type described in clauses (a) through (e), inclusive, of the definition of such term) of Cedar Fair LP and its Subsidiaries at such date, other than Indebtedness for the Revolving Loans, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Canadian Term Lenders”: each lender of Canadian term loans under the First Restated Credit Agreement that has delivered a signature page or an Addendum hereto or a Lender Authorization in respect hereof indicating agreement to continue as a Canadian Term Lender under this Agreement.

“Continuing Lenders”: the Continuing Canadian Term Lenders and the Continuing U.S. Term Lenders.

“Continuing U.S. Term Lenders”: each lender of U.S. terms loans under the First Restated Credit Agreement that has delivered a signature page or an Addendum hereto or a Lender Authorization in respect hereof indicating agreement to continue as a U.S. Team Lender under this Agreement.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreements”: as defined in the Guarantee and Collateral Agreement.

“Conversion and Repayment Notice”: an instrument, substantially in the form of Exhibit A 2, by which an Original Lender confirms (a) in the case of any Original Term Lender, (i) the conversion of the principal amount specified therein of its Original Term Loans into U.S. Term Loans, (ii) the repayment of the remaining principal amount of its Original Term Loans and (iii) the principal amount of such Original Term Lender’s Canadian Term Commitment and (b) in the case of any Original Revolving Lender, (i) the conversion of the principal amount specified therein of its Original Revolving Commitment into U.S. Revolving Commitments and (ii) the principal amount of such Original Revolving Lender’s additional U.S. Revolving Commitments.

“Current Holder Group”: (i) those individuals who are officers and directors of Cedar Fair LP or the Managing General Partner on the Second Restatement Date, (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such individual, (iii) the executors and administrators of the estate of any such individual, and any court appointed guardian of any such individual, and (iv) any trust for the benefit of any such individual referred to in the foregoing clauses (i) and (ii) or any other individuals, so long as one or more members of the Current Holder Group has the exclusive right to control the voting and disposition of securities held by such trust.

“Debenture (Canada)”: the Amended and Restated Debenture executed and delivered by Canada’s Wonderland Company, substantially in the form of Exhibit L.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender with respect to which a Lender Default is in effect.

“Derived U.S. Swing Line Loan Rate” shall mean a rate per annum (i) in the case of U.S. Swing Line Loans, equal to (a) U.S. Swing Line Lender’s costs of funds as quoted to Cedar Fair LP by the U.S. Swing Line Lender and agreed to by Cedar Fair LP, plus (b) the Applicable Margin (from time to time in effect) for U.S. Revolving Loans that are Base Rate Loans and (ii) in the case of Replacement Swing Line Loans, as set forth in the applicable Replacement Revolving Facility Amendment.

“Discount Note”: a non interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit K, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”: for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date by multiplying:

(a) the face amount of the Bankers’ Acceptance by

(b) the quotient obtained by dividing:

(i) one by

(ii) the sum of one plus the product of:

(A) the Discount Rate applicable to the Bankers’ Acceptance and

(B) a fraction, the numerator of which is the number of days in the applicable Interest Period and the denominator of which is 365,

with the quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded up.

“Discount Rate”: (a) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule I Lender, the CDOR Rate for the applicable period; and (b) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule II Lender, the lesser of (i) the CDOR Rate for the applicable period plus 0.10% and (ii) the rate quoted by the Schedule II Reference Lenders.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Repayment Offer”: as defined in Section 4.2(c).

“Distribution Suspension Period”: each period (a) commencing on the first day of any fiscal quarter during which (i) financial statements are delivered pursuant to Section 7.1(a) or (b) or a Compliance Certificate is delivered pursuant to Section 7.2(b) in respect of the immediately preceding fiscal quarter demonstrating that the Consolidated Leverage Ratio of Cedar Fair LP as of the last day of such immediately preceding fiscal quarter is greater than the Maximum Consolidated Leverage Ratio for such immediately preceding fiscal quarter, (ii) Cedar Fair LP has failed to deliver financial statements as and when required pursuant to Section 7.1(a) or (b), as applicable, or a Compliance Certificate as and when required to be delivered pursuant to Section 7.2(b), or (iii) a Quarterly Distribution Certificate is delivered pursuant to Section 7.1(c) in respect of the immediately preceding fiscal quarter demonstrating that the Consolidated Leverage Ratio of Cedar Fair LP as of the last day of such immediately preceding fiscal quarter is greater than the Maximum Consolidated Leverage Ratio for such immediately preceding fiscal quarter and (b) ending on (i) in the case of any Distribution Suspension Period arising pursuant to clause (a)(i) above, the last day of the next fiscal quarter as to which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and a Compliance Certificate has been delivered pursuant to Section 7.2(b) demonstrating that the Consolidated Leverage Ratio of Cedar Fair LP as of the last day of such fiscal quarter is less than or equal to the Maximum Consolidated Leverage Ratio for such fiscal quarter, (ii) in the case of any Distribution Suspension Period arising pursuant to clause (a)(ii) above, the date that is ten (10) days after the date on which Cedar Fair shall have delivered the required financial statements and/or Compliance Certificate, as applicable (unless any such financial statements and/or Compliance Certificate demonstrates that a Distribution Suspension Period would occur under clause (a)(i) above) and (iii) in the case of any Distribution Suspension Period arising pursuant to clause (a)(iii) above by reason of a Quarterly Distribution Certificate delivered by Cedar Fair LP, the earlier to occur of (x) the day on which Cedar Fair LP delivers the financial statements and Compliance Certificate required by Sections 7.1(a) or (b), as applicable, and 7.2(b) in respect of the quarterly or annual fiscal period, as applicable, ending on the Reference Date with respect to which such Quarterly Distribution Certificate was delivered (unless any such financial statements and/or Compliance Certificate demonstrates that a Distribution Suspension Period would occur under clause (a)(i) above) and (y) the last day of the next fiscal quarter occurring thereafter as to which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and a Compliance Certificate has been delivered pursuant to Section 7.2 (b) demonstrating that the Consolidated Leverage Ratio of Cedar Fair LP as of the last day of such fiscal quarter is less than or equal to the Maximum Consolidated Leverage Ratio for such fiscal quarter.

“Dollar Equivalent”: as to any amount denominated in Canadian Dollars at any time, the equivalent amount in Dollars as determined on the basis of the Exchange Rate for the purchase of Dollars with Canadian Dollars as of the date of the calculation.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Cedar Fair LP organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all foreign, Federal, Canadian, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto and any regulations promulgated thereunder.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded to the sixth decimal point):

Eurodollar Base Rate
1.00 minus Eurocurrency Reserve Requirements (to the extent, if any, applicable to the Eurodollar Tranche in question)

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: on any day, (i) with respect to Canadian Dollars, the rate at which Dollars can be acquired on such day by the Canadian Administrative Agent in Toronto, Canada (or such other location in Canada selected by the Canadian Administrative Agent) for Canadian Dollars in accordance with its customary practice for commercial loans in Canada, and (ii) with respect to Dollars, the rate at which Canadian Dollars can be acquired on such day by the Canadian Administrative Agent in Toronto, Canada (or such other location in Canada selected by the Canadian Administrative Agent) for Dollars in accordance with its customary practice for commercial loans in Canada.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral under the U.S. ~~Collateral~~Security Documents or (b) the guaranteeing by such Subsidiary of the U.S. Borrower Credit Agreement Obligations (as defined in the Guarantee and Collateral Agreement) would, in the good faith and reasonable judgment of Cedar Fair LP, result in adverse United States tax consequences to Cedar Fair LP. For the avoidance of doubt, the Canadian Borrower and Canada’s Wonderland Company are not Excluded Foreign Subsidiaries (notwithstanding the fact that they are not Subsidiary Guarantors).

“Excluded Indebtedness”: all Indebtedness permitted under Section 8.2 (other than clause (h) thereof).

“Existing Canadian Term Commitments”: the “Canadian Term Commitments” made under (and as defined in) the First Restated Credit Agreement.

“Existing Canadian Term Lenders”: as defined in the recitals hereto.

“Existing Canadian Term Loans”: as defined in the recitals hereto.

“Existing Lenders”: ~~means~~ all Lenders under the First Restated Credit Agreement.

“Existing Letters of Credit”: ~~means~~ each letter of credit issued or deemed to have been issued under this Agreement from and after the Original Closing Date that was outstanding on the First Restatement Date. The Existing Letters of Credit are listed in Schedule 3.7.

“Existing Term Loan Facility”: as defined in Section 2.5(a).

“Existing U.S. Term Commitments”: the “U.S. Term Commitments” made under (and as defined in) the First Restated Credit Agreement.

“Existing U.S. Term Lenders”: as defined in the recitals hereto.

“Existing U.S. Term Loans”: as defined in the recitals hereto

“Extended Term Credit Percentage”: as to any Extending Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Extended Term Loans of a specified Extension Series then outstanding constitutes of the aggregate principal amount of Extended Term Loans of such Extension Series then outstanding.

“Extended Term Loans”: as defined in Section 2.5(a).

“Extending Term Lender”: as defined in Section 2.5(b).

“Extended Term Note” as defined in Section 4.14(d).

“Extension Election”: as defined in Section 2.5(b).

“Extension Request”: as defined in Section 2.5(a).

“Extension Series”: as defined in Section 2.5(a).

“Facility”: each of (a) the U.S. Term Commitments and the U.S. Term Loans made thereunder (the “U.S. Term Facility”), (b) the U.S. Revolving Commitments and the U.S. Revolving Extensions of Credit made thereunder (the “U.S. Revolving Facility”), (c) the Canadian Term Commitments and the Canadian Term Loans made thereunder (the “Canadian Term Facility”), ~~and~~ (d) the Canadian Revolving Commitments and the Canadian Revolving Extensions of Credit (the “Canadian Revolving Facility”)~~.~~, (e) the U.S. Term B Loans (the “U.S. Term B Facility”), (f) the Canadian Term B Loans (the “Canadian Term B Facility”), (g) each Series of Refinancing Term Loans (each such Series, a “Refinancing Term Facility”), (h) each Extension Series of Extended Term Loans (each such Extension Series, an “Extended Term Facility”) and (i) each Replacement Revolving Commitment Series of Replacement Revolving Commitments and the Replacement Revolving Extensions of Credit made thereunder (each such Replacement Revolving Commitment Series a “Replacement Revolving Facility”).

“FAM” ~~shall mean~~: the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Section 11.21.

“FAM Dollar Lender” ~~shall mean~~: any Lender that has made or holds no Loans in Canadian Dollars and has no Canadian Revolving Commitments or Replacement Revolving Commitments to the Canadian Borrower.

“FAM Exchange” ~~shall mean~~: the exchange of the Lender’s interests provided for in Section 11.21.

“FAM Exchange Date” ~~shall mean~~: the date on which (a) any event referred to in Section 9(f) shall occur in respect of the U.S. Borrower, the Canadian Borrower or any other Loan Party, (b) an acceleration of the maturity of the Loans pursuant to Section 9 shall occur, (c) the Collateral Agent shall have been directed to exercise remedies on a material portion of the Collateral, or (d) a payment default shall occur with respect to payments due on the final maturity date of any of the Facilities.

“FAM Percentage” ~~shall mean,~~: as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate of the Specified Obligations owed to such Lender and such Lender’s participation in the then aggregate undrawn and unexpired amount of the Letters of Credit outstanding immediately prior to giving effect to the FAM Exchange and (b) the denominator shall be the aggregate of the Specified Obligations owed to all the Lenders and the then aggregate undrawn and unexpired amount of the Letters of Credit outstanding immediately prior to giving effect to the FAM Exchange. For purposes of computing each Lender’s FAM Percentage, all Specified Obligations and the then aggregate undrawn and unexpired amount of the then outstanding Letters of Credit which are denominated in Canadian Dollars shall be translated into Dollars at the Exchange Rate in effect on the FAM Exchange Date.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Intercreditor Agreement” an agreement substantially in the form of Exhibit T, by and among the Collateral Agent, the Additional First Lien Collateral Agent and the authorized representatives from time to time party thereto with any such changes as are reasonably acceptable to the Collateral Agent.

“First Restated Credit Agreement”: as defined in the recitals hereto.

“First Restatement Date”: as defined in the recitals hereto.

“Fiscal Q1”: for any year means the first quarterly fiscal period of Cedar Fair LP during such year and ending on or about March 31 of such year.

“Fiscal Q2”: for any year means the second quarterly fiscal period of Cedar Fair LP during such year and ending on or about June 30 of such year.

“Fiscal Q3”: for any year means the third quarterly fiscal period of Cedar Fair LP during such year and ending on or about September 30 of such year.

“Fiscal Q4”: for any year means the fourth quarterly fiscal period of Cedar Fair LP during such year and ending on December 31 of such year.

“Foreign Lender”: as defined in Section 4.10(d).

“Foreign Subsidiary”: any Subsidiary of Cedar Fair LP that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness (of the type described in clauses (a) through (e), inclusive, of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from the date of its creation but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Cedar Fair LP and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Ground Lease”: ~~means~~ that certain Ground Lease between Redevelopment Agency of the City of Santa Clara and Paramount Parks, Inc. dated June 1, 1989.

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the U.S. Borrower and each Subsidiary Guarantor dated as of the Original Closing Date, as amended and restated as of the First Restatement Date.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Hedge Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Initial Extending Term Lender”: any Term Lender that has submitted an executed Initial Term Loan Extension Election with respect to all or a portion of its U.S. Term Loans and/or Canadian Term Loans in accordance with the instructions provided on the signature page to Amendment 1 prior to the deadline specified in Amendment 1.

“Initial Lead Arrangers”: as defined in the preamble hereto.

“Initial Term Loan Extension Amount”:

(i) with respect to the U.S. Term Loans of any Initial Extending Term Lender, the product obtained by multiplying (x) the principal amount of such Lender’s U.S. Term Loans subject to an Initial Term Loan Extension Election by (y) a fraction, the numerator of which is the aggregate principal amount of U.S. Term Loans and Canadian Term Loans accepted for extension by the Borrowers on the Amendment 1 Effective Date and the denominator of which is the aggregate principal amount of U.S. Term Loans and Canadian Term Loans subject to Initial Term Loan Extension Elections; and

(ii) with respect to the Canadian Term Loans of any Initial Extending Term Lender, the product obtained by multiplying (x) the principal amount of such Lender’s Canadian Term Loans subject to an Initial Term Loan Extension Election by (y) a fraction, the numerator of which is the aggregate principal amount of U.S. Term Loans and Canadian Term Loans accepted for extension by the Borrowers on the Amendment 1 Effective Date and the denominator of which is the aggregate principal amount of U.S. Term Loans and Canadian Term Loans subject to Initial Term Loan Extension Elections.

“Initial Term Loan Extension Election”: shall mean an election by a U.S. Term Lender or a Canadian Term Lender, in accordance with the procedures provided for in connection with Amendment 1, to have the Initial Term Loan Extension Amount of its U.S. Term Loans and/or Canadian Term Loans converted into U.S. Term B Loans or Canadian Term B Loans, as applicable, pursuant to Section 2.1(c).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Law”: any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction (federal, state, provincial, or otherwise), including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property and intellectual property rights, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, know how, show how, technology, and all other confidential business or technical information, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, dilution or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Canadian Prime Rate Loan, on the last day of each month while such Loan is outstanding and the final maturity date of such Loan, (e) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof (except for prepayments (or deemed prepayments) on the Second Restatement Date of Existing Canadian Term Loans or Existing U.S. Term Loans made by the Continuing Lenders) and (f) as to any Swing Line Loan, the Swing Line Loan Maturity Date.

“Interest Period”: as to any Eurodollar Loan or BA Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or BA Loan and ending (1) in the case of Eurodollar Loans, one, three or six months thereafter and (2) in the case of BA Loan, one, three or six months thereafter, subject to availability for all Canadian Revolving Lenders (or Replacement Revolving Lenders

under a particular Replacement Revolving Facility of the Canadian Borrower, as applicable), in each case as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or BA Loan and ending (1) in the case of Eurodollar Loans, one, three or six months thereafter and (2) in the case of BA Loans, one, three, or six months thereafter, subject to availability for all Canadian Revolving Lenders (or Replacement Revolving Lenders under a particular Replacement Revolving Facility of the Canadian Borrower, as applicable), in each case as selected by the applicable Borrower, by irrevocable notice to the Administrative Agent or the Canadian Administrative Agent, as applicable, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period selected in respect of a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if any Interest Period selected in respect of a BA Loan would otherwise end on a day that is not a Business Day, such Interest Period shall end on the immediately preceding Business Day;

(iii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the applicable Revolving Termination Date or ~~beyond~~ the date final payment is due on the applicable Term Loans, as the case may be;

(iv) any Interest Period in respect of a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v) the applicable Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.7.

“Issuing Lender”: any U.S. Issuing Lender ~~and~~, any Canadian Issuing Lender and any Replacement Issuing Lender.

“L/C Fee Payment Date”: with respect to any Revolving Credit Facility, the last day of each March, June, September and December and the last day of the Revolving Commitment Period for such Revolving Credit Facility.

“L/C Obligations”: the U.S. L/C Obligations, the Canadian L/C Obligations and the ~~Canadian~~Replacement L/C Obligations.

“L/C Participants”: the U.S. L/C Participants, the Canadian L/C Participants and the ~~Canadian~~Replacement L/C Participants.

“L/C Reserve Account”: as defined in Section 11.21(b).

“L/C Sub Commitment”: the U.S. L/C Sub Commitment ~~and~~, Canadian L/C Sub Commitment and each Replacement L/C Sub Commitment.

“Lead Arranger”: as defined in the preamble hereto.

“Lender Authorization”: an instrument substantially in the form of Exhibit S, by which an Existing Lender may (a) agree to be a Continuing Lender and (b) authorize the Administrative Agent to execute this Agreement on its behalf as of the Second Restatement Date.

“Lender Default”: (a) the failure (which has not been cured) of a Lender to make available its portion of any incurrence of Loans or to fund its portion of any Swing Line Loan under Section 3.4(b) or 3.4(g), or to fulfill is obligations as an L/C Participant with respect to Letters of Credit under Section 3.10, unless the conditions thereto have not been satisfied or (b) a Lender having notified the Administrative Agent or the Canadian Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1, 3.1, 3.4(b), 3.4(g), 3.4(l), 3.7 or 3.10, unless the conditions thereto have not been satisfied, in the case of either (a) or (b) as a result of the appointment of a receiver, liquidator or conservator or similar official with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Presentation”: the Lender Presentation dated January 2007 and furnished to the Lenders.

“Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: the Canadian Letters of Credit ~~and~~, the U.S. Letters of Credit and the Replacement Letters of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications, the Reaffirmation Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“LTM CAPEX”: for any Quarterly Distribution Date, the aggregate amount paid by Cedar Fair LP and its Subsidiaries on account of Capital Expenditures during the twelve (12) month period ending on the Reference Date for such Quarterly Distribution Date.

“LTM EBITDA”: for any Quarterly Distribution Date, Consolidated EBITDA for the twelve (12) month period ending on the Reference Date for such Quarterly Distribution Date.

“Majority Facility Lenders”: with respect to any Facility, the Non Defaulting Lenders holding more than 50% of the aggregate unpaid principal amount of the Canadian Term Loans, the ~~U.S. Term Loans, the Canadian~~Canadian Term B Loans, the U.S. Term Loans, the U.S. Term B Loans, the Refinancing Term Loans of a specified Series, the Extended Term Loans of a specified Extension Series, the Canadian Revolving Extensions of Credit, the U.S. Revolving Extensions of Credit, or the ~~U.S.~~Replacement Revolving Extensions of Credit under a specified Replacement Revolving Facility, as the case may be, outstanding under such Facility (or, in the case of the Canadian Revolving ~~Credit~~Facility, the U.S. Revolving Facility or ~~the U.S.~~a specified Replacement Revolving Facility, prior to any termination of, respectively, the Canadian Revolving Commitments ~~or~~, the U.S. Revolving Commitments or the Replacement Revolving Commitments under such Replacement Revolving Facility, the Non - Defaulting Lenders holding more than 50% of, respectively, the Canadian Revolving Commitments ~~or~~, the U.S. Revolving Commitments or the Replacement Revolving Commitments under such Replacement Revolving Facility).

“Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between the U.S. Borrower and any present or former officer or employee of any Group Member.

“Managing General Partner”: Cedar Fair Management Inc., an Ohio corporation, together with its successors and assigns.

“Material Adverse Effect”: a material adverse effect on (a) the Transaction, (b) the business, assets, property, financial condition or results of operations of Cedar Fair LP and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Collateral Agent’s Liens upon the Collateral.

“Material Subsidiary”: at any time, any Subsidiary of Cedar Fair LP (i) that has assets at such time comprising two percent (2%) or more of the consolidated assets of Cedar Fair LP, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year) represent two percent (2%) or more of the Consolidated EBITDA for such fiscal year; provided, however, that notwithstanding the foregoing, the term “Material Subsidiary” shall (a) include, without limitation, the Canadian Borrower, Magnum Management Corporation, an Ohio corporation, Cedar Point of Michigan, Inc., a Michigan corporation, Michigan’s Adventure, Inc., a Michigan corporation, Cedar Point, Inc., an Ohio corporation, Paramount Parks Inc., a Delaware corporation, Kings Island Company, a Delaware corporation, Western Row Properties, Inc., an Ohio corporation, Paramount Parks Experience Inc., a Nevada corporation, Canada’s Wonderland Company, a Nova Scotia unlimited liability company, Knotts Berry Farm, a California general partnership, Cedar Fair, an Ohio general partnership, and Boeckling, L.P., an Ohio limited partnership.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Maximum Consolidated Leverage Ratio”: for any fiscal quarter shall be the ratio specified below for such fiscal quarter:

~~Fiscal Quarters Ending During the Period From~~FISCAL QUARTERS ENDING DURING THE PERIOD FROM:	~~Maximum Consolidated Leverage Ratio~~MAXIMUM CONSOLIDATED LEVERAGE RATIO
Original Closing Date through Fiscal Q3 2007	6.25 to 1.00
December 31, 2007 through Fiscal Q3 2008	5.50 to 1.00
December 31, 2008 through Fiscal Q3 2009	5.25 to 1.00
December 31, 2009 through Fiscal Q3 2010	4.75 to 1.00
Thereafter	4.50 to 1.00

; provided that in the event that Cedar Fair LP consummates an offering of its Capital Stock yielding Net Cash Proceeds to Cedar Fair LP of at least $200,000,000 on or prior to the last day of Fiscal Q3 2007, the “Maximum Consolidated Leverage Ratio” shall be 5.65 to 1.00 for each fiscal quarter ending during the period from the date of receipt of such proceeds through the last day of Fiscal Q3 2007.

“Maximum Rate”: as defined in Section 11.18.

“Minimum LTM EBITDA minus LTM CAPEX”: for any Quarterly Distribution Date occurring in May and August of each year, the amount set forth in Annex B for such Quarterly Distribution Date.

“Mortgage Modifications”: as defined in Section 6.1(h).

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Collateral Agent for the benefit of the U.S. Secured Parties and/or the Canadian Secured Parties, as the case may be, shall be granted a Lien pursuant to the Mortgages and any other real property in respect of which a Mortgage is provided after the Original Closing Date.

“Mortgages”: each of the mortgages, charges, debentures and deeds of trust, in each case, to the extent, if any, amended by the applicable Mortgage Modifications, made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the U.S. Secured Parties and/or the Canadian Secured Parties, as the case may be, substantially in the form of Exhibit E or Exhibit L, as the case may be, (with such changes thereto, by way of amendment, amendment and restatement, or otherwise, as shall be advisable under the law of the jurisdiction in which such mortgage, charge, debenture or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, brokers’ commissions, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

“Non BA Lender”: a Canadian Revolving Lender (or Replacement Revolving Lender under any Replacement Revolving Facility of the Canadian Borrower) that cannot or does not as a matter of policy accept Bankers’ Acceptances.

“Non Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non Excluded Taxes”: as defined in Section 4.10(a).

“Non Foreign Lender”: as defined in Section 4.10(e).

“Non-Renewal Canadian Term Loan”: as defined in Section 2.2(c).

“Non-Renewal U.S. Term Loan”: as defined in Section 2.2(c).

“Note”: as defined in Section ~~4.14.~~4.14(d).

“Notice of Security Interest in IP (Canada)”: the Notice of Security Interest in IP executed and delivered by the Canadian Borrower and each Canadian Guarantor, substantially in the form of Exhibit N.

“Obligations”: without duplication, the Canadian Obligations and the U.S. Obligations.

“Original Closing Date”: as defined in the recitals hereto.

“Original Credit Agreement”: as defined in the recitals hereto.

“Original Lenders”: the Original Term Lenders and the Original Revolving Lenders.

“Original Revolving Commitment”: as defined in the recitals hereto.

“Original Revolving Lenders”: as defined in the recitals hereto.

“Original Term Lenders”: as defined in the recitals hereto.

“Original Term Loan”: as defined in the recitals hereto.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(c).

“Payment Amount”: as defined in Section 3.11.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to Cedar Fair LP and the U.S. Lenders, in the case of the U.S. Facilities, and the office specified from time to time by the Canadian Administrative Agent as its payment office by notice to Cedar Fair LP and the Canadian Lenders, in the case of the Canadian Facilities.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: the acquisition by Cedar Fair LP or any other Loan Party of all or substantially all of the assets of a Person or line of business of a Person, or more than 50% of the Capital Stock of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business consistent with the requirements of Section 8.15; (ii) the consideration paid in connection with all such acquisitions (including all transaction costs and all Indebtedness incurred or assumed in connection therewith) during the term of this Agreement shall not exceed $200,000,000 in the aggregate (plus the Net Cash Proceeds of the issuance or sale of Capital Stock of Cedar Fair LP or, without duplication, a capital contribution to Cedar Fair LP, received during such period but only to the extent that such Net Cash Proceeds are not required to prepay Term Loans or Revolving Loans pursuant to Section 4.2(a)); (iii) (A) Cedar Fair LP shall have provided the Administrative Agent and the Lenders, at least five days prior to any such Permitted Acquisition, historical financial statements of the Acquired Entity and pro forma consolidated financial statements of Cedar Fair LP accompanied by an officer’s certificate of Cedar Fair LP demonstrating compliance with the covenants set forth in Section 8.1, as of the most recently completed period ending prior to such acquisition for which the financial statements required by Section 7.1(a) and (b) were required to be delivered, after giving pro forma effect to such acquisition and to any other event occurring during or after such period and (B) after giving pro forma effect to such acquisition and all Indebtedness assumed, incurred or repaid in connection therewith, the Consolidated Leverage Ratio on the date of such acquisition (based on Consolidated EBITDA determined on a pro forma basis, as set forth in the definition of Consolidated EBITDA, as of the most recently ended fiscal quarter for Cedar Fair LP for which financial statements have been delivered) shall be at least 0.25 to 1.0 lower than the Maximum Consolidated Leverage Ratio for such fiscal quarter; (iv) after giving effect to such acquisition, there shall be at least $50,000,000 of unused and available Revolving Commitments; (v) at the time of such acquisition both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (vi) Cedar Fair LP shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.10 and 7.11 and the Security Documents.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which either Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding, for greater certainty, Canadian Benefit Plans and Canadian Pension Plans.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: collectively, any U.S. Property, any Canadian Property and any other right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: (a) with respect to the ISDA Master Agreement, together with the related schedules and confirmations, entered into between KeyBank National Association and the U.S. Borrower on June 23, 2006, KeyBank National Association, and (b) with respect to any other Specified Agreement, any counterparty thereto that, at the time such Specified Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Agreement at the time such Specified Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Qualifying Canadian Lender”: as defined in Section 4.10(h).

“Qualifying Senior Secured Debt”: any senior secured Indebtedness of Cedar Fair LP or any Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans outstanding on the date on which such Indebtedness is incurred (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and which is subject to either (i) the terms of the First Lien Intercreditor Agreement as “Additional First Lien Obligations” or (ii) the terms of the Second Lien Intercreditor Agreement as second lien obligations and, in each case, the terms and conditions of which are otherwise reasonably satisfactory to the Administrative Agent and the Syndication Agent.

“Qualifying Senior Unsecured Debt”: any senior unsecured Indebtedness of Cedar Fair LP or any Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans outstanding on the date on which such Indebtedness is incurred (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which are otherwise reasonably satisfactory to the Administrative Agent and the Syndication Agent.

“Quarterly Distribution Certificate” a certificate duly executed by a Responsible Officer substantially in the form of Exhibit P.

“Quarterly Distribution Date”: Each February 15, May 15, August 15 and November 15 of each fiscal year of Cedar Fair LP (or, if determined by Cedar Fair LP, from time to time, (a) in the case of any such February 15, a day that is not earlier than February 5 of such year or later than March 15 of such year and (b) in the case of any such May 15, August 15 or November 15, a day that is not more than ten (10) days immediately before or immediately after any such date); provided that, in any such case, (i) Cedar Fair LP shall have delivered, not less than ten (10) days prior to such Quarterly Distribution Date, a Quarterly Distribution Certificate for the fiscal quarter or fiscal year immediately preceding such date (and a Quarterly Distribution Date shall not occur in respect of any given date in the absence of such timely delivery) and (ii) if a Distribution Suspension Period shall have arisen pursuant to clause (a)(ii) of the definition thereof any such date may be extended (such extension not to exceed thirty (30) days from the date on which the applicable financial statements or Compliance Certificate were due) to the date on which such Distribution Suspension Period ends pursuant to clause (b)(ii) of such definition by reason of the delivery of the applicable financial statements and/or Compliance Certificate.

“Ratings Condition”: shall be deemed to be satisfied on any day if and only if either (i) Cedar Fair’s corporate rating from Moody’s is better than B2 on such day or (ii) Cedar Fair’s issuer credit rating from S&P is better than “B” on such day. If the rating system of S&P or Moody’s shall change, or if S&P or Moody’s shall cease to be in the business of rating corporate credit, Cedar Fair and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from S&P or Moody’s and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Reaffirmation Agreement”: each Reaffirmation Agreement to be executed by the Borrowers and the other Loan Parties, substantially in the form of Exhibit R.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Date”: (a) for each Quarterly Distribution Date occurring on or about February 15 (which, as set forth in the definition of Quarterly Distribution Date, may be as late as March 15) in any fiscal year of Cedar Fair LP, the last day of Fiscal Q4 for the immediately preceding fiscal year; (b) for each Quarterly Distribution Date occurring on or about May 15 in any fiscal year of Cedar Fair LP, the last day of Fiscal Q1 for such fiscal year; (c) for each Quarterly Distribution Date occurring on or about August 15 in any fiscal year of Cedar Fair LP, the last day of Fiscal Q2 for such fiscal year; and (d) for each Quarterly Distribution Date occurring on or about November 15 in any fiscal year of Cedar Fair LP, the last day of Fiscal Q3 for such fiscal year.

“Refinanced Indebtedness”: the Existing U.S. Term Loans and the Existing Canadian Term Loans.

“Refinancing”: the repayment in full or deemed repayment in full, as the case may be, with the proceeds of the U.S. Term Loans and the Canadian Term Loans, of the Refinanced Indebtedness.

“Refinancing Effective Date”: as defined in Section 2.4.(a)

“Refinancing Term Credit Percentage”: as to any Refinancing Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Refinancing Term Loans of a specified Series then outstanding constitutes of the aggregate principal amount of Refinancing Term Loans of such Series then outstanding.

“Refinancing Term Lender”: as defined in Section 2.4(b).

“Refinancing Term Loan Amendment”: as defined in Section 2.4(c).

“Refinancing Term Loans”: as defined in Section 2.4(a).

“Refinancing Term Note”: as defined in Section 4.14(d).

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or the Revolving Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which Cedar Fair LP has delivered a Reinvestment Notice; provided that no Reinvestment Notice may be delivered in respect of an Asset Sale made in reliance on Section 8.5(g).

“Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered to the Syndication Agent stating that no Event of Default has occurred and is continuing and that Cedar Fair LP (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than an Asset Sale made in reliance on Section 8.5(g)) or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in Cedar Fair LP’s or its Subsidiaries’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after the receipt by Cedar Fair LP (directly or indirectly through a Subsidiary) of proceeds relating to such Reinvestment Event (or the 180th day after the last day of such 180 period if the acquisition or repair of the applicable fixed or capital assets is a project authorized by the board of directors of Cedar Fair LP prior to such date and Cedar Fair LP or any of its Subsidiaries has entered into a contract to complete such project) and (b) the date on which Cedar Fair LP shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in Cedar Fair LP’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Remaining Canadian Term B Loan Ratio”: at any time, a fraction (i) the numerator of which is the excess, if any, of (x) the principal amount of Canadian Term B Loans outstanding immediately following the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date over (y) the aggregate principal amount, as of the Amendment 1 Effective Date outstanding immediately following the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date that are subsequently converted into Extended Term Loans pursuant to Section 2.5 and (ii) the denominator of which is the principal amount of Canadian Term Loans outstanding immediately prior to the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date.

“Remaining Canadian Term Loan Ratio”: at any time, a fraction (i) the numerator of which is the excess, if any, of (x) the principal amount of Canadian Term Loans outstanding immediately following the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date over (y) the aggregate principal amount, as of the Amendment 1 Effective Date of Canadian Term Loans outstanding immediately following the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date that are subsequently converted into Extended Term Loans pursuant to Section 2.5 and (ii) the denominator of which is the principal amount of Canadian Term Loans outstanding immediately prior to the conversion of Canadian Term Loans to Canadian Term B Loans on the Amendment 1 Effective Date.

“Remaining U.S. Term B Loan Ratio”: at any time, a fraction (i) the numerator of which is the excess, if any, of (x) the principal amount of U.S. Term B Loans outstanding immediately following the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date over (y) the aggregate principal amount, as of the Amendment 1 Effective Date, of U.S. Term B Loans outstanding immediately following the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date that are subsequently converted into Extended Term Loans pursuant to Section 2.5 and (ii) the denominator of which is the principal amount of U.S. Term Loans outstanding immediately prior to the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date.

“Remaining U.S. Term Loan Ratio”: at any time, a fraction (i) the numerator of which is the excess, if any, of (x) the principal amount of U.S. Term Loans outstanding immediately following the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date over (y) the aggregate principal amount, as of the Amendment 1 Effective Date, of U.S. Term Loans outstanding immediately following the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date that are subsequently converted into Extended Term Loans pursuant to Section 2.5 and (ii) the denominator of which is the principal amount of U.S. Term Loans outstanding immediately prior to the conversion of U.S. Term Loans to U.S. Term B Loans on the Amendment 1 Effective Date.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Issuing Lender”: with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the applicable Borrower as the Replacement Issuing Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations”: at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed pursuant to Section 3.11.

“Replacement L/C Participants”: with respect to any Replacement Letter of Credit under any Replacement Revolving Facility, the collective reference to the Replacement Revolving Lenders under such Replacement Revolving Facility other than the Replacement Issuing Lender that issued such Replacement Letter of Credit.

“Replacement Letters of Credit”: as defined in Section 3.7(c).

“Replacement Refunded Swing Line Loans”: as defined in Section 3.4(l).

“Replacement Refunding Date”: as defined in Section 3.4(m).

“Replacement Reimbursement Obligations”: with respect to any Replacement Revolving Facility, the Reimbursement Obligations owing by the applicable Borrower under such Replacement Revolving Facility.

“Replacement Revolving Commitment Series”: as defined in Section 3.15(b).

“Replacement Revolving Commitments”: as defined in Section 3.15(a).

“Replacement Revolving Credit Percentage” as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit”: as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Replacement Revolving Facility Amendment”: as defined in Section 3.15(c).

“Replacement Revolving Facility Effective Date”: as defined in Section 3.15(a).

“Replacement Revolving Lender”: as defined in Section 3.15(b).

“Replacement Revolving Note”: as defined in Section 4.14(d).

“Replacement Revolving Loans”: as defined in Section 3.15(a).

“Replacement Swing Line Loans”: as defined in Section 3.3(e).

“Replacement Swing Line Note”: as defined in Section 4.14(d).

“Replacement Swing Line Participation Amount”: as defined in Section 3.4(m).

“Replacement Swing Line Sub Commitment”: with respect to any Replacement Revolving Facility, the obligation, if any, of the Replacement Swing Line Lender to make Replacement Swing Line Loans pursuant to Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in the Replacement Revolving Facility Amendment establishing such Replacement Revolving Facility (but, in any event, an amount not greater than the amount of Replacement Revolving Facility Commitments under such Replacement Revolving Facility).

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the Non Defaulting Lenders holding more than 50% of the sum of (a) the aggregate Term Commitments then in effect or, if the Term Commitments have been fully utilized or terminated, the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate Revolving Extensions of Credit then outstanding; provided that in the case of any Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination for purposes of this definition.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of Cedar Fair LP, but in any event, with respect to financial matters, the chief financial officer of Cedar Fair LP.

“Restatement Certificate”: a certificate, duly executed by a U.S. Term Lender or Canadian Term Lender, as applicable, substantially, in the form of Exhibit Q.

“Restricted Payments”: as defined in Section 8.6.

“Restriction Agreement”: ~~means~~ that certain Declaration of Restrictions and Covenants dated as of August 15, 1989 and recorded in volume 1083, page 696, in Portage County, Ohio.

“Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for Bankers’ Acceptances accepted by leading Canadian banks.

“Revolving Commitment Period”: (i) in the case of the U.S. Revolving Commitments and Canadian Revolving Commitments, the period from and including the First Restatement Date to the Revolving Termination Date~~.~~ for the U.S. Revolving Facility and the Canadian Revolving Facility and (ii) in the case of any Replacement Revolving Commitments under any Replacement Revolving Facility, the period from and including the Replacement Revolving Facility Effective Date for such Replacement Revolving Facility to the Revolving Termination Date for such Replacement Revolving Facility.

“Revolving Commitments”: collectively, the U.S. Revolving Commitment ~~and~~, the Canadian Revolving Commitment and the Replacement Revolving Commitments.

“Revolving Credit Facilities”: collectively, the U.S. Revolving Facility ~~and~~, the Canadian Revolving Facility and each Replacement Revolving Facility.

“Revolving Extensions of Credit”: at any time, the aggregate U.S. Revolving Extensions of Credit ~~and~~, Canadian Revolving Extensions of Credit and Replacement Revolving Extensions of Credit outstanding at such time.

“Revolving Lender”: each U.S. Revolving Lender ~~and each~~, Canadian Revolving Lender and Replacement Revolving Lender.

“Revolving Loans”: collectively, the U.S. Revolving Loans, the Canadian Revolving Loans and the ~~Canadian~~Replacement Revolving Loans.

“Revolving Percentage”: as to any U.S. Revolving Lender at any time, such Lender’s U.S. Revolving Credit Percentage, as to any Canadian Revolving Lender at any time, such Lender’s Canadian Revolving Credit Percentage and as to any ~~Canadian~~Replacement Revolving Lender at any time under any Replacement Revolving Facility, such Lender’s ~~Canadian~~Replacement Revolving Credit Percentage under such Replacement Revolving Facility.

“Revolving Termination Date”: ~~August 30, 2011.~~(i) with respect to the U.S. Revolving Commitments and Canadian Revolving Commitments, August 30, 2011 and (ii) with respect to the Replacement Revolving Commitments under any Replacement Revolving Facility, the date specified in the applicable Replacement Revolving Facility Amendment.

“Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).

“Schedule II Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II Reference Lenders”: National City (Canadian Branch of National City Bank) and Fifth Third Bank.

“Seasonal Adjusted Distribution Cap”: as of each applicable Quarterly Distribution Date occurring on or about May 15 or August 15 in any fiscal year of Cedar Fair LP, an amount in Dollars equal to the Seasonal Distribution Rate multiplied by the aggregate number of Units (as defined in the Cedar Fair LP Partnership Agreement and as determined in accordance with Sections 4.2 and 4.3 thereof) issued and outstanding as of such Quarterly Distribution Date.

“Seasonal Distribution Rate”: for any year, the amount specified below for such year.

~~Year~~YEAR	~~Seasonal Distribution Rate~~ SEASONAL DISTRIBUTION RATE
2006	0.47
2007	0.48
2008	0.49
2009	0.50
2010	0.51
2011	0.52
2012	0.53

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Collateral Agent”: the collateral agent identified in the Second Lien Intercreditor Agreement.

“Second Lien Intercreditor Agreement”: an agreement, by and among the Collateral Agent, the Additional First Lien Collateral Agent, if any, the Second Lien Collateral Agent and the authorized representatives from time to time party thereto, in form and substance customary and reasonably satisfactory to the Collateral Agent and in any case, on terms no less favorable to the Lenders than the First Lien Intercreditor Agreement.

“Second Restatement Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived.

“Secured Parties”: the U.S. Secured Parties and the Canadian Secured Parties.

“Security Agreement (Canada)”: the Amended and Restated Security Agreement executed and delivered by the Canadian Borrower and each Canadian Guarantor, substantially in the form of Exhibit M.

“Security Documents”: the collective reference to the U.S. Security Documents, the Canadian Security Documents, the Mortgages, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under the Loan Documents (including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document), any such document, agreement or instrument is amended, supplemented, replaced or otherwise modified from time to time.

“Seller”: Bombay Hook LLC.

“Series”: as defined in Section 2.4(b).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sole Bookrunner”: as defined in the preamble to this Agreement.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Agreement”: as defined in the Guarantee and Collateral Agreement.

“Specified Hedge Agreement”: (a) the ISDA Master Agreement, together with the related schedules and confirmations, entered into between KeyBank National Association and the U.S. Borrower on June 23, 2006, and (b) any Hedge Agreement (i) entered into after the Original Closing Date by (A) any Loan Party and (B) any Qualified Counterparty, as counterparty and (ii) that has been designated by such Qualified Counterparty and any Loan Party, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

“Specified Obligations”: the Obligations consisting of (a) the principal of and interest on Loans and (b) ~~reimbursement obligations~~Reimbursement Obligations in respect of Letters of Credit.

“Statutory Prior Claims”: claims for vacation pay, worker’s compensation, unemployment insurance, pension plan contributions, employee or non resident withholding tax source deductions, unremitted goods and services or sales taxes, realty taxes (including utility charges which are collectible like realty taxes), customs duties or similar statutory obligations secured by a Lien on any Group Member’s assets.

“Subordinated Debt”: any unsecured Indebtedness of Cedar Fair LP, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which (including subordination provisions consistent with those prevailing in debt capital markets of the United States) are otherwise satisfactory to the Administrative Agent and the Syndication Agent.

“Subordinated Debt Indenture”: the indenture pursuant to which any Subordinated Debt is issued.

“Subordinated Intercompany Note”: as defined in the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Cedar Fair LP.

“Subsidiary Guarantor”: each Subsidiary of Cedar Fair LP, other than the Canadian Borrower, Canada’s Wonderland Company, any Excluded Foreign Subsidiary and any Subsidiary that is not a Material Subsidiary (provided that the aggregate assets of all such Subsidiaries that are not Material Subsidiaries and are not Subsidiary Guarantors shall not exceed ten percent (10%) of the consolidated assets of Cedar Fair LP and shall not represent more than ten percent (10%) of Consolidated EBITDA in any fiscal year).

“Swing Line Lender”: each of the U.S. Swing Line Lender ~~and~~, the Canadian Swing Line Lender and each Replacement Swing Line Lender.

“Swing Line Loan Maturity Date”: ~~shall mean,~~ with respect to any Swing Line Loan, the earlier of (a) the date that is agreed to by the applicable Swing Line Lender and the applicable Borrower with respect to such Swing Line Loan, but in no event later than fifteen (15) days after the date such Swing Line Loan is made, and (b) the Revolving Termination Date for the applicable Revolving Facility.

“Swing Line Loans”: collectively, the U.S. Swing Line Loans ~~and~~, the Canadian Swing Line Loans and the Replacement Swing Line Loans.

“Swing Line Sub Commitment”: (i) as to any U.S. Swing Line Lender, its U.S. Swing Line Sub Commitment, ~~and~~(ii) as to any Canadian Swing Line Lender, its Canadian Swing Line Sub Commitment and (iii) as to any Replacement Swing Line Lender~~, its Canadian~~ under any Replacement Revolving Facility, its Replacement Swing Line Sub Commitment under such Replacement Revolving Facility.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Target”: Paramount Parks Inc., a Delaware corporation.

“Taxes”: as defined in Section 4.10(a).

“Term Commitments”: collectively, the U.S. Term Commitments and the Canadian Term Commitments.

“Term Lender”: each U.S. Term Lender ~~and each Canadian~~, each U.S. Term B Lender, each Canadian Term Lender, each Canadian Term B Lender, each Refinancing Term Lender and each Extending Term Lender.

“Term Loan Extension Amendment”: as defined in Section 2.5(c).

“Term Loans”: collectively, each U.S. Term Loan ~~and each Canadian~~, each Canadian Term Loan, each U.S. Term B Loan, each Canadian Term B Loan, each Extended Term Loan and each Refinancing Term Loan.

“Title Endorsements”: as defined in Section 6.1(h)(ii).

“Transaction”: collectively, the Acquisition, the termination of the Existing Credit Agreement and the Existing Note Agreements (as both such terms were defined in the Original Credit Agreement) and the payment of all Indebtedness thereunder, and the transactions contemplated by the Original Credit Agreement and this Agreement.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan, a Canadian Prime Rate Loan, a BA Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Base Rate in Canada”: at any time, the greater of (i) the average rate of interest per annum (rounded upward to the nearest basis point) equal to the rate at which the principal office of any two of the Schedule I Lenders chosen by the Canadian Administrative Agent in its discretion, as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day in Toronto, Ontario, announces from time to time as the reference rate of interest for demand commercial loans in Dollars to its Canadian borrowers, adjusted automatically with each change in such rate without the necessity of any notice to any Loan Party or any other Person, and (ii) the Federal Funds Effective Rate (converted to a rate based on a 365-day period), in effect from time to time, plus 0.50% per annum. If the Canadian Administrative Agent is unable to determine the applicable rate, the US Base Rate in Canada will be, at any time, the greater of (i) the prime rate per annum most recently reported in the “Money Rate” column of the Wall Street Journal, adjusted automatically with each change in such rate without the necessity of any notice to any Loan Party or any other Person, and (ii) the Federal Funds Effective Rate (converted to a rate based on a 365 day period), in effect from time to time, plus 0.50% per annum. Any change in the U.S. Base Rate in Canada shall be effective as of the opening of business on the day the change becomes effective generally.

“U.S. Borrower”: as defined in the preamble hereto.

“U.S. Facilities”: collectively, the U.S. Term Facility ~~and the U.S. Revolving Facility~~, the U.S. Revolving Facility, the U.S. Term B Facility, any Replacement Revolving Facility of the U.S. Borrower, any Extended Term Facility of the U.S. Borrower and any Refinancing Term Facility of the U.S. Borrower.

“U.S. Issuing Lender”: KeyBank National Association, or any other U.S. Revolving Lender from time to time designated by Cedar Fair LP as the U.S. Issuing Lender with the consent of such U.S. Revolving Lender and the Administrative Agent.

“U.S. L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding U.S. Letters of Credit and (b) the aggregate amount of drawings under the U.S. Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“U.S. L/C Participants”: with respect to any U.S. Letter of Credit, the collective reference to the U.S. Revolving Lenders other than the U.S. Issuing Lender that issued such U.S. Letter of Credit.

“U.S. L/C Sub Commitment”: $30,000,000.

“U.S. Lenders”: each of the U.S. Revolving Lenders ~~and~~, the U.S. Term Lenders, the U.S. Term B Lenders and any Lender with a Replacement Revolving Commitment, Extended Term Loan or Refinancing Term Loan, in each case, of the U.S. Borrower, collectively.

“U.S. Letters of Credit”: as defined in Section 3.7(a).

“U.S. Loans”: each of the U.S. Revolving Loans ~~and~~, the U.S. Term Loans, U.S. Term B Loans and any Replacement Revolving Loans, Extended Term Loans or Refinancing Term Loans, in each case, of the U.S. Borrower, collectively.

“U.S. Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the U.S. Loans and U.S. Reimbursement Obligations (and Replacement Reimbursement Obligations pursuant to any Replacement Revolving Facility of the U.S. Borrower) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the U.S. Borrower, whether or not a claim for post filing or post petition interest is allowed in such proceeding) the U.S. Loans, the U.S. Reimbursement Obligations (and Replacement Reimbursement Obligations pursuant to any Replacement Revolving Facility of the U.S. Borrower) and all other obligations and liabilities of the U.S. Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the U.S. Letters of Credit (or Replacement Letters of Credit issued pursuant to any Replacement Revolving Facility of the U.S. Borrower) or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the U.S. Borrower pursuant hereto or thereto) or otherwise.

“U.S. Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, in each case as and while located in the United States, including, without limitation, the Capital Stock of any Person formed and existing under the laws of the United States or any State or subdivision thereof.

“U.S. Refunded Swing Line Loans”: as defined in Section 3.4(b).

“U.S. Refunding Date”: as defined in Section 3.4(c).

“U.S. Reimbursement Obligations”: the Reimbursement Obligations owing by the U.S. Borrower.

“U.S. Revolving Commitment”: as to any U.S. Revolving Lender, the obligation of such Lender, if any, to make U.S. Revolving Loans and participate in U.S. Swing Line Loans and U.S. Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “U.S. Revolving Commitment” under such Lender’s name on (i) on Schedule 1 to such Lender’s Addendum, (ii) in such Lender’s Conversion and Repayment Notice, or (iii) as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of U.S. Revolving Commitments as of the Second Restatement Date is Three Hundred Ten Million Dollars ($310,000,000).

“U.S. Revolving Credit Percentage”: as to any U.S. Revolving Lender at any time, the percentage which such Lender’s U.S. Revolving Commitment then constitutes of the aggregate U.S. Revolving Commitments (or, at any time after the U.S. Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s U.S. Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate U.S. Revolving Extensions of Credit then outstanding).

“U.S. Revolving Extensions of Credit”: as to any U.S. Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all U.S. Revolving Loans made by such Lender then outstanding, (b) such Lender’s U.S. Revolving Credit Percentage of the U.S. L/C Obligations then outstanding and (c) such Lender’s U.S. Revolving Credit Percentage of the U.S. Swing Line Loans then outstanding.

“U.S. Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

“U.S. Revolving Lender”: each Lender that has a U.S. Revolving Commitment or that is the holder of U.S. Revolving Loans, including institutions that, in separate capacities, serve as the U.S. Issuing Lender.

“U.S. Revolving Loans”: as defined in Section 3.1(a).

“U.S. Revolving Note”: as defined in Section 4.14.

“U.S. Secured Parties”: the collective reference to the Lenders under the U.S. Facilities, the Agents, the Qualified Counterparties under Specified Agreements entered into by the U.S. Borrower or any Subsidiary Guarantor, the U.S. Issuing Lenders (and any Replacement Issuing Lender under any Replacement Revolving Facility of the U.S. Borrower) and the U.S. Swing Line Lenders (and any Replacement Swing Line Lender under any Replacement Revolving Facility of the U.S. Borrower).

“U.S. Security Documents”: collectively, (a) the Guarantee and Collateral Agreement ~~and~~, (b) all other documents delivered to the Collateral Agent granting or perfecting a Lien on U.S. Property of any Person, including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such U.S. Property, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on such U.S. Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document and (c) to the extent such agreements become effective, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“U.S. Swing Line Lender”: KeyBank National Association, and each other Lender that has a U.S. Swing Line Sub Commitment or that is a holder of U.S. Swing Line Loans; provided, that there shall be no more than one U.S. Swing Line Lender at any time.

“U.S. Swing Line Loans”: as defined in Section 3.3(a)

“U.S. Swing Line Note”: as defined in Section 4.14.

“U.S. Swing Line Participation Amount”: as defined in Section 3.4(c).

“U.S. Swing Line Sub Commitment”: the obligation of the U.S. Swing Line Lender to make U.S. Swing Line Loans pursuant to Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed Thirty Million Dollars ($30,000,000).

“U.S. Term Commitment”: as to any U.S. Term Lender, the obligation of such Lender, if any, to make a U.S. Term Loan in an aggregate principal amount not to exceed the amount set forth (i) under the heading “U.S. Term Commitment” opposite such Lender’s name on Schedule 1 to such Lender’s Addendum (ii) on such Lender’s

Lender Authorization or (iii) in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of U.S. Term Commitments as of the Second Restatement Date is One Billion Four Hundred Sixty-Seven Million Six Hundred Twenty-Five Thousand Dollars ($1,467,625,000).

“U.S. Term B Credit Percentage”: as to any U.S. Term B Lender at any time, the percentage which the aggregate principal amount of such Lender’s U.S. Term B Loans then outstanding constitutes of the aggregate principal amount of U.S. Term B Loans then outstanding.

“U.S. Term B Facility”: as defined in the definition of “Facility” in this Section 1.1.

“U.S. Term B Lender”: each Lender that is the holder of U.S. Term B Loans.

“U.S. Term B Loans”: as defined in Section 2.1(c). The aggregate amount of U.S. Term B Loans as of the Amendment 1 Effective Date is Eight Hundred Thirty Five Million Nine Hundred Thirty Four Thousand Fifty Two Dollars ($835,934,052.00).

“U.S. Term B Note”: as defined in Section 4.14(d).

“U.S. Term Credit Percentage”: as to any U.S. Term Lender at any time, the percentage which such Lender’s U.S. Term Commitment then constitutes of the aggregate U.S. Term Commitments (or, at any time after the U.S. Term Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s U.S. Term Loans then outstanding constitutes of the amount of the aggregate principal amount of U.S. Term Loans then outstanding).

“U.S. Term Facility”: as defined in the definition of “Facility” in this Section 1.1.

“U.S. Term Lender”: each Lender that has a U.S. Term Commitment or that is the holder of U.S. Term Loans.

“U.S. Term Loans”: as defined in Section ~~2.1.~~2.1(a).

“U.S. Term Note”: as defined in Section ~~4.14.~~ 4.14(d).

“USA Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107 56 (signed into law October 26, 2001).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Cedar Fair LP.

1.2. Other Definitional Provisions.

(a) ~~.(a)~~ Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Cedar Fair LP notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Administrative Agent notifies Cedar Fair LP that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) Unless the context requires otherwise, for purposes of interpreting the definitions herein and the provisions of Sections 7, 8 and 9, references to amounts denominated in Dollars shall be deemed to refer to the aggregate of, to the extent applicable to Cedar Fair LP and/or its Subsidiaries in question, (i) Dollars, (ii) the Dollar Equivalent of Canadian Dollars and (iii) the equivalent in Dollars of other foreign currencies.

1.3. Relationship with First Restated Credit Agreement.

(a) ~~. (a)~~ This Agreement amends and restates the provisions of the First Restated Credit Agreement and (i) all of the terms and provisions of the First Restated Credit Agreement shall continue to apply for the period from the First Restatement Date to the Second Restatement Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to any Agent or any Lender (or their assignees or replacements), and (ii) the obligations under the First Restated Credit Agreement which have not been repaid shall from and after the Second Restatement Date continue to be owing in accordance with, and subject to, the terms of this Agreement. All references in any Loan Document to (i) the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or the “Administrative Agent” shall mean such terms as defined in this Agreement. As to all periods occurring on or after the Second Restatement Date, all of the terms and conditions set forth in the First Restated Credit Agreement shall be of no further force and effect, it being understood that all obligations of each Loan Party under the First Restated Credit Agreement and related Loan Documents shall be governed by this Agreement and the related Loan Documents from and after the Second Restatement Date.

(b) The parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the First Restated Credit Agreement which remain unpaid and outstanding as of the Second Restatement Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments.

(a) Subject to the terms and conditions hereof, (i) each U.S. Term Lender severally agrees to make (or be deemed to have made) a term loan to the U.S. Borrower in Dollars (each, a “U.S. Term Loan”) on the Second Restatement Date in an amount not to exceed the amount of the U.S. Term Commitment of such Lender and (ii) each Canadian Term Lender severally agrees to make (or be deemed to have made) a term loan to the Canadian Borrower in Dollars (each, a “Canadian Term Loan”) on the Second Restatement Date in an amount not to exceed the amount of the Canadian Term Commitment of such Lender. The U.S. Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. The Canadian Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Canadian Borrower and notified to the Canadian Administrative Agent in accordance with Sections 2.2 and 4.3.

(b) Subject to the terms and conditions hereof, (i) each of the Continuing U.S. Term Lenders agrees that the Existing U.S. Term Loans made by such Continuing U.S. Term Lender under the First Restated Credit Agreement shall remain outstanding on and after the Second Restatement Date as U.S. Term Loans made pursuant to this Agreement, and shall be deemed to constitute U.S. Term Loans made in satisfaction of its obligation to make U.S. Term Loans on the Second Restatement Date in accordance with Section 2.1(a) in an amount equal to the amount of such Existing U.S. Term Loans and (ii) each of the Continuing Canadian Term Lenders agrees that the Existing Canadian Term Loans made by such Continuing Canadian Term Lender under the First Restated Credit Agreement shall remain outstanding on and after the Second Restatement Date as Canadian Term Loans made pursuant to this Agreement, and shall be deemed to constitute Canadian Term Loans made in satisfaction of its obligation to make Canadian Term Loans on the Second Restatement Date in accordance with Section 2.1(a) in an amount equal to the amount of such Existing Canadian Term Loans. Such Existing U.S. Term Loans shall on and after the Second Restatement Date have all of the rights and benefits of U.S. Term Loans as set forth in this Agreement and the other Loan Documents and such Existing Canadian Term Loans shall on and after the Second Restatement Date have all of the rights and benefits of Canadian Term Loans as set forth in this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, all such Term Loans deemed so made hereunder on the Second Restatement Date pursuant to this Section 2.1 that are Eurodollar Loans will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing U.S. Term Loans and/or Existing Canadian Term Loans, as applicable, of such Continuing Lenders.

(c) Subject to the terms and conditions hereof, each of the Borrowers and each of the Initial Extending Term Lenders agrees that upon the effectiveness of Amendment 1 on the Amendment 1 Effective Date, without further action by any party to this Agreement:

(i) a principal amount of such Initial Extending Term Lender’s U.S. Term Loans outstanding under this Agreement immediately prior to the effectiveness of Amendment 1 equal to such Initial Term Lender’s Initial Term Loan Extension Amount of its U.S. Term Loans shall automatically be converted into a new term loan in Dollars and in a like principal amount to the U.S. Borrower (a “U.S. Term B Loan”) and shall on and after the Amendment 1 Effective Date have all of the rights and benefits of U.S. Term B Loans as set forth in this Agreement and the other Loan Documents;

(ii) a principal amount of such Initial Extending Term Lender’s Canadian Term Loans outstanding under this Agreement immediately prior to the effectiveness of Amendment 1 equal to such Initial Term Lender’s Initial Term Loan Extension Amount of its Canadian Term Loans shall automatically be converted into a new term loan in Dollars and in a like principal amount to the Canadian Borrower (a “Canadian Term B Loan”) and shall on and after the Amendment 1 Effective Date have all of the rights and benefits of Canadian Term B Loans as set forth in this Agreement and the other Loan Documents; and

(iii) notwithstanding anything herein to the contrary, all such U.S. Term B Loans and Canadian Term B Loans (x) that were Eurodollar Loans immediately prior to the effectiveness of Amendment 1 will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the U.S. Term Loans and/or Canadian Term Loans, as applicable, so converted pursuant to this Section

2.1(c) and (y) shall continue to be entitled to all accrued and unpaid interest with respect to the U.S. Term Loan or Canadian Term Loan from which such U.S. Term B Loan or Canadian Term B Loan was converted up to but excluding the Amendment 1 Effective Date.

2.2. Procedure for Term Loan Borrowing

(a) ~~.(a)~~ The U.S. Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Second Restatement Date) requesting that the U.S. Term Lenders make U.S. Term Loans on the Second Restatement Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each U.S. Term Lender thereof.

Not later than 1:00 P.M., New York City time, on the Second Restatement Date, each U.S. Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds (except as specified in Section 2.1(b)) equal to the U.S. Term Loan or U.S. Term Loans to be made by such U.S. Term Lender. The Administrative Agent shall credit the account of the U.S. Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the U.S. Term Lenders in immediately available funds or in accordance with Section 2.1 (b).

(b) The Canadian Borrower shall give the Administrative Agent and the Canadian Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent and the Canadian Administrative Agent prior to 10:00 A.M., Toronto time, one Business Day prior to the anticipated Second Restatement Date) requesting that the Canadian Term Lenders make Canadian Term Loans on the Second Restatement Date and specifying the amount to be borrowed. Upon receipt of such notice the Canadian Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, Toronto time, on the Second Restatement Date each Canadian Term Lender shall make available to the Canadian Administrative Agent at the Canadian Payment Office an amount in immediately available funds (except as specified in Section 2.1(b)) equal to the Canadian Term Loan or Canadian Term Loans to be made by such Lender. The Canadian Administrative Agent shall credit the account of the Canadian Borrower on the books of such office of the Canadian Administrative Agent with the aggregate of the amounts made available to the Canadian Administrative Agent by the Canadian Term Lenders in immediately available funds or in accordance with Section 2.1(b).

(c) On the Second Restatement Date, Interest Periods with respect to the Term Loans shall be as follows: (i) U.S. Term Loans shall be made, or deemed made, as Eurodollar Loans in an amount equal to the amount of the Existing U.S. Term Loans then outstanding as Eurodollar Loans (such U.S. Term Loans to correspond in amount to Existing U.S. Term Loans of a given interest period), (ii) Canadian Term Loans shall be made, or deemed made, as Eurodollar Loans in an amount equal to the amount of the Existing Canadian Term Loans then outstanding as Eurodollar Loans (such Canadian Term Loans to correspond in amount to Existing Canadian Term Loans of a given interest period), (iii) Interest Periods for the U.S. Term Loans described in clause (i) above shall end on the same dates as the Interest Periods applicable for the corresponding Existing U.S. Term Loans described in clause (i) above, and the Eurodollar Rates applicable to such U.S. Term Loans during such Interest Periods shall be the same as those applicable to such Existing U.S. Term Loans, (iv) Interest Periods for the Canadian Term Loans described in clause (ii) above shall end on the same dates as the Interest Periods applicable for the corresponding Existing Canadian Term Loans described in clause (ii) above, and the Eurodollar Rates applicable to such Canadian Term Loans during such Interest Periods shall be the same as those applicable to such Existing Canadian Term Loans, (v) U.S. Term Loans shall be made or deemed made as Base Rate Loans in amount equal to the amount of Existing U.S. Term Loans then outstanding as Base Rate Loans, and (vi) Canadian Term Loans shall be made or deemed made as Base Rate Loans in amount equal to the amount of Existing Canadian Term Loans then outstanding as Base Rate Loans. No Borrower will be required to make any payments under Section 4.11 of the First Restated Credit Agreement to Existing U.S. Term Lenders that become U.S. Term Lenders or to Existing Canadian Term Lenders that become Canadian Term Lenders in connection with the exchange of their Existing U.S. Term Loans for U.S. Term Loans or their Existing Canadian Term Loans for Canadian Term Loans, as applicable, in each case, except to the extent that (i) any U.S. Term Lender’s U.S. Term Loans are less than such U.S. Term Lender’s Existing U.S. Term Loans (such amount, a “Non-Renewed U.S. Term Loan”) or (ii) any Canadian Term Lender’s Canadian Term Loans are less than such Canadian Term Lender’s Existing Canadian Term Loans (such amount, a “Non-Renewed Canadian Term Loan”), in which case the applicable Borrower shall be required to make payments under Section 4.11 of the First Restated Credit Agreement to each applicable U.S. Term Lender based on the amount of such U.S. Term Lender’s Non-Renewed U.S. Term Loan and to each applicable Canadian Term Lender based on the amount of such Canadian Lender’s Non-Renewed Canadian Term Loan.

(d) On the Amendment 1 Effective Date, Interest Periods with respect to the U.S. Term B Loans and Canadian Term B Loans shall be as follows: (i) U.S. Term B Loans shall be deemed made as Eurodollar Loans in an amount equal to the amount of the U.S. Term Loans converted pursuant to Section 2.1(c) that were outstanding as Eurodollar Loans at the time of conversion (such U.S. Term B Loans to correspond in amount to U.S. Term Loans so converted of a given Interest Period), (ii) Canadian Term Loans shall be deemed made as Eurodollar Loans in an amount equal to the amount of the Canadian Term Loans converted pursuant to Section 2.1(c) that were outstanding as Eurodollar Loans at the time of conversion (such Canadian Term B Loans to correspond in amount to Canadian Term Loans so converted of a given Interest Period), (iii) Interest Periods for the U.S. Term B Loans described in clause (i) above shall end on the same dates as the Interest Periods applicable for the corresponding U.S. Term Loans described in clause (i) above, and the Eurodollar Rates applicable to such U.S. Term B Loans during such Interest Periods shall be the same as those applicable to the U.S. Term Loans so converted, (iv) Interest Periods for the Canadian Term Loans described in clause (ii) above shall end on the same dates as the Interest Periods applicable for the corresponding Canadian Term Loans described in clause (ii) above, and the Eurodollar Rates applicable to such Canadian Term B Loans during such Interest Periods shall be the same as those applicable to such Canadian Term Loans so converted, (v) U.S. Term Loans shall be deemed made as Base Rate Loans in amount equal to the amount of U.S. Term Loans converted pursuant to Section 2.1(c) that were outstanding as Base Rate Loans at the time of conversion, and (vi) Canadian Term Loans shall be made or deemed made as Base Rate Loans in amount equal to the amount of Canadian Term Loans converted pursuant to Section 2.1(c) that were outstanding as Base Rate Loans at the time of conversion. No Borrower will be required to make any payments under Section 4.11 of this Agreement to Initial Extending Term Lenders as a result of the conversions pursuant to Section 2.1(c).

(e) The procedures for the funding of Refinancing Term Loans shall be as set forth in the applicable Refinancing Term Loan Amendment.

2.3. ~~Repayment of Term Loans~~Repayment of Term Loans.

(a) ~~.(a)~~ The U.S. Term Loan of each U.S. Term Lender shall mature in 23 consecutive installments, commencing on March 31, 2007, each of which shall be in an amount equal to the product of (x)  such Lender’s U.S. Term Credit Percentage multiplied by (y) the amount set forth below opposite such installment and multiplied by, in the case of any installment due after the Amendment 1 Effective Date and prior to August 30, 2012, (z) the Remaining U.S. Term Loan Ratio:

~~Installment~~INSTALLMENT	~~Principal~~PRINCIPAL ~~Amount~~AMOUNT
March 31, 2007	$3,687.500
June 30, 2007	$3,687,500
September 30, 2007	$3,687,500
December 31, 2007	$3,687,500
March 31, 2008	$3,687,500
June 30, 2008	$3,687,500
September 30, 2008	$3,687,500
December 31, 2008	$3,687,500
March 31, 2009	$3,687,500
June 30, 2009	$3,687,500
September 30, 2009	$3,687,500
December 31, 2009	$3,687,500
March 31, 2010	$3,687,500
June 30, 2010	$3,687,500
September 30, 2010	$3,687,500
December 31, 2010	$3,687,500

March 31, 2011	$3,687,500
June 30, 2011	$3,687,500
September 30, 2011	$3,687,500
December 31, 2011	$3,687,500
March 31, 2012	$3,687,500
June 30, 2012	$3,687,500
August 30, 2012	~~$1,386,500,000 or remainder~~Entire remaining principal amount of U.S. Term Loans

(b) The Canadian Term Loan of each Canadian Term Lender shall mature in 21 consecutive installments, commencing on March 31, 2007, each of which shall be in an amount equal to the product of (x) such Lender’s Canadian Term Credit Percentage multiplied by (y) the amount set forth below opposite such installment~~:~~ and multiplied by, in the case of any installment due after the Amendment 1 Effective Date and prior to February 17, 2012, (z) the Remaining Canadian Term Loan Ratio:

~~Installment~~INSTALLMENT	~~Principal~~PRINCIPAL ~~Amount~~AMOUNT
March 31, 2007	$675,000
June 30, 2007	$675,000
September 30, 2007	$675,000
December 31, 2007	$675,000
March 31, 2008	$675,000
June 30, 2008	$675,000
September 30, 2008	$675,000
December 31, 2008	$675,000
March 31, 2009	$675,000
June 30, 2009	$675,000
September 30, 2009	$675,000
December 31, 2009	$675,000
March 31, 2010	$675,000
June 30, 2010	$675,000
September 30, 2010	$675,000
December 31, 2010	$675,000
March 31, 2011	$675,000
June 30, 2011	$675,000
September 30, 2011	$675,000
December 31, 2011	$675,000
February 17, 2012	~~$255,150,000 or remainder~~Entire remaining principal amount of Canadian Term Loans
(or, notwithstanding anything to the contrary in Section 4.8(d), in the case of the final installment only, the next succeeding Business Day if such day is not a Business Day)

(c) The U.S. Term B Loan of each U.S. Term B Lender shall mature in 21 consecutive installments, commencing on September 30, 2009, each of which shall be in an amount equal to the product of (x) such Lender’s U.S. Term B Credit Percentage multiplied by (y) the amount set forth below opposite such installment and multiplied by, in the case of any installment due after the Amendment 1 Effective Date and prior to August 30, 2014, (z) the Remaining U.S. Term B Loan Ratio:

INSTALLMENT	PRINCIPAL AMOUNT

September 30, 2009	$3,687,500
December 31, 2009	$3,687,500
March 31, 2010	$3,687,500
June 30, 2010	$3,687,500
September 30, 2010	$3,687,500
December 31, 2010	$3,687,500
March 31, 2011	$3,687,500
June 30, 2011	$3,687,500
September 30, 2011	$3,687,500
December 31, 2011	$3,687,500
March 31, 2012	$3,687,500
June 30, 2012	$3,687,500
September 30, 2012	$3,687,500
December 31, 2012	$3,687,500
March 31, 2013	$3,687,500
June 30, 2013	$3,687,500
September 30, 2013	$3,687,500
December 31, 2013	$3,687,500
March 31, 2014	$3,687,500
June 30, 2014	$3,687,500
August 30, 2014	Entire remaining principal amount of U.S. Term B Loans

(d) The Canadian Term B Loan of each Canadian Term B Lender shall mature in 19 consecutive installments, commencing on September 30, 2009, each of which shall be in an amount equal to the product of (x) such Lender’s Canadian Term B Credit Percentage multiplied by (y) the amount set forth below opposite such installment and multiplied by, in the case of any installment due after the Amendment 1 Effective Date and prior to February 17, 2014, (z) the Remaining Canadian Term B Loan Ratio:

INSTALLMENT	PRINCIPAL AMOUNT
September 30, 2009	$675,000
December 31, 2009	$675,000
March 31, 2010	$675,000
June 30, 2010	$675,000
September 30, 2010	$675,000
December 31, 2010	$675,000
March 31, 2011	$675,000
June 30, 2011	$675,000
September 30, 2011	$675,000
December 31, 2011	$675,000
March 31, 2012	$675,000
June 30, 2012	$675,000
September 30, 2012	$675,000
December 31, 2012	$675,000
March 31, 2013	$675,000
June 30, 2013	$675,000
September 30, 2013	$675,000
December 31, 2013	$675,000
February 17, 2014	Entire remaining principal amount of Canadian Term B Loans

(or, notwithstanding anything to the contrary in Section 4.8(d), in the case of the final installment only, the next succeeding Business Day if such day is not a Business Day)

(e) The Refinancing Term Loans of any Series shall mature as provided in the applicable Refinancing Term Loan Amendment.

(f) The Extended Term Loans of any Extension Series shall mature as provided in the applicable Extended Term Loan Amendment.

2.4. Refinancing Term Loans.

(a) Either Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which such Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the U.S. Term B Loans and Canadian Term B Loans at the time of such refinancing (or if longer, shall have a minimum Weighted Average Life to Maturity required pursuant to any previously established Refinancing Term Loan Amendment or Extension Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the then outstanding Term Loans except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans; and

(iv) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to Amendment 1) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

(b) The applicable Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 10.6 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Series of Refinancing Term Loans made to the same Borrower.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender other than those consents provided pursuant to Amendment 1). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

2.5. Extended Term Loans.

(a) Either Borrower may at any time and from time to time request that all or a portion of the Term Loans under any Facility (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.5. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Facility to the extent provided in the applicable Term Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the interest margins for the Term Loans of such Existing Term Loan Facility and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Term Loan Extension Amendment;

(iii) the Term Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the effective date of the Term Loan Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Term Loan Facility.

Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Term Loan Extension Amendment, be designated as an increase in any previously establish Extension Series with respect to such Existing Term Loan Facility.

(b) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request. Any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans under the Existing Term Loan Facility subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(c) Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender other than those consents provided pursuant to Amendment 1). Each Term Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Term Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to Amendment 1) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. ~~(a)~~

(a) Subject to the terms and conditions hereof (including Section 7.12), each U.S. Revolving Lender severally agrees to make revolving credit loans in Dollars (“U.S. Revolving Loans”) to the U.S. Borrower from time to time during the Revolving Commitment Period for the U.S. Revolving Faci lity in an aggregate principal amount at any one time outstanding which, when added to such Lender’s U.S. Revolving Credit Percentage of the sum of (i) the U.S. L/C Obligations then outstanding and (ii) the aggregate principal amount of the U.S. Swing Line Loans then outstanding, does not exceed the amount of such Lender’s U.S. Revolving Commitment then in effect. During the Revolving Commitment Period for the U.S. Revolving Facility the U.S. Borrower may use the U.S. Revolving Commitments by borrowing, prepaying and reborrowing the U.S. Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The U.S. Revolving Loans may be made only in Dollars and may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3; provided that no U.S. Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date of the U.S. Revolving Facility.

(b) Subject to the terms and conditions hereof (including Section 7.12), each Canadian Revolving Lender severally agrees to make revolving credit loans in Dollars or Canadian Dollars (“Canadian Revolving Loans”), as specified by the Canadian Borrower, to the Canadian Borrower from time to time during the Revolving Commitment Period for the Canadian Revolving Facility in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Canadian Revolving Credit Percentage of the sum of (i) the Canadian L/C Obligations then outstanding and (ii) the aggregate principal amount of the Canadian Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Canadian Revolving Commitment then in effect (provided that in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period for the Canadian Revolving Facility the Canadian Borrower may use the Canadian Revolving Commitments by borrowing, prepaying and reborrowing the Canadian Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Canadian Revolving Loans may be made from time to time by way of (i) BA Loans or Canadian Prime Rate Loans, in Canadian Dollars only or (ii) Eurodollar Loans or Base Rate Loans, in Dollars only, as determined by the Canadian Borrower and notified to the Administrative Agent and the Canadian Administrative Agent in accordance with Sections 3.2 and 4.3, provided that no Canadian Revolving Loan shall be made as a BA Loan or a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date of the Canadian Revolving Facility.

(c) Subject to the terms and conditions hereof (including Section 7.12), each Replacement Revolving Lender under any Replacement Revolving Facility of the U.S. Borrower severally agrees to make Replacement Revolving Loans in Dollars to the U.S. Borrower from time to time during the Revolving Commitment Period for such Replacement Revolving Facility in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Replacement Revolving Credit Percentage of the sum of (i) the Replacement L/C Obligations then outstanding under such Replacement Revolving Facility and (ii) the aggregate principal amount of the Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility, does not exceed the amount of such Lender’s Replacement Revolving Commitment then in effect under such Replacement

Revolving Facility. During the Revolving Commitment Period under any Replacement Revolving Facility of the U.S. Borrower the U.S. Borrower may use the Replacement Revolving Commitments thereunder by borrowing, prepaying and reborrowing the Replacement Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Replacement Revolving Loans may be made only in Dollars and may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3; provided that no Replacement Revolving Loan under any Replacement Revolving Facility of the U.S. Borrower shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date for such Replacement Revolving Facility.

(d) Subject to the terms and conditions hereof (including Section 7.12), each Replacement Revolving Lender under any Replacement Revolving Facility of the Canadian Borrower severally agrees to make Replacement Revolving Loans in Dollars or Canadian Dollars, as specified by the Canadian Borrower, to the Canadian Borrower from time to time during the Revolving Commitment Period for such Replacement Revolving Facility in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Replacement Revolving Credit Percentage of the sum of (i) the Replacement L/C Obligations then outstanding under such Replacement Revolving Facility and (ii) the aggregate principal amount of the Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility, does not exceed the amount of such Lender’s Replacement Revolving Commitment then in effect under such Replacement Revolving Facility (provided that in the case of any Replacement Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period under any Replacement Revolving Facility of the Canadian Borrower the Canadian Borrower may use the Replacement Revolving Commitments thereunder by borrowing, prepaying and reborrowing the Replacement Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Replacement Revolving Loans under any Replacement Revolving Facility of the Canadian Borrower may be made from time to time by way of (i) BA Loans or Canadian Prime Rate Loans, in Canadian Dollars only or (ii) Eurodollar Loans or Base Rate Loans, in Dollars only, as determined by the Canadian Borrower and notified to the Administrative Agent and the Canadian Administrative Agent in accordance with Sections 3.2 and 4.3, provided that no Replacement Revolving Loan shall be made as a BA Loan or a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date for such Replacement Revolving Facility.

(e)~~(c)~~ The U.S. Borrower shall repay to the Administrative Agent, for the ratable benefit of the U.S. Revolving Lenders, all outstanding U.S. Revolving Loans, together with all accrued and unpaid interest thereon, on the Revolving Termination Date of the U.S. Revolving Facility. The Canadian Borrower shall repay to the Canadian Administrative Agent, for the ratable benefit of the Canadian Revolving Lenders, all outstanding Canadian Revolving Loans, together with all accrued and unpaid interest thereon, on the Revolving Termination Date of the Canadian Revolving Facility. The U.S. Borrower shall repay to the Administrative Agent, for the ratable benefit of the Replacement Revolving Lenders under each Replacement Revolving Facility of the U.S. Borrower, all outstanding Replacement Revolving Loans thereunder, together with all accrued and unpaid interest thereon, on the Revolving Termination Date of such Replacement Revolving Facility. The Canadian Borrower shall repay to the Canadian Administrative Agent, for the ratable benefit of the Replacement Revolving Lenders under each Replacement Revolving Facility of the Canadian Borrower, all outstanding Replacement Revolving Loans thereunder, together with all accrued and unpaid interest thereon, on the Revolving Termination Date of such Replacement Revolving Facility.

3.2. Procedure for Revolving Loan Borrowing.

(a) ~~. (a)~~ The U.S. Borrower may borrow under the U.S. Revolving Commitments or under any Replacement Revolving Commitments of the U.S. Borrower during the relevant Revolving Commitment Period on any Business Day, provided that the U.S. Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of U.S. Revolving Loans or Replacement Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the U.S. Revolving Commitments or under any Replacement Revolving Commitments of the U.S. Borrower shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available U.S. Revolving Commitments or applicable Available Replacement Revolving Commitments under any Replacement Revolving Facility of the U.S. Borrower, as applicable are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the U.S. Swing Line Lender may request, on behalf of the U.S. Borrower, borrowings under the U.S. Revolving Commitments and the Replacement Swing Line Lender under any Replacement Revolving Facility may request on behalf of the U.S. Borrower, borrowings under the Replacement Revolving Commitments under such Replacement Revolving Facility, in each case, that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the U.S. Borrower, the Administrative Agent shall promptly notify each U.S. Revolving Lender or applicable Replacement Revolving Lender, as applicable thereof. Subject to the terms and conditions hereof, each U.S. Revolving Lender or applicable Replacement Revolving Lender, as applicable will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the U.S. Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the U.S. Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the U.S. Borrower by the Administrative Agent wiring (pursuant to instructions theretofore delivered to the Administrative Agent by the U.S. Borrower) the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders or applicable Replacement Revolving Lenders, as applicable and in like funds as received by the Administrative Agent.

(b) The Canadian Borrower may borrow under the Canadian Revolving Commitments or under any Replacement Revolving Commitments of the Canadian Borrower, during the relevant Revolving Commitment Period on any Business Day, provided that the Canadian Borrower shall give the Administrative Agent and the Canadian Administrative Agent a Borrowing Notice (which notice must be received by the Administrative Agent and the Canadian Administrative Agent prior to 12:00 Noon, Toronto time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, (b) two Business Days prior to the requested Borrowing, in the case of BA Loans, or (c) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and Canadian Prime Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans or Canadian Prime Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 9:00 A.M., Toronto time, on the date of the proposed borrowing), specifying (i) the amount and Type of Canadian Revolving Loans or Replacement Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans and BA Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Canadian Revolving Commitments or under any Replacement Revolving Commitments of the Canadian Borrower, shall be in an amount equal to (x) in the case of Base Rate Loans or Canadian Prime Rate Loans, $1,000,000 or Cdn. $1,000,000, respectively, or a whole multiple thereof (or, if the then aggregate Available Canadian Revolving Commitments or applicable Available Replacement Revolving Commitments, as applicable are less than $1,000,000 or the Dollar Equivalent at such time of Cdn. $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans or BA Loans, $1,000,000 or Cdn. $1,000,000, respectively, or a whole multiple of $1,000,000 or Cdn. $1,000,000, respectively, in excess thereof; provided, that (x) the Canadian Swing Line Lender may request, on behalf of the Canadian Borrower, borrowings under the Canadian Revolving Commitments and the Replacement Swing Line Lender under any Replacement Revolving Facility may request on behalf of the Canadian Borrower, borrowings under the Replacement Revolving Commitments under such Replacement Revolving Facility, in each case, that are Base Rate Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans or Canadian Prime Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Canadian Borrower, the Canadian Administrative Agent shall promptly notify each Canadian Revolving Lender or applicable Replacement Revolving Lender, as applicable thereof. Subject to the terms and conditions hereof, each Canadian Revolving Lender or applicable Replacement Revolving Lender, as applicable will make the amount of its pro rata share of each borrowing available to the Canadian Administrative Agent for the account of the Canadian Borrower at the Canadian Payment Office prior to 12:00 Noon, Toronto time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Canadian Administrative Agent. Such borrowing will then be made available to the Canadian Borrower by the Canadian Administrative Agent wiring (pursuant to instructions theretofore delivered to the Administrative Agent by Cedar Fair LP) the aggregate of the amounts made available to the Canadian

Administrative Agent by the Canadian Revolving Lenders or applicable Replacement Revolving Lenders and in like funds as received by the Canadian Administrative Agent.

(c) BA Loans under the Canadian Revolving Facility and Replacement Revolving Facilities of the Canadian Borrower:

(i) Discount Rate. On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Canadian Borrower and Cedar Fair LP as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances, which Bankers’ Acceptances, subject to the terms and conditions of this Agreement, shall be accepted by each Canadian Revolving Lender under the Canadian Revolving Facility or each Replacement Revolving Lender under the applicable Replacement Revolving Facility of the Canadian Borrower, as the case may be, that is permitted by law to accept and purchase Bankers’ Acceptances.

(ii) Purchase. Each Canadian Revolving Lender or applicable Replacement Revolving Lender shall purchase the Bankers’ Acceptances accepted by it at the applicable Discount Rate. The relevant Canadian Revolving Lender or Replacement Revolving Lender shall provide to the Canadian Administrative Agent on the Borrowing Date the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to the relevant Bankers’ Acceptances.

(iii) Sale. Each Canadian Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(iv) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the issuance of Bankers’ Acceptances, the Canadian Borrower hereby appoints each Canadian Revolving Lender and each Replacement Revolving Lender under each Replacement Revolving Facility of the Canadian Borrower as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender or Replacement Revolving Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Canadian Revolving Lender’s and relevant Replacement Revolving Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Revolving Lender or Replacement Revolving Lender under a Replacement Revolving Facility of the Canadian Borrower shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Revolving Lender and each Replacement Revolving Lender under each Replacement Revolving Facility of the Canadian Borrower is hereby authorized to issue such Bankers’ Acceptance endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender or Replacement Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Revolving Lender or Replacement Revolving Lender. No Canadian Revolving Lender or Replacement Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except to the extent caused by the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender and each Replacement Revolving Lender under each Replacement Revolving Facility of the Canadian Borrower shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Revolving Lender and each Replacement Revolving Lender under each Replacement Revolving Facility of the Canadian Borrower agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(v) Execution. Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys in fact, including attorneys in fact appointed pursuant to this Section 3.2. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(vi) Issuance. The Canadian Administrative Agent, promptly following receipt of a Borrowing Notice for a BA Loan, shall advise the Canadian Revolving Lenders or applicable Replacement Revolving Lenders of the notice and shall advise each such Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Revolving Lenders or Replacement Revolving Lenders, as applicable, in respect of such BA Loan). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Revolving Lender or Replacement Revolving Lender, as applicable, shall be determined by the Canadian Administrative Agent by reference to such Lender’s Canadian Revolving Credit Percentage or relevant Replacement Revolving Credit Percentage, as applicable, of the BA Loan, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Revolving Lender or Replacement Revolving Lenders, as applicable, would not be Cdn. $100,000 or a whole multiple thereof, the face amount shall be increased or reduced by such Agent in its sole discretion to Cdn. $100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance (i) under the Canadian Revolving Facility, no Canadian Revolving Lender shall have aggregate outstanding Canadian Revolving Extensions of Credit in excess of its Canadian Revolving Commitment or (ii) under a Replacement Revolving Facility of the Canadian Borrower, no Replacement Revolving Lender thereunder shall have aggregate outstanding Replacement Revolving Extensions of Credit thereunder in excess of its Replacement Revolving Commitment thereunder.

(vii) Waiver of Presentment and Other Conditions. The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender or Replacement Revolving Lender, as applicable, in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Revolving Lender or Replacement Revolving Lender, as applicable, in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Lender or Replacement Revolving Lender, as applicable, as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.

(viii) BA Equivalent Loans by Non BA Lenders. Whenever the Canadian Borrower requests a Canadian Revolving Loan or Replacement Revolving Loan under this Agreement by way of Bankers’ Acceptances, each Non BA Lender under the applicable Facility shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to, in the case of a Canadian Revolving Loan, the Non BA Lender’s Canadian Revolving Credit Percentage of the Canadian Revolving Loan and, in the case of a Replacement Revolving Loan, the Non BA Lender’s relevant Replacement Revolving Credit Percentage of the Replacement Revolving Loan.

(ix) Terms Applicable to Discount Notes. As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to BA Loans shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty: (a) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Canadian Revolving Loan or Replacement Revolving Loans, as applicable; (b) an Acceptance Fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and (c) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Schedule II Lender on the same Borrowing Date, as the case may be, in respect of the same Canadian Revolving Loan or Replacement Revolving Loans, as applicable.

(x) Depository Bills and Notes Act. At the option of any Canadian Revolving Lender or Replacement Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such ~~Canadian Revolving~~ Lender may be issued in the form of depository bills for deposit with The Canadian

Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 3.2.

(xi) Prepayments and Mandatory Payments. If at any time any Bankers’ Acceptances are to be paid prior to their maturity, the Canadian Borrower shall be required to deposit the amount of such prepayment in an interest bearing cash collateral account until the date of maturity of those Bankers’ Acceptances, with interest earned thereon at the prevailing rates for deposits of comparable amount and term, being for the credit of the Canadian Borrower. The cash collateral account shall be under the sole control of the Canadian Administrative Agent. Except as contemplated by this Section 3.2, neither the Canadian Borrower nor any Person claiming on behalf of the Canadian Borrower shall have any right to any of the cash in the cash collateral account. The Canadian Administrative Agent shall apply the cash held in the cash collateral account to the face amount of those Bankers’ Acceptances at maturity whereupon any cash remaining in the cash collateral account shall be released by the Canadian Administrative Agent to the Canadian Borrower.

(xii) Market for Bankers’ Acceptances. If at any time or from time to time there no longer exists a market for Bankers’ Acceptances, the relevant Canadian Revolving Lenders or Replacement Revolving Lenders shall so advise the Canadian Administrative Agent and the Administrative Agent and any such Canadian Revolving Lenders and Replacement Revolving Lenders shall not be obliged to accept drafts of the Canadian Borrower presented to such ~~Canadian Revolving~~ Lenders pursuant to the provisions of this Agreement. In such event, the Canadian Borrower’s option to request BA Loans shall thereupon be suspended upon notice by the Canadian Administrative Agent to the Canadian Borrower, until such time as the Canadian Administrative Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Canadian Administrative Agent shall advise the Canadian Borrower within a reasonable period of time after making such determination.

3.3. Swing Line Sub Commitment.

(a) ~~. (a)~~ Subject to the terms and conditions hereof, the U.S. Swing Line Lender agrees to make a portion of the credit otherwise available to the U.S. Borrower under the U.S. Revolving Commitments from time to time during the Revolving Commitment Period for the U.S. Revolving Facility by making swing line loans (“U.S. Swing Line Loans”) to the U.S. Borrower; provided that (i) the aggregate principal amount of U.S. Swing Line Loans outstanding at any time shall not exceed the U.S. Swing Line Sub Commitment then in effect (notwithstanding that the U.S. Swing Line Loans outstanding at any time, when aggregated with the U.S. Swing Line Lender’s other outstanding U.S. Revolving Loans hereunder, may exceed the U.S. Swing Line Sub Commitment then in effect) and (ii) the U.S. Borrower shall not request, and the U.S. Swing Line Lender shall not make, any U.S. Swing Line Loan if, after giving effect to the making of such U.S. Swing Line Loan, the aggregate amount of the Available U.S. Revolving Commitments would be less than zero. During the Revolving Commitment Period for the U.S. Revolving Facility, the U.S. Borrower may use the U.S. Swing Line Sub Commitment by borrowing, repaying and reborrowing U.S. Swing Line Loans, all in accordance with the terms and conditions hereof. The U.S. Borrower in Dollars shall pay interest on the unpaid principal amount of each U.S. Swing Line Loan outstanding from time to time from the date thereof until paid at the Derived U.S. Swing Line Loan Rate applicable to such U.S. Swing Line Loan. Interest on each U.S. Swing Line Loan shall be payable on the Swing Line Loan Maturity Date applicable thereto. Each U.S. Swing Line Loan shall bear interest for a minimum of one day.

(b) The U.S. Borrower shall repay all outstanding U.S. Swing Line Loans on the Swing Line Loan Maturity Date applicable to such U.S. Swing Line Loan.

(c) Subject to the terms and conditions hereof, the Canadian Swing Line Lender agrees to make a portion of the credit otherwise available to the Canadian Borrower under the Canadian Revolving Commitments from time to time during the Revolving Commitment Period for the Canadian Revolving Facility by making swing line loans (“Canadian Swing Line Loans”) to the Canadian Borrower; provided that (i) the aggregate principal amount of Canadian Swing Line Loans outstanding at any time shall not exceed the Canadian Swing Line Sub Commitment then in effect (notwithstanding that the Canadian Swing Line Loans outstanding at any time, when aggregated with the Canadian Swing Line Lender’s other outstanding Canadian Revolving Loans hereunder, may exceed the Canadian Swing Line Sub Commitment then in effect) and (ii) the Canadian Borrower shall not request, and the Canadian Swing Line Lender shall not make, any Canadian Swing Line Loan if, after giving effect to the making of such Canadian Swing Line Loan, the aggregate amount of the Available Canadian Revolving Commitments would be less than zero (in the case of clauses (i) and (ii) above, any Canadian Swing Line Loans made in Canadian Dollars to be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period for the Canadian Revolving Facility, the Canadian Borrower may use the Canadian Swing Line Sub Commitment by borrowing, repaying and reborrowing Canadian Swing Line Loans, all in accordance with the terms and conditions hereof. The Canadian Borrower shall pay interest on the unpaid principal amount of each Canadian Swing Line Loan outstanding from time to time from the date thereof until paid at the Canadian Prime Rate (for Canadian Swing Line Loans denominated in Canadian Dollars) or the U.S. Base Rate in Canada (for Canadian Swing Line Loans denominated in Dollars), as applicable, plus the Applicable Margin. Interest on each Canadian Swing Line Loan shall be payable on the Swing Line Loan Maturity Date applicable thereto. Canadian Swing Line Loans shall be Canadian Prime Rate Loans or Base Rate Loans only.

(d) The Canadian Borrower shall repay all outstanding Canadian Swing Line Loans on the Swing Line Loan Maturity Date applicable to such Canadian Swing Line Loan.

(e) Subject to the terms and conditions hereof, each Replacement Swing Line Lender agrees to make a portion of the credit otherwise available to the relevant Borrower under the Replacement Revolving Facility pursuant to which it has agreed to act as a Replacement Swing Line Lender from time to time during the Revolving Commitment Period therefor by making swing line loans in Dollars (in the case of Replacement Swing Line Loans to the U.S. Borrower) and Dollars and Canadian Dollars (in the case of Replacement Swing Line Loans to the Canadian Borrower) (“Replacement Swing Line Loans”) to such Borrower; provided that (i) the aggregate principal amount of Replacement Swing Line Loans outstanding under any Replacement Revolving Facility at any time shall not exceed the Replacement Swing Line Sub Commitment then in effect for such Replacement Revolving Facility (notwithstanding that the Replacement Swing Line Loans outstanding at any time under such Replacement Revolving Facility, when aggregated with such Replacement Swing Line Lender’s other outstanding Replacement Revolving Loans under such Replacement Revolving Facility, may exceed the Replacement Swing Line Sub Commitment then in effect) and (ii) no Borrower shall request, and no Replacement Swing Line Lender shall make, any Replacement Swing Line Loan under any Replacement Revolving Facility if, after giving effect to the making of such Replacement Swing Line Loan, the aggregate amount of the Available Replacement Revolving Commitments under such Replacement Revolving Facility would be less than zero (in the case of clauses (i) and (ii) above, any Replacement Swing Line Loans made in Canadian Dollars to be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period under any Replacement Revolving Facility, the relevant Borrower may use the Replacement Swing Line Sub Commitment under such Replacement Revolving Facility by borrowing, repaying and reborrowing Replacement Swing Line Loans, all in accordance with the terms and conditions hereof. Each Borrower shall pay interest on the unpaid principal amount of each of its Replacement Swing Line Loans outstanding from time to time from the date thereof until paid at the rate provided in the applicable Replacement Revolving Facility Amendment. Interest on each Canadian Swing Line Loan shall be payable on the Swing Line Loan Maturity Date applicable thereto. Canadian Swing Line Loans shall be Canadian Prime Rate Loans or Base Rate Loans only.

(f) Each Borrower shall repay all outstanding Replacement Swing Line Loans made to it on the Swing Line Loan Maturity Date applicable to such Replacement Swing Line Loan.

3.4. Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.

(a) ~~. (a)~~ Whenever the U.S. Borrower desires that the U.S. Swing Line Lender make U.S. Swing Line Loans the U.S. Borrower shall give the U.S. Swing Line Lender irrevocable telephonic notice confirmed promptly in writing with a copy to the Administrative Agent (which telephonic notice must be received by the U.S. Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period for the U.S. Revolving Facility). Each borrowing under the U.S. Swing Line Sub Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of U.S. Swing Line

Loans, the U.S. Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the U.S. Swing Line Loan to be made by the U.S. Swing Line Lender. The Administrative Agent shall make the proceeds of such U.S. Swing Line Loan available to the U.S. Borrower on such Borrowing Date by depositing such proceeds in an account of the U.S. Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The U.S. Swing Line Lender, at any time and from time to time in its sole and absolute discretion may (and on the Swing Line Loan Maturity Date, shall), on behalf of the U.S. Borrower (which hereby irrevocably directs the U.S. Swing Line Lender to act on its behalf), on one Business Day’s notice given by the U.S. Swing Line Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each U.S. Revolving Lender to make, and each U.S. Revolving Lender hereby agrees to make, a U.S. Revolving Loan (which shall initially be a Base Rate Loan), in an amount equal to such U.S. Revolving Lender’s U.S. Revolving Credit Percentage of the aggregate amount of the U.S. Swing Line Loans (the “U.S. Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the U.S. Swing Line Lender. Each U.S. Revolving Lender shall make the amount of such U.S. Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such U.S. Revolving Loans shall be immediately made available by the Administrative Agent to the U.S. Swing Line Lender for application by the U.S. Swing Line Lender to the repayment of the U.S. Refunded Swing Line Loans. The U.S. Borrower and any Group Member which has guaranteed the U.S. Borrower’s Obligations irrevocably authorize the U.S. Swing Line Lender to charge such Person’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such U.S. Refunded Swing Line Loans to the extent amounts received from the U.S. Revolving Lenders are not sufficient to repay in full such U.S. Refunded Swing Line Loans.

(c) If prior to the time a U.S. Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the U.S. Borrower or if for any other reason, as determined by the U.S. Swing Line Lender in its sole discretion, U.S. Revolving Loans may not be made as contemplated by Section 3.4(b), each U.S. Revolving Lender shall, on the date such U.S. Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “U.S. Refunding Date”), purchase for cash an undivided participating interest in the then outstanding U.S. Swing Line Loans by paying to the U.S. Swing Line Lender an amount (the “U.S. Swing Line Participation Amount”) equal to (i) such U.S. Revolving Lender’s U.S. Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of U.S. Swing Line Loans then outstanding that were to have been repaid with such U.S. Revolving Loans.

(d) Whenever, at any time after the U.S. Swing Line Lender has received from any U.S. Revolving Lender such U.S. Lender’s U.S. Swing Line Participation Amount, the U.S. Swing Line Lender receives any payment on account of the U.S. Swing Line Loans, the U.S. Swing Line Lender will distribute to such Lender a pro rata portion thereof based upon its U.S. Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all U.S. Swing Line Loans then due); provided, however, that in the event that such payment received by the U.S. Swing Line Lender is required to be returned, such U.S. Revolving Lender will return to the U.S. Swing Line Lender any portion thereof previously distributed to it by the U.S. Swing Line Lender.

(e) Each U.S. Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such U.S. Revolving Lender or the U.S. Borrower may have against the U.S. Swing Line Lender, the U.S. Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the U.S. Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the U.S. Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) The Canadian Borrower may borrow under the Canadian Swing Line Sub Commitment on any Business Day during the Revolving Commitment Period for the Canadian Revolving Facility, provided, the Canadian Borrower shall give the Canadian Swing Line Lender irrevocable written notice (which written notice must be received by the Canadian Swing Line Lender not later than 10:00 A.M., Toronto time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Canadian Swing Line Sub Commitment shall be in an amount equal to $500,000 or Cdn. $500,000 or a whole multiple of $100,000 or Cdn. $100,000 in excess thereof. Not later than 3:00 P.M., Toronto time, on the Borrowing Date specified in the borrowing notice in respect of any Canadian Swing Line Loan, the Canadian Swing Line Lender shall make available to the Canadian Administrative Agent at the Canadian Payment Office an amount in immediately available funds equal to the amount of such Canadian Swing Line Loan. The Canadian Administrative Agent shall make the proceeds of such Canadian Swing Line Loan available to the Canadian Borrower on such Borrowing Date by depositing such proceeds in an account of the Canadian Borrower with a financial institution designated by the Canadian Borrower in immediately available funds.

(g) The Canadian Swing Line Lender, at any time and from time to time in its sole and absolute discretion may (and on the Swing Line Loan Maturity Date, shall), on behalf of the Canadian Borrower (which hereby irrevocably directs the Canadian Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Canadian Swing Line Lender to the Canadian Administrative Agent no later than 12:00 Noon, Toronto time, request each Canadian Revolving Lender to make, and each Canadian Revolving Lender hereby agrees to make, a Canadian Revolving Loan (which shall initially be a Canadian Prime Rate Loan or a Base Rate Loan), in an amount equal to such Canadian Revolving Lender’s Canadian Revolving Credit Percentage of the aggregate amount of the Canadian Swing Line Loans (the “Canadian Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Canadian Swing Line Lender. Each Canadian Revolving Lender shall make the amount of such Canadian Revolving Loan available to the Canadian Administrative Agent at the Canadian Payment Office in immediately available funds, not later than 10:00 A.M., Toronto time, one Business Day after the date of such notice. The proceeds of such Canadian Revolving Loans shall be made immediately available by the Canadian Administrative Agent to the Canadian Swing Line Lender for application by the Canadian Swing Line Lender to the repayment of the Canadian Refunded Swing Line Loans. The Canadian Borrower and any Group Member which has guaranteed the Canadian Borrower’s Obligations irrevocably authorizes the Canadian Swing Line Lender to charge such Person’s accounts with the Canadian Administrative Agent or any of its Affiliates (up to the amount available in each such account) in order to immediately pay the amount of such Canadian Refunded Swing Line Loans to the extent amounts received from the Canadian Revolving Lenders are not sufficient to repay in full such Canadian Refunded Swing Line Loans.

(h) If prior to the time a Canadian Revolving Loan would have otherwise been made pursuant to Section 3.4(g), one of the events described in Section 9(f) shall have occurred and be continuing with respect to either Borrower, or if for any other reason, as determined by the Canadian Swing Line Lender in its sole discretion, Canadian Revolving Loans may not be made as contemplated by Section 3.4(g), each Canadian Revolving Lender shall, on the date such Canadian Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(g) (the “Canadian Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Canadian Swing Line Loans by paying to the Canadian Swing Line Lender an amount (the “Canadian Swing Line Participation Amount”) equal to (i) such Canadian Revolving Lender’s Canadian Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Canadian Swing Line Loans then outstanding which were to have been repaid with such Canadian Revolving Loans.

(i) Whenever, at any time after the Canadian Swing Line Lender has received from any Canadian Revolving Lender such Lender’s Canadian Swing Line Participation Amount, the Canadian Swing Line Lender receives any payment on account of the Canadian Swing Line Loans, the Canadian Swing Line Lender will distribute to such Lender a pro rata portion thereof based upon its Canadian Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Canadian Swing Line Loans then due); provided, however, that in the event that such payment received by the Canadian Swing Line Lender is required to be returned, such Canadian Revolving Lender will return to the Canadian Swing Line Lender any portion thereof previously distributed to it by the Canadian Swing Line Lender.

(j) Each Canadian Revolving Lender’s obligation to make the Loans referred to in Section 3.4(g) and to purchase participating interests pursuant to Section 3.4(h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Canadian Revolving Lender or the Canadian Borrower may have against the Canadian Swing Line Lender, the Canadian Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Canadian Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Canadian Borrower, any other Loan Party, or any other Canadian Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(k) Either Borrower may borrow under the Replacement Swing Line Sub Commitment, if any, under any Replacement Revolving Facility of such Borrower on any Business Day during the Revolving Commitment Period for such Replacement Revolving Facility, provided, that such Borrower shall give such Replacement Swing Line Lender irrevocable notice (which shall be a telephonic notice (in the case of the U.S. Borrower) or written notice (in the case of the Canadian Borrower) and such notice must be received by the Replacement Swing Line Lender not later than 1:00 P.M., New York City time (in the case of the U.S. Borrower) or 10:00 A.M., Toronto time (in the case of the Canadian Borrower), on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under any Replacement Swing Line Sub Commitment shall be in an amount equal to $500,000 or, in the case of the Replacement Swing Line Loans made in Canadian Dollars, Cdn. $500,000 or a whole multiple of $100,000 or, in the case of Replacement Swing Line Loans made in Canadian Dollars, Cdn. $100,000 in excess thereof. Not later than 3:00 P.M. New York City time (in the case of a Replacement Swing Line Loan to the U.S Borrower) or 3:00 P.M., Toronto time (in the case of a Replacement Swing Line Loan to the Canadian Borrower), on the Borrowing Date specified in the borrowing notice in respect of any Replacement Swing Line Loan, the applicable Replacement Swing Line Lender shall make available to the Administrative Agent at the Funding Office (in the case of a Replacement Swing Line Loan to the U.S Borrower) or the Canadian Administrative Agent at the Canadian Payment Office (in the case of a Replacement Swing Line Loan to the Canadian Borrower) an amount in immediately available funds equal to the amount of such Replacement Swing Line Loan. The Administrative Agent or the Canadian Administrative Agent, as applicable, shall make the proceeds of such Replacement Swing Line Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in an account of such Borrower with a financial institution designated by such Borrower in immediately available funds.

(l) The Replacement Swing Line Lender under any Replacement Revolving Facility, at any time and from time to time in its sole and absolute discretion may (and on the Swing Line Loan Maturity Date for such Replacement Revolving Facility, shall), on behalf of the Borrower under such Replacement Revolving Facility (which hereby irrevocably directs the Replacement Swing Line Lender to act on its behalf), on one Business Day’s notice given by such Replacement Swing Line Lender to the Administrative Agent (in the case of a Replacement Swing Line Loan to the U.S. Borrower) or the Canadian Administrative Agent (in the case of a Replacement Swing Line Loan to the Canadian Borrower) no later than 12:00 Noon, New York City tie (in the case of a notice to the Administrative Agent) or Toronto time (in the case of a notice to the Canadian Administrative Agent), request each Replacement Revolving Lender under such Replacement Revolving Facility to make, and each such Replacement Revolving Lender hereby agrees to make, a Replacement Revolving Loan (which shall initially be a Base Rate Loan (in the case of a Replacement Revolving Facility of the U.S. Borrower) or Canadian Prime Rate Loan or a Base Rate Loan (in the case of a Replacement Revolving Facility of the Canadian Borrower)), in an amount equal to such Replacement Revolving Lender’s Replacement Revolving Credit Percentage of the aggregate amount of the Replacement Swing Line Loans under such Replacement Revolving Facility (the “Replacement Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Replacement Swing Line Lender. Each Replacement Revolving Lender under such Replacement Revolving Facility shall make the amount of such Replacement Revolving Loan available to the Administrative Agent at the Funding Office (in the case of a Replacement Revolving Loan to the U.S. Borrower) or the Canadian Administrative Agent at the Canadian Payment Office (in the case of a Replacement Revolving Loan to the Canadian Borrower) in immediately available funds, not later than 10:00 A.M., New York City time (in the case of a Replacement Revolving Loan to the U.S. Borrower) or 10:00 A.M., Toronto time (in the case of a Replacement Revolving Loan to the Canadian Borrower), one Business Day after the date of such notice. The proceeds of such Replacement Revolving Loans shall be made immediately available by the Administrative Agent or the Canadian Administrative Agent, as applicable, to such Replacement

Swing Line Lender for application by such Replacement Swing Line Lender to the repayment of the Replacement Refunded Swing Line Loans. Each Borrower and any Group Member which has guaranteed such Borrower’s Obligations irrevocably authorizes the Replacement Swing Line Lender to such Borrower to charge such Person’s accounts with the Administrative Agent or Canadian Administrative Agent, as applicable, or any of their respective Affiliates (up to the amount available in each such account) in order to immediately pay the amount of such Replacement Refunded Swing Line Loans to the extent amounts received from the Replacement Revolving Lenders are not sufficient to repay in full such Replacement Refunded Swing Line Loans.

(m) If prior to the time a Replacement Revolving Loan would have otherwise been made pursuant to Section 3.4(l), one of the events described in Section 9(f) shall have occurred and be continuing with respect to either Borrower, or if for any other reason, as determined by the applicable Replacement Swing Line Lender in its sole discretion, Replacement Revolving Loans may not be made as contemplated by Section 3.4(l) under the applicable Replacement Revolving Facility, each Replacement Revolving Lender under such Replacement Revolving Facility shall, on the date such Replacement Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(l) (the “Replacement Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Replacement Swing Line Loans under such Replacement Revolving Facility by paying to the Replacement Swing Line Lender under such Replacement Revolving Facility an amount (the “Replacement Swing Line Participation Amount”) equal to (i) such Replacement Revolving Lender’s Replacement Revolving Credit Percentage under such Replacement Revolving Facility times (ii) the sum of the aggregate principal amount of Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility which were to have been repaid with such Replacement Revolving Loans.

(n) Whenever, at any time after the Replacement Swing Line Lender under any Replacement Revolving Facility has received from any Replacement Revolving Lender under such Replacement Revolving Facility such Lender’s Replacement Swing Line Participation Amount, such Replacement Swing Line Lender receives any payment on account of the Replacement Swing Line Loans under such Replacement Revolving Facility, such Replacement Swing Line Lender will distribute to such Lender a pro rata portion thereof based upon its Replacement Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Replacement Swing Line Loans then due under such Replacement Revolving Facility); provided, however, that in the event that such payment received by such Replacement Swing Line Lender is required to be returned, such Replacement Revolving Lender will return to such Replacement Swing Line Lender any portion thereof previously distributed to it by such Replacement Swing Line Lender.

(o) Each Replacement Revolving Lender’s obligation to make the Loans referred to in Section 3.4(l) and to purchase participating interests pursuant to Section 3.4(m) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Replacement Revolving Lender or the Borrower under such Replacement Revolving Facility may have against the Replacement Swing Line Lender under such Replacement Revolving Facility, the Borrower under such Replacement Revolving Facility or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower under such Replacement Revolving Facility or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower under such Replacement Revolving Facility, any other Loan Party, or any other Replacement Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. ~~Commitment Fees, etc~~Commitment Fees, etc.

(a) ~~. (a) (i)~~ The U.S. Borrower agrees to pay to the Administrative Agent for the account of (x) each U.S. Revolving Lender a commitment fee for the period from and including the Original Closing Date to the last day of the Revolving Commitment Period for the U.S. Revolving Facility computed at the Commitment Fee Rate on the average daily amount of the Available U.S. Revolving Commitment of such U.S. Revolving Lender and (y) each Replacement Revolving Lender under any Replacement Revolving Facility of the U.S. Borrower a commitment fee for the period from the Replacement Revolving Facility Amendment Effective Date for such Replacement Revolving Facility to the last day of the Revolving Commitment Period thereunder, computed at the Commitment Fee Rate on the average of daily amount of the Available Replacement Revolving Commitment of such Replacement Revolving Lender thereunder, and (ii) the Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of (x) each Canadian Revolving Lender a commitment fee for the period from and including the First Restatement Date to the last day of the Revolving Commitment Period for the Canadian Revolving Facility, computed at the Commitment Fee Rate on the average daily amount of the Available Canadian Revolving Commitment of such Canadian Revolving Lender and (y) each Replacement Revolving Lender under any Replacement Revolving Facility of the Canadian Borrower a commitment fee for the period from the Replacement Revolving Facility Amendment Effective Date for such Replacement Revolving Facility to the last day of the Revolving Commitment Period thereunder, computed at the Commitment Fee Rate on the average of daily amount of the Available Replacement Revolving Commitment of such Replacement Revolving Lender thereunder, in each case, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)(i) The U.S. Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the U.S. Borrower and the Administrative Agent and (ii) the Canadian Borrower agrees to pay to the Canadian Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Canadian Borrower and the Canadian Administrative Agent.

(c) The U.S. Borrower agrees to pay to the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by Cedar Fair LP and the Lead Arrangers.

3.6. Reduction or Termination of Revolving Commitments. The U.S. Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all or any portion of the U.S. Revolving Commitments or, from time to time, to reduce the amount of the U.S. Revolving Commitments; provided that no such termination or reduction of U.S. Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Revolving Loans and U.S. Swing Line Loans made on the effective date thereof, the U.S. Revolving Extensions of Credit of all U.S. Revolving Lenders would exceed the U.S. Revolving Commitments of all U.S. Revolving Lenders. The Canadian Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent and the Canadian Administrative Agent, to terminate all or any portion of the Canadian Revolving Commitments or, from time to time, to reduce the amount of the Canadian Revolving Commitments; provided that no such termination or reduction of Canadian Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Revolving Loans and Canadian Swing Line Loans made on the effective date thereof, the Canadian Revolving Extensions of Credit of all Canadian Revolving Lenders would exceed the Canadian Revolving Commitments of all Canadian Revolving Lenders (provided that in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). Either Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (and, in the case of a notice relating to a Replacement Revolving Facility of the Canadian Borrower, the Canadian Administrative Agent), to terminate all or any portion of the Replacement Revolving Facility Commitments under any Replacement Revolving Facility of such Borrower; provided that no such termination or reduction of Replacement Revolving Commitments under any Replacement Revolving Facility shall be permitted if, after giving effect thereto and to any prepayments of Replacement Revolving Loans and Replacement Swing Line Loans under such Replacement Revolving Facility made on the effective date thereof, the Replacement Revolving Extensions of Credit of all Lenders under such Replacement Revolving Credit Facility would exceed the Replacement Revolving Commitments of all Lenders thereunder. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the applicable Revolving Commitments then in effect. Any reduction of the Revolving Commitments under any Revolving Credit Facility shall be applied to reduce the Revolving Commitments of each Revolving Lender under such Revolving Credit Facility on a pro rata basis in accordance with (i) in the case of a reduction in the U.S. Revolving Commitments, the respective U.S. Revolving Credit Percentages of the U.S. Revolving Lenders, (ii) in the case of a reduction in the Canadian Revolving Commitments, the respective Canadian Revolving Credit Percentages of the Canadian Revolving Lenders and (iii) in the case of a reduction in the Replacement Revolving Commitments under any Replacement Revolving Facility, the respective Replacement Revolving Credit Percentages under such Replacement

Revolving Facility of the Replacement Revolving Lenders; provided, that, in connection with the establishment of any Replacement Revolving Facility of any Borrower, the Revolving Commitment under any existing Revolving Credit Facility of such Borrower of any Revolving Lender that is providing a Replacement Revolving Commitment under such new Replacement Revolving Facility may, at the option of such Borrower, be reduced on a non pro rata basis with the other Revolving Lenders under such existing Revolving Credit Facility so long as no Revolving Loans are outstanding (including after giving effect to the repayment of any such Revolving Loans with Replacement Revolving Loans under such new Replacement Revolving Facility) under such Revolving Credit Facility at the time of such non pro rata reduction (and, in connection therewith, the U.S. Revolving Credit Percentages, Canadian Revolving Credit Percentages or applicable Replacement Revolving Credit Percentages, as applicable, of the Revolving Lenders under such existing Revolving Credit Percentages shall automatically be adjusted in accordance with the definitions of such revolving credit percentages).

3.7. L/C Commitment.

(a) ~~. (a)~~ Subject to the terms and conditions hereof, each U.S. Issuing Lender, in reliance on the agreements of the U.S. L/C Participants set forth in Section 3.10(a), agrees to issue documentary or standby letters of credit (“U.S. Letters of Credit”) for the account of the U.S. Borrower on any Business Day during the Revolving Commitment Period for the U.S. Revolving Facility in such form as may be approved from time to time by such U.S. Issuing Lender; provided, that no U.S. Issuing Lender shall have any obligation to issue any U.S. Letter of Credit if, after giving effect to such issuance, (i) the U.S. L/C Obligations would exceed the U.S. L/C Sub Commitment or (ii) the aggregate amount of the Available U.S. Revolving Commitments of all U.S. Revolving Lenders would be less than zero. On the Second Restatement Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be U.S. Letters of Credit issued hereunder for the account of the U.S. Borrower for all purposes of this Agreement and the other Loan Documents. Each U.S. Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Termination Date of the U.S. Revolving Facility; provided that any U.S. Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Subject to the terms and conditions hereof, each Canadian Issuing Lender, in reliance on the agreements of the Canadian L/C Participants set forth in Section 3.10(d), agrees to issue documentary or standby letters of credit (“Canadian Letters of Credit”) for the account of the Canadian Borrower on any Business Day during the Revolving Commitment Period for the Canadian Revolving Facility in such form as may be approved from time to time by such Canadian Issuing Lender; provided, that no Canadian Issuing Lender shall have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance, (i) the Canadian L/C Obligations would exceed the Canadian L/C Sub Commitment or (ii) the aggregate amount of the Available Canadian Revolving Commitments of all Canadian Revolving Lenders would be less than zero. Each Canadian Letter of Credit shall (i) be denominated in Canadian Dollars or Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Termination Date of the Canadian Revolving Facility; provided that any Canadian Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(c) Subject to the terms and conditions hereof, each Replacement Issuing Lender under any Replacement Revolving Facility, in reliance on the agreements of the Replacement L/C Participants set forth in Section 3.10(g), agrees to issue documentary or standby letters of credit (“Replacement Letters of Credit”) for the account of the Borrower under such Replacement Revolving Facility on any Business Day during the Revolving Commitment Period for such Replacement Revolving Facility in such form as may be approved from time to time by such Replacement Issuing Lender; provided, that no Replacement Issuing Lender shall have any obligation to issue any Replacement Letter of Credit under any Replacement Revolving Facility if, after giving effect to such issuance, (i) the Replacement L/C Obligations under such Replacement Revolving Facility would exceed the Replacement L/C Sub Commitment under such Replacement Revolving Facility or (ii) the aggregate amount of the Available Replacement Revolving Commitments of all Replacement Revolving Lenders under such Replacement Revolving Facility would be less than zero. Each Replacement Letter of Credit shall (i) be denominated in (x) Dollars (in the case of any Replacement Revolving Facility of the U.S. Borrower) or (y) Dollars or Canadian Dollars (in the case of any Replacement Revolving Facility of the Canadian Borrower) and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Termination Date of such Replacement Revolving Facility; provided that any Replacement Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(d)~~(c)~~ No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit.

(a) ~~. (a)~~ The U.S. Borrower may from time to time request that the U.S. Issuing Lender issue a U.S. Letter of Credit by delivering to the U.S. Issuing Lender, with a copy to the Administrative Agent, at their addresses for notices specified herein, an Application therefor, completed to the satisfaction of the U.S. Issuing Lender, and such other certificates, documents and other papers and information as the U.S. Issuing Lender may request. Upon receipt of any Application, the U.S. Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested U.S. Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available U.S. Revolving Commitments would not be less than zero, the U.S. Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the U.S. Letter of Credit requested thereby (but in no event shall the U.S. Issuing Lender be required to issue any U.S. Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such U.S. Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the U.S. Issuing Lender and the U.S. Borrower. The U.S. Issuing Lender shall furnish a copy of such U.S. Letter of Credit to the U.S. Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The U.S. Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the U.S. Revolving Lenders, notice of the issuance of each U.S. Letter of Credit (including the amount thereof).

(b) The Canadian Borrower may from time to time request that the Canadian Issuing Lender issue a Canadian Letter of Credit by delivering to the Canadian Issuing Lender, with a copy to the Administrative Agent and the Canadian Administrative Agent, at their addresses for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the Canadian Issuing Lender, and such other certificates, documents and other papers and information as the Canadian Issuing Lender may reasonably request. Upon receipt of any such Application, the Canadian Issuing Lender will notify the Canadian Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Canadian Letter of Credit, and upon receipt of confirmation from the Canadian Administrative Agent that after giving effect to the requested issuance, the Available Canadian Revolving Commitments would not be less than zero, the Canadian Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Canadian Letter of Credit requested thereby by issuing the original of such Canadian Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Canadian Issuing Lender and the Canadian Borrower (but in no event shall the Canadian Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by the Canadian Issuing Lender of a Canadian Letter of Credit, the Canadian Issuing Lender shall furnish a copy of such Letter of Credit to the Canadian Borrower, the Administrative Agent and the Canadian Administrative Agent. The Canadian Issuing Lender shall promptly furnish to the Administrative Agent and the Canadian Administrative Agent, which the Canadian Administrative Agent shall in turn promptly furnish to the Canadian Revolving Lenders, notice of the issuance of each Canadian Letter of Credit (including the amount thereof).

(c) Either Borrower may from time to time request that the Replacement Issuing Lender under any Replacement Revolving Facility of such Borrower issue a Replacement Letter of Credit by delivering to the Replacement Issuing Lender, with a copy to the Administrative Agent and, in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower, the Canadian Administrative Agent, at its

or their addresses for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the applicable Replacement Issuing Lender, and such other certificates, documents and other papers and information as such Replacement Issuing Lender may reasonably request. Upon receipt of any such Application, the Replacement Issuing Lender will notify the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) of the amount, the beneficiary and the requested expiration of the requested Replacement Letter of Credit, and upon receipt of confirmation from the Administrative Agent or Canadian Administrative Agent, as applicable, that after giving effect to the requested issuance, the Available Replacement Revolving Commitments under the applicable Replacement Revolving Facility would not be less than zero, such Replacement Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Replacement Letter of Credit requested thereby by issuing the original of such Replacement Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Replacement Issuing Lender and the applicable Borrower (but in no event shall a Replacement Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a Replacement Issuing Lender of a Replacement Letter of Credit under any Replacement Revolving Facility, such Replacement Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower, the Administrative Agent and, in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower, the Canadian Administrative Agent. Such Replacement Issuing Lender shall also promptly furnish to the Administrative Agent and, in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower, the Canadian Administrative Agent, which the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) shall in turn promptly furnish to the Replacement Revolving Lenders under the Replacement Revolving Facility pursuant to which such Replacement Letter of Credit was issued, notice of the issuance of each Replacement Letter of Credit (including the amount thereof).

3.9. ~~Fees and Other Charges~~Fees and Other Charges.

(a) ~~. (a)~~ (i) The U.S. Borrower will pay a fee on the aggregate drawable amount of all outstanding U.S. Letters of Credit at a per annum rate equal to the Applicable Margin with respect to Eurodollar Loans under the U.S. Revolving Facility, shared ratably among the U.S. Revolving Lenders in accordance with their respective U.S. Revolving Credit Percentages, ~~and~~ (ii) the Canadian Borrower will pay a fee on the aggregate drawable amount of all outstanding Canadian Letters of Credit at a per annum rate equal to the Applicable Margin with respect to Eurodollar Loans under the Canadian Revolving Facility, shared ratably among the Canadian Revolving Lenders in accordance with their respective Canadian Revolving Credit Percentages and (iii) each Borrower will pay a fee on the aggregate drawable amount of all outstanding Replacement Revolving Letters of Credit under any such Replacement Revolving Facility of such Borrower, shared ratably among the Replacement Revolving Lenders under such Replacement Revolving Facility in accordance with their respective Replacement Revolving Credit Percentages thereunder, and, in the case of each of clauses (i), (ii) and (~~ii~~iii), payable quarterly in arrears on each L/C Fee Payment Date after the applicable issuance date. In addition, the U.S. Borrower and the Canadian Borrower, respectively, shall pay to the U.S. Issuing Lender and the Canadian Issuing Lender, respectively, and to each Replacement Issuing Lender under any Replacement Revolving Facility of such Borrower, for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the applicable Borrower and the applicable Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of a given Letter of Credit.

(b) In addition to the foregoing fees, the U.S. Borrower and the Canadian Borrower, respectively, shall pay or reimburse the U.S. Issuing Lender and the Canadian Issuing Lender, respectively, and each Replacement Revolving Lender under any Replacement Revolving Facility of such Borrower, for such normal and customary costs and expenses as are incurred or charged by the applicable Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations.

(a) ~~. (a)~~ The U.S. Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. L/C Participant, and, to induce the U.S. Issuing Lender to issue U.S. Letters of Credit hereunder, each U.S. L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the U.S. Issuing Lender, on the terms and conditions set forth below, for such U.S. L/C Participant’s own account and risk an undivided interest equal to such U.S. L/C Participant’s U.S. Revolving Credit Percentage in the U.S. Issuing Lender’s obligations and rights under and in respect of each U.S. Letter of Credit issued hereunder and the amount of each draft paid by the U.S. Issuing Lender thereunder. Each U.S. L/C Participant unconditionally and irrevocably agrees with the U.S. Issuing Lender that, if a draft is paid under any U.S. Letter of Credit for which the U.S. Issuing Lender is not reimbursed in full by the U.S. Borrower in accordance with the terms of this Agreement, such U.S. L/C Participant shall pay to the Administrative Agent upon demand of the U.S. Issuing Lender an amount equal to such U.S. L/C Participant’s U.S. Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the U.S. Issuing Lender.

(b) If any amount required to be paid by any U.S. L/C Participant to the Administrative Agent for the account of the U.S. Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the U.S. Issuing Lender under any U.S. Letter of Credit is paid to the Administrative Agent for the account of the U.S. Issuing Lender within three Business Days after the date such payment is due, such U.S. L/C Participant shall pay to the Administrative Agent for the account of the U.S. Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any U.S. L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the U.S. Issuing Lender by such U.S. L/C Participant within three Business Days after the date such payment is due, the U.S. Issuing Lender shall be entitled to recover from such U.S. L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the U.S. Revolving Facility. A certificate of the U.S. Issuing Lender submitted to any U.S. L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the U.S. Issuing Lender has made payment under any U.S. Letter of Credit and has received from any U.S. L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the U.S. Issuing Lender receives any payment related to such U.S. Letter of Credit (whether directly from the U.S. Borrower or otherwise, including proceeds of collateral applied thereto by the U.S. Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the U.S. Issuing Lender, as the case may be, will distribute to such U.S. L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Administrative Agent or the U.S. Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the U.S. Issuing Lender, such U.S. L/C Participant shall return to the Administrative Agent for the account of the U.S. Issuing Lender the portion thereof previously distributed to it by the Administrative Agent or the U.S. Issuing Lender, as the case may be.

(d) The Canadian Issuing Lender irrevocably agrees to grant and hereby grants to each Canadian L/C Participant, and, to induce the Canadian Issuing Lender to issue Canadian Letters of Credit hereunder, each Canadian L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Canadian Issuing Lender, on the terms and conditions hereinafter stated, for such Canadian L/C Participant’s own account and risk, an undivided interest equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage in the Canadian Issuing Lender’s obligations and rights under each Canadian Letter of Credit issued by the Canadian Issuing Lender hereunder and the amount of each draft paid by the Canadian Issuing Lender thereunder. Each Canadian L/C Participant unconditionally and irrevocably agrees with the Canadian Issuing Lender that, if a draft is paid under any Canadian Letter of Credit issued by the Canadian Issuing Lender for which the Canadian Issuing Lender is not reimbursed in full by the Canadian Borrower in accordance with the terms of this Agreement, such Canadian L/C Participant shall pay to the Canadian Administrative Agent upon demand of the Canadian Issuing Lender an amount in Canadian Dollars or Dollars, as applicable, equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Canadian Administrative Agent shall promptly forward such amounts to the Canadian Issuing Lender.

(e) If any amount required to be paid by any Canadian L/C Participant to the Canadian Issuing Lender pursuant to Section 3.10(d) in respect of any unreimbursed portion of any payment made by the Canadian Issuing Lender under any Canadian Letter of Credit is paid to the Canadian Issuing Lender within three Business Days after the date such payment is due, the Canadian Issuing Lender shall so notify the Administrative Agent and the Canadian Administrative Agent who shall promptly notify the Canadian L/C Participants and each such Canadian L/C Participant shall pay to the Canadian Administrative Agent, for the account of the Canadian Issuing Lender, on demand (and thereafter the Canadian Administrative Agent shall promptly pay to the Canadian Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average interbank offered rate quoted by the Canadian Administrative Agent during the period from and including the date such payment is required to the date on which such payment is immediately available to the Canadian Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Canadian L/C Participant pursuant to Section 3.10(d) is not made available to the Canadian Administrative Agent, for the account of the Canadian Issuing Lender, by such Canadian L/C Participant within three Business Days after the date such payment is due, the Canadian Administrative Agent, on behalf of the Canadian Issuing Lender, shall be entitled to recover from such Canadian L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Canadian Revolving Facility for amounts due in Dollars and Canadian Prime Rate Loans under the Canadian Revolving Facility for amounts due in Canadian Dollars. A certificate of the Canadian Administrative Agent on behalf of the Canadian Issuing Lender submitted to any Canadian L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(f) Whenever, at any time after the Canadian Issuing Lender has made payment under any Canadian Letter of Credit and has received from the Canadian Administrative Agent any Canadian L/C Participant’s pro rata share of such payment in accordance with Section 3.10(d), the Canadian Issuing Lender receives any payment related to such Canadian Letter of Credit (whether directly from the Canadian Borrower or otherwise, including proceeds of collateral applied thereto by the Canadian Issuing Lender), or any payment of interest on account thereof, the Canadian Issuing Lender will distribute to the Canadian Administrative Agent for the account of such Canadian L/C Participant (and thereafter, the Canadian Administrative Agent will promptly distribute to such Canadian L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by the Canadian Issuing Lender shall be required to be returned by the Canadian Issuing Lender, such Canadian L/C Participant shall return to the Canadian Administrative Agent for the account of the Canadian Issuing Lender the portion thereof previously distributed to it by the Canadian Issuing Lender or the Canadian Administrative Agent, as the case may be.

(g) Each Replacement Issuing Lender under any Replacement Revolving Facility irrevocably agrees to grant and hereby grants to each Replacement L/C Participant under such Replacement Revolving Facility, and, to induce such Replacement Issuing Lender to issue Replacement Letters of Credit under such Replacement Revolving Facility, each such Replacement L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Replacement Issuing Lender, on the terms and conditions hereinafter stated, for such Replacement L/C Participant’s own account and risk, an undivided interest equal to such Replacement L/C Participant’s Replacement Revolving Credit Percentage under such Replacement Revolving Facility in such Replacement Issuing Lender’s obligations and rights under each Replacement Letter of Credit issued by such Replacement Issuing Lender under such Replacement Revolving Facility and the amount of each draft paid by such Replacement Issuing Lender thereunder. Each Replacement L/C Participant under any Replacement Revolving Facility unconditionally and irrevocably agrees with the Replacement Issuing Lender under such Replacement Revolving Facility that, if a draft is paid under any Replacement Letter of Credit issued by such Replacement Issuing Lender under such Replacement Revolving Facility for which such Replacement Issuing Lender is not reimbursed in full by the Borrower under such Replacement Revolving Facility in accordance with the terms of this Agreement, such Replacement L/C Participant shall pay to the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) upon demand of the applicable Replacement Issuing Lender an amount in the currency in which such Replacement Letter of Credit was denominated equal to such Replacement L/C Participant’s Replacement Revolving Credit Percentage under such Replacement Revolving Facility of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent or Canadian Administrative Agent, as applicable, shall promptly forward such amounts to the applicable Replacement Issuing Lender.

(h) If any amount required to be paid by any Replacement L/C Participant under any Replacement Revolving Facility to the Replacement Issuing Lender under such Replacement Revolving Facility pursuant to Section 3.10(g) in respect of any unreimbursed portion of any payment made by such Replacement Issuing Lender under any such Replacement Letter of Credit is paid to such Replacement Issuing Lender within three Business Days after the date such payment is due, such Replacement Issuing Lender shall so notify the Administrative Agent and, in the case of a Replacement Letter of Credit under any Replacement Revolving Facility of the Canadian Borrower, the Canadian Administrative Agent who shall promptly notify the Replacement L/C Participants under such Replacement Revolving Facility and each such Replacement L/C Participant shall pay to the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower), for the account of such Replacement Issuing Lender, on demand (and thereafter the Administrative Agent or Canadian Administrative Agent, respectively, shall promptly pay to such Replacement Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average interbank offered rate quoted by the Administrative Agent or Canadian Administrative Agent, respectively, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Replacement Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Replacement L/C Participant under any Replacement Revolving Facility pursuant to Section 3.10(d) is not made available to the Administrative Agent or Canadian Administrative Agent, as applicable, for the account of the Replacement Issuing Lender under such Replacement Revolving Facility, by such Replacement L/C Participant within three Business Days after the date such payment is due, the Administrative Agent or Canadian Administrative Agent, respectively, on behalf of such Replacement Issuing Lender, shall be entitled to recover from such Replacement L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under such Replacement Revolving Facility for amounts due in Dollars and Canadian Prime Rate Loans under such Replacement Revolving Facility for amounts due in Canadian Dollars. A certificate of the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) on behalf of such Replacement Issuing Lender submitted to any Replacement L/C Participant under such Replacement Revolving Facility with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(i) Whenever, at any time after the Replacement Issuing Lender under any Replacement Revolving Facility has made payment under any Replacement Letter of Credit under such Replacement Revolving Facility and has received from the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) any Replacement L/C Participant’s pro rata share of such payment in accordance with Section 3.10(g), such Replacement Issuing Lender receives any payment related to such Replacement Letter of Credit (whether directly from the Borrower under such Replacement Revolving Facility or otherwise, including proceeds of collateral applied thereto by such Replacement Issuing Lender), or any payment of interest on account thereof, such Replacement Issuing Lender will distribute to the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) for the account of such Replacement L/C Participant (and thereafter, the Administrative Agent or Canadian Administrative Agent, as applicable, will promptly distribute to such Replacement L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Replacement Issuing Lender shall be required to be returned by such Replacement Issuing Lender, such Replacement L/C Participant shall return to the Administrative Agent or Canadian Administrative Agent, as applicable, for the account of such Replacement Issuing Lender the portion thereof previously distributed to it by such Replacement Issuing Lender, the Administrative Agent or the Canadian Administrative Agent, as the case may be.

3.11. Reimbursement Obligation of the Borrowers.

(a) ~~. (a)~~ The U.S. Borrower agrees to reimburse the U.S. Issuing Lender, within one Business Day of the date on which the U.S. Issuing Lender notifies Cedar Fair LP of the date and amount of a draft presented under any U.S. Letter of Credit and paid by the U.S. Issuing Lender in substantial conformity with the terms of such U.S.

Letter of Credit (as determined by the U.S. Issuing Lender in its reasonable discretion), for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the U.S. Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the U.S. Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on the Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 4.5 (b) and (ii) thereafter, Section 4.5(f). Each drawing under any U.S. Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the U.S. Borrower, in which case the procedures specified in Section 3.10 for funding by U.S. L/C Participants shall apply) constitute a request by the U.S. Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2(a) of Base Rate Loans (or, at the option of the Administrative Agent and the U.S. Swing Line Lender in their sole discretion, a borrowing pursuant to Section 3.4(a) of U.S. Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of U.S. Revolving Loans (or, if applicable, U.S. Swing Line Loans) could be made, pursuant to Section 3.2(a) (or, if applicable, Section 3.4(a)), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the U.S. Issuing Lender of such drawing under such U.S. Letter of Credit. All payments due from the U.S. Borrower hereunder in respect of U.S. Letters of Credit (and U.S. Reimbursement Obligations in connection therewith) shall be made in Dollars.

(b) The Canadian Borrower agrees to reimburse the Canadian Issuing Lender, within one Business Day of the date on which the Canadian Issuing Lender notifies the Canadian Borrower of the date and amount of a draft presented under any Canadian Letter of Credit and paid by the Canadian Issuing Lender in substantial conformity with the terms of such Canadian Letter of Credit (as determined by the Canadian Issuing Lender in its reasonable discretion), for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Canadian Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Canadian Payment Amount”). Each such payment shall be made to the Canadian Issuing Lender at its address for notices specified herein in Canadian Dollars or Dollars, as applicable (as determined in accordance with the currency of such Canadian Letter of Credit), and in immediately available funds. Interest shall be payable on the amount of each Canadian Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 4.5(d) and (ii) thereafter, Section 4.5(f). Each drawing under any Canadian Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Canadian Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Canadian Borrower to the Canadian Administrative Agent for a borrowing pursuant to Section 3.2(b) of Canadian Prime Rate Loans (or, at the option of the Canadian Administrative Agent and the Canadian Swing Line Lender in their sole discretion, a borrowing pursuant to Section 3.4(f) of Canadian Swing Line Loans) or Base Rate Loans, as applicable, in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Canadian Revolving Loans (or, if applicable, Canadian Swing Line Loans) could be made, pursuant to Section 3.2(b) (or, if applicable, Section 3.4(f)), if the Canadian Administrative Agent had received a notice of such borrowing at the time the Canadian Administrative Agent received notice from the Canadian Issuing Lender of such drawing under such Canadian Letter of Credit. All payments due from the Canadian Borrower hereunder in respect of Canadian Letters of Credit (and Canadian Reimbursement Obligations in connection therewith) shall be made in Canadian Dollars or Dollars, as applicable (as determined in accordance with the currency of such Letter of Credit).

(c) Each Borrower agrees to reimburse the Replacement Issuing Lender under any Replacement Revolving Facility of such Borrower, within one Business Day of the date on which such Replacement Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Replacement Letter of Credit under such Replacement Revolving Facility and paid by such Replacement Issuing Lender in substantial conformity with the terms of such Replacement Letter of Credit (as determined by such Replacement Issuing Lender in its reasonable discretion), for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Canadian Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Replacement Payment Amount”). Each such payment shall be made to such Replacement Issuing Lender at its address for notices specified herein in the currency in which such Replacement Letter of Credit was denominated, and in immediately available funds. Interest shall be payable on the amount of each Replacement Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 4.5(d) and (ii) thereafter, Section 4.5(f). Each drawing under any Replacement Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower under such Replacement Revolving Facility, in which case the procedures specified in Section 3.10 for funding by Replacement L/C Participants shall apply) constitute a request by such Borrower to the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) for a borrowing pursuant to Section 3.2 of (i) in the case of a drawing in Canadian Dollars, Canadian Prime Rate Loans (or, at the option of the Canadian Administrative Agent and the Replacement Swing Line Lender under such Replacement Revolving Facility in their sole discretion, a borrowing pursuant to Section 3.4 of Replacement Swing Line Loans under such Replacement Revolving Facility) or (ii) in the case of a drawing in Dollars, Base Rate Loans, in each case, in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Replacement Revolving Loans (or, if applicable, Replacement Swing Line Loans) under such Replacement Revolving Facility could be made, pursuant to Section 3.2 (or, if applicable, Section 3.4), if the Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the U.S. Borrower) or Canadian Administrative Agent (in the case of a Replacement Letter of Credit under a Replacement Revolving Facility of the Canadian Borrower) had received a notice of such borrowing at the time the Administrative Agent or Canadian Administrative Agent, as applicable, received notice from such Replacement Issuing Lender of such drawing under such Replacement Letter of Credit. All payments due from the any Borrower hereunder in respect of Replacement Letters of Credit (and Replacement Reimbursement Obligations in connection therewith) shall be made in Canadian Dollars or Dollars, as applicable (as determined in accordance with the currency of such Replacement Letter of Credit).

3.12. Obligations Absolute. The Borrowers’ obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that either Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrowers’ Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrowers agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to the Borrowers.

3.13. Letter of Credit Payments. If any draft shall be presented for payment (a) under any U.S. Letter of Credit, the applicable U.S. Issuing Lender shall promptly notify the U.S. Borrower of the date and amount thereof ~~and~~, (b) under any Canadian Letter of Credit, the applicable Canadian Issuing Lender shall promptly notify the Canadian Borrower of the date and amount thereof or (c) under any Replacement Letter of Credit under any Replacement Revolving Facility, the applicable Replacement Issuing Lender shall promptly notify the Borrower under such Replacement Revolving Facility of the date and amount thereof. The responsibility of the Issuing Lenders to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.15. Replacement Revolving Commitments. (a) Either Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder “Replacement Revolving Loans”). Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which such Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding on the Amendment 1 Effective Date (after giving effect to the reduction in the Revolving Commitments on the Amendment 1 Effective Date);

(iii) no Replacement Revolving Commitments shall have a scheduled termination date prior to August 30, 2011 (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any Replacement L/C Sub Commitment and Replacement Swing Line Sub Commitment thereunder which shall be as agreed between the applicable Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent or the Canadian Administrative Agent, as applicable, and the Replacement Issuing Lender and Replacement Swing Line Lender, if any, under such Replacement Revolving Commitments) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than, those applicable to the U.S. Revolving Facility (in the case of Replacement Revolving Commitments of the U.S. Borrower) or the Canadian Revolving Facility (in the case of Replacement Revolving Commitments of the Canadian Borrower);

(v) there shall be no more than two Revolving Credit Facilities in the aggregate of the U.S. Borrower in effect at any time and no more than two Revolving Credit Facilities in the aggregate of the Canadian Borrower in effect at any time; and

(vi) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to Amendment 1) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

(b) The applicable Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Commitment pursuant to Section 10.6 to provide all or a portion of the Replacement Revolving Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 10.6. Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated, a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series of the same Borrower.

(c) The Replacement Revolving Commitments shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement Issuing Lender and/or Replacement Swing Line lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender other than those consents provided pursuant to Amendment 1).

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Facility Series outstanding on such Replacement Revolving Facility Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Facility Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages.

SECTION 4. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. ~~The~~Subject to Section 4.16, the Borrowers may at any time and from time to time prepay the Loans (other than BA Loans but subject to Section 3.2(c)(xi)), in whole or in part, without premium or penalty, upon irrevocable notice delivered by Cedar Fair LP to the Administrative Agent (and, with respect to the Canadian Revolving Loans ~~and/or Canadian Term Loans~~, Replacement Revolving Loans of the Canadian Borrower, Canadian Term Loans, Canadian Term B Loans, Extended Term Loans of the Canadian Borrower and/or Refinancing Term Loans of the Canadian Borrower), the Canadian Administrative Agent) no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Days prior thereto, in the case of Base Rate Loans and Canadian Prime Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or Canadian Prime Rate Loans (and ~~whether the prepayment is of U.S. Term Loans, Canadian Term Loans, U.S. Revolving Loans and/or Canadian Revolving Loans~~under which Facility such Loans are being prepaid); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section ~~4.11.~~4.11; provided, further, (i) no U.S. Term B Loans shall be prepaid prior to the date on which all U.S. Term Loans have been prepaid unless such prepayment of U.S. Term B Loans is accompanied by a pro rata prepayment of U.S. Term Loans, (ii) no Canadian Term B Loans shall be prepaid prior to the date on which all Canadian Term Loans have been prepaid unless such prepayment of Canadian Term B Loans is accompanied by a pro rata prepayment of Canadian Term Loans and (iii) no Extended Term Loans of any Extension Series shall be prepaid prior to the date on which all Term Loans of the Existing Term Loan Facility from which such Extended Term Loans were converted unless such prepayment of Extended Term Loans is accompanied by a pro rata prepayment of Term Loans under such Existing Term Loan Facility. Upon receipt of any such notice the Administrative Agent (or the Canadian Administrative Agent, as applicable) shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans, Canadian Prime Rate Loans, BA Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or Cdn. $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or Cdn. $100,000 or a whole multiple thereof.

4.2. ~~Mandatory Prepayments~~Mandatory Prepayments and Revolving Commitment Reductions.

(a) ~~. (a)~~ If any Capital Stock shall be issued by Cedar Fair LP (other than Capital Stock issued to employees and officers of a Group Member pursuant to an established compensation plan) or any capital contribution is made to Cedar Fair LP (other than a capital contribution by any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or contribution toward the prepayment of the Term Loans and the Revolving Loans as set forth in Sections 4.2(e) and (f); provided, however, that notwithstanding the foregoing an amount equal to 100% of the first $250,000,000 of Net Cash Proceeds of any such issuance or contribution received by Cedar Fair LP after the date of this Agreement shall be applied on the date of such issuance or contribution toward the prepayment of the ~~U.S. Term Loans and thereafter towards the prepayment of the Canadian~~ Term Loans and the Revolving Loans as set forth in Sections 4.2(e) and (f).

(b)

(i) ~~(b) If~~Subject to Section 4.16, if (x) any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by any Group Member, (y) any Refinancing Term Loans are borrowed or (z) any Group Member shall receive Net Cash Proceeds from an Asset Sale pursuant to Section 8.5(g), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied, in the case of clauses (x) and (y), on the date of such issuance or incurrence and in the case of clause (z), within two Business Days following the receipt of such Net Cash Proceeds, toward the prepayment of the Term Loans and the Revolving Loans as set forth in Sections 4.2(e) and (f).

(ii) If any Group Member shall receive Net Cash Proceeds from an Asset Sale with respect to U.S. Property pursuant to Section 8.5(g), the U.S. Borrower shall permanently reduce and terminate a portion of the U.S. Revolving Commitments within three Business Days following the receipt of such Net Cash Proceeds by an amount equal to 5.0% of the Net Cash Proceeds received in respect thereof. Any such reduction of the U.S. Revolving Commitments shall be accompanied by prepayment of the U.S. Revolving Loans and/or U.S. Swing Line Loans to the extent, if any, that the U.S. Revolving Extensions of Credit of all U.S. Revolving Lenders would exceed the amount of the U.S. Revolving Commitments of all U.S. Revolving Lenders as so reduced.

(iii) If any Group Member shall receive Net Cash Proceeds from an Asset Sale with respect to Canadian Property pursuant to Section 8.5(g), the Canadian Borrower shall permanently reduce and terminate a portion of the Canadian Revolving Commitments within three Business Days following the receipt of such Net Cash Proceeds by an amount equal to 5.0% of the Net Cash Proceeds received in respect thereof. Any such reduction of the Canadian Revolving Commitments shall be accompanied by prepayment of the Canadian Revolving Loans and/or Canadian Swing Line Loans to the extent, if any, that the Canadian Revolving Extensions of Credit of all Canadian Revolving Lenders would exceed the amount of the Canadian Revolving Commitments of all Canadian Revolving Lenders as so reduced.

(c) If any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (other than a Disposition pursuant to Section 8.5(g)), unless a Reinvestment Notice shall have been delivered by a Group Member within five Business Days of the receipt of such Net Cash Proceeds, each applicable Borrower shall apply or cause to be applied such Net Cash Proceeds to the prepayment or offer of prepayment of the Loans, as applicable, as follows:

(i) in the case of U.S. Loans, such Net Cash Proceeds shall be applied by the U.S. Borrower on the tenth Business Day following receipt thereof toward the prepayment of the ~~U.S.~~ Term Loans of the U.S. Borrower and the ~~U.S.~~ Revolving Loans of the U.S. Borrower in the amount and in the manner set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the ~~U.S.~~ Term Loans of the U.S. Borrower and the Revolving Loans of the U.S. Borrower in the amount and in the manner set forth in Section 4.2(e); and

(ii) in the case of Canadian Loans, (A) such Net Cash Proceeds shall be offered by the Canadian Borrower on the fifth Business Day following receipt thereof by way of an offer in writing (a “Disposition Repayment Offer”) to the Administrative Agent and the Canadian Administrative Agent to prepay, at a price equal to 100% of the principal amount, the Canadian Term Loans, Canadian Term B Loans and Extended Term Loans of the Canadian Borrower in the amount and in the manner specified in Section 4.2(e) and (B) if a Reinvestment Notice is delivered within such five Business Day period in respect of an Asset Sale or Recovery Event, the Canadian Borrower shall, on the Reinvestment Prepayment Date in respect thereof, send the Administrative Agent and the Canadian Administrative Agent a Disposition Repayment Offer to prepay, at a price equal to 100% of the principal amount, the Canadian Term Loans, the Canadian Term B Loans and Extended Term Loans of the Canadian Borrower in the amount and in the manner specified in Section 4.2(e). The ~~Canadian Term~~ Lenders holding Canadian Term

Loans, Canadian Term B Loans and Extended Canadian Term Loans will have five Business Days from the making of any such offer to accept such offer, and any offer not accepted within such time period shall be deemed rejected. To the extent such offer is so accepted by all Lenders with Canadian Term Loans, Canadian Term B Loans and Extended Term Loans of the Canadian ~~Term Lenders~~Borrower or any of them, such prepayment shall be made pro rata to the Lenders under each applicable Term Facility of the Canadian ~~Term Lenders~~Borrower accepting the offer in the priorities between such Term Facilities specified in Section 4.2(e), in each case, on a date no later than ten Business Days after the date of such offer. To the extent there remains any Net Cash Proceeds or Reinvestment Prepayment Amount, as applicable, after paying the Canadian Term Lenders who have accepted such offer in accordance with Section 4.2(e), such excess shall be ~~used to prepay the U.S. Term Loans and the Revolving Loans~~applied in the amount and in the manner set forth in Section 4.2(e) prior to being applied to prepay any other Term Facility of the Canadian Borrower pursuant to this clause (c)(ii)). Failure to make the Disposition Repayment Offer or to make the payments contemplated thereby shall constitute an Event of Default under this Agreement. ~~All payments made under this paragraph shall be made on a pro rata basis to each Canadian Term Lender accepting such offer.~~

Notwithstanding the foregoing, the provisions of this Section 4.2(c) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.5.

(d) If, during any Distribution Suspension Period, there shall be positive Available Cash Flow for (i) the fiscal quarter ending immediately prior to the commencement of such Distribution Suspension Period or (ii) any fiscal quarter ending during such Distribution Suspension Period (other than, in the case of this clause (ii), any such fiscal quarter as to which the Distribution Suspension Period has ended as of the first day of the fiscal quarter immediately thereafter) (any such quarter under clauses (i) or (ii), a “Subject Quarter”), the Borrowers shall, on the relevant Available Cash Flow Application Date for each such Subject Quarter, apply an amount equal to 50% of positive Available Cash Flow for the applicable Subject Quarter toward the prepayment of the Term Loans and the Revolving Loans as set forth in Sections 4.2(e) and (f). Each such prepayment shall, for each applicable Subject Quarter, be made on the date (an “Available Cash Flow Application Date”) that would have been the Quarterly Distribution Date for such Subject Quarter but for the fact that a Distribution Suspension Period was applicable during such Subject Quarter (taking into account any extension to the applicable Quarterly Distribution Date in accordance with the conditions to such extension set forth in the definition thereof).

(e) Amounts to be applied in connection with prepayments of the Loans made pursuant to Sections 4.2(a) and (b) shall be applied, first, to the prepayment of U.S. Term Loans, second, to the prepayment of Canadian Term Loans, third, to the prepayment of U.S. Term B Loans, fourth, to the prepayment of Canadian Term B Loans, fifth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans (other than any Refinancing Term Loans the proceeds of which are being applied to make such prepayment) which are U.S. Loans in earliest order of maturity, sixth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans (other than any Refinancing Term Loans the proceeds of which are being applied to make such prepayment) which are Canadian Loans in earliest order of maturity, seventh, to the prepayment of U.S. Revolving Loans and/or U.S. Swing Line Loans to the extent outstanding, ~~and fourth~~eighth, to the prepayment of Canadian Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding, ninth, to the prepayment of Replacement Revolving Loans (including Replacement Swing Line Loans) which are U.S. Loans, to the extent outstanding, in earliest order of maturity, and tenth, to the prepayment of Replacement Revolving Loans (including Replacement Swing Line Loans) which are Canadian Loans, to the extent outstanding, in earliest order of maturity. Amounts to be applied in connection with prepayments of the Loans made pursuant to Section 4.2(d) shall be applied, first, to the prepayment of the Term Loans (except as otherwise expressly set forth herein, first, on a pro rata basis as between the U.S. Term Loans and the Canadian Term Loans based on the aggregate principal amount thereof then outstanding, second, on a pro rata basis as between the U.S. Term B Loans and Canadian Term B Loans then outstanding based on the aggregate principal amount thereof then outstanding and third, on a pro rata basis as between the Extended Term Loans and/or Refinancing Term Loans then outstanding based on the aggregate principal amount thereof then outstanding) and, second, to the prepayment of the Revolving Loans and/or Swing Line Loans to the extent outstanding (except as otherwise expressly set forth herein, first, on a pro rata basis ~~based~~ as between the U.S. Revolving Loans and/or U.S. Swing Line Loans and the Canadian Revolving Loans and/or Canadian Swing Line Loans based on the aggregate principal amount thereof then outstanding and second, on a pro rata basis as between Replacement Revolving Loans (including Replacement Swing Line Loans) which are U.S. Loans and Replacement Revolving Loans (including

Replacement Swing Line Loans) which are Canadian Loans based on the aggregate principal amount thereof then outstanding). Amounts to be applied in connection with a Disposition Repayment Offer or prepayment made pursuant to Section 4.2(c) shall be applied, (i) in the case of Assets Sales or Recovery Events with respect to Canadian Property, first, to the prepayment of Canadian Term Loans as set forth in Section 4.2(c)(ii), second, to the prepayment of U.S. Term Loans, third, to the prepayment of Canadian ~~Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding, and~~Term B Loans as set forth in Section 4.2(c)(ii), fourth, to the prepayment of ~~U.S. Revolving Loans and/or Swing Line Loans to the extent outstanding~~the U.S. Term B Loans then outstanding, fifth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans that are Canadian Loans in earliest order of maturity, sixth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans that are U.S. Loans in earliest order of maturity, seventh, to the prepayment of Canadian Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding, eighth, to the prepayment of U.S. Revolving Loans and/or Swing Line Loans to the extent outstanding, ninth, to the prepayment of Replacement Revolving Loans (including Replacement Swing Line Loans) that are Canadian Loans, to the extent outstanding, in earliest order of maturity, and tenth, to the prepayment of Replacement Revolving Loans (including Replacement Swing Line Loans) that are U.S. Loans, to the extent outstanding, in earliest order of maturity; provided, that with respect to Asset Sales or Recovery Events related to all or substantially all of the assets of the Canadian Borrower or Canada’s Wonderland Company, the amounts to be applied in connection with prepayments of the loans shall be applied first, to the prepayment of Canadian Term Loans as set forth in Section 4.2(c)(ii), second, to the prepayment of Canadian Term B Loans then outstanding, third, to the prepayment of Extended Term Loans and/or Refinancing Term Loans that are Canadian Loans, in earliest order of maturity, fourth, to the prepayment of Canadian Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding (with a corresponding permanent reduction in and termination of Canadian Revolving Commitments)~~, third, to the prepayment of U.S. Term Loans, and fourth~~, fifth, to the prepayment of Replacement Revolving Loans (including Replacement Swing Line Loans) which are Canadian Loans to the extent outstanding, in earliest order of maturity (with a corresponding permanent reduction in and termination of the related Replacement Revolving Commitments), sixth, to the prepayment of U.S. Term Loans, seventh, to the prepayment of U.S. Term B Loans, eighth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans which are U.S. Loans, in earliest order of maturity, ninth, to the prepayment of U.S. Revolving Loans and/or U.S. Swing Line Loans to the extent outstanding, and tenth, to the prepayment of Replacement Revolving Loans which are U.S. Loans, to the extent outstanding, in earliest order of maturity and, (ii) in the case of Asset Sales or Recovery Events with respect to any other Property, first, to the prepayment of U.S. Term Loans, second, to the prepayment of Canadian Term Loans ~~as set forth in Section 4.2(c)(ii)~~, third, to the prepayment of U.S. ~~Revolving Loans and/or Swing Line Loans to the extent outstanding, and~~Term B Loans, fourth, to the prepayment of Canadian ~~Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding~~Term B Loans, fifth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans which are U.S. Loans in earliest order of maturity, sixth, to the prepayment of Extended Term Loans and/or Refinancing Term Loans which are Canadian Loans in earliest order of maturity, seventh, to the prepayment of U.S. Revolving Loans and/or U.S. Swing Line Loans to the extent outstanding, eighth, to the prepayment of Canadian Revolving Loans and/or Canadian Swing Line Loans to the extent outstanding, ninth, to the prepayment of Replacement Revolving Loans which are U.S. Loans, to the extent outstanding, in earliest order of maturity, and tenth, to the prepayment of Replacement Revolving Loans which are Canadian Loans, to the extent outstanding, in earliest order of maturity. Subject to the foregoing, the application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans (on a pro rata basis, except as otherwise expressly set forth herein), second to Canadian Prime Rate Loans (on a pro rata basis, except as otherwise expressly set forth herein), third, to Eurodollar Loans (on a pro rata basis, except as otherwise expressly set forth herein), and fourth to cash collateralize B/A’s (on a pro rata basis, except as otherwise expressly set forth herein). Any prepayment applied to the principal of the Term Loans pursuant to Section 4.2 shall reduce proportionately the then remaining principal installments due thereunder pursuant to Section 2.3. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans, Canadian Prime Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Upon its receipt or deemed receipt of the proceeds of the U.S. Term Loans, the U.S. Borrower, in accordance with its irrevocable voluntary election delivered to the Administrative Agent in connection the refinancing of the Existing U.S. Term Loans, shall apply a portion of such proceeds sufficient to (i) refinance in full the Existing U.S. Term Loans, (ii) pay all accrued and unpaid interest and fees, if any, on all Existing U.S. Term Loans held by Existing U.S. Term Lenders that are not Continuing Lenders, (iii) pay to each Existing U.S. Term Lender that is not a Continuing Lender all amounts then due and owing as a result of the prepayment of such

Existing U.S. Term Lender’s Existing U.S. Term Loans and (iv) pay all other Obligations then due and owing to the Existing U.S. Term Lenders, in their capacity as such, under the First Restated Agreement. Upon its receipt or deemed receipt of the proceeds of the Canadian Term Loans, the Canadian Borrower, in accordance with its irrevocable voluntary election delivered to the Administrative Agent and the Canadian Administrative Agent in connection with the refinancing of the Existing Canadian Term Loans, shall apply a portion of such proceeds sufficient to (i) refinance in full the Existing Canadian Term Loans, (ii) pay all accrued and unpaid interest and fees, if any, on all Existing Canadian Term Loans held by Existing Canadian Term Lenders that are not Continuing Lenders, (iii) pay to each Existing Canadian Term Lender that is not a Continuing Lender all amounts then due and owing as a result of the prepayment of such Existing Canadian Term Lender’s Existing Canadian Term Loans and (iv) pay all other Obligations then due and owing to the Existing Canadian Term Lenders, in their capacity as such, under the First Restated Credit Agreement.

(g) Notwithstanding the foregoing, if the amount of any prepayment of the ~~Canadian~~ Term Loans of the Canadian Borrower under any Facility required to be made in accordance with Sections 4.2(a), (b)(i)(z) or (d) during the term of ~~the Canadian Term~~such Facility, together with the amount of any prepayments of the ~~Canadian~~ Term Loans under such Facility required to be made as a result of an Asset Sale consisting solely of an issuance of the Capital Stock of a Subsidiary of Cedar Fair LP (in this paragraph, “Special Equity Prepayments”), when added to other repayments previously made in accordance with Sections 4.2(a), (b)(i)(z) or (d), Special Equity Prepayments and scheduled installment payments made or to be made on the ~~Canadian~~ Term Loans under such Facility in accordance with Section 2.3, exceeds 25% of the sum of the principal amount of the ~~Canadian Term Loans as of the Second Restatement Date~~Term Loans under such Facility originally borrowed (minus the amount of any Term Loans under such Facility converted into Extended Term Loans) (after giving effect to Sections 2.1 and 5.16), then the amount of such excess Net Cash Proceeds or Available Cash Flow shall be applied toward the prepayment of ~~U.S.~~ Term Loans (other than Term Loans under such Facility) in accordance with the priorities set forth in Section 4.2(e) to the extent any ~~U.S.~~other Term Loans are then outstanding and, otherwise may be used for any other purpose (other than the making of Restricted Payments) permitted by this Agreement; provided, however, that upon the occurrence and during the continuation of any Event of Default, the Canadian Borrower shall be obligated to prepay ~~Canadian~~ Term Loans to the extent provided in Sections 4.2(a), (b)(i)(z), (c) and (d) without regard for this Section 4.2(g) because of such Event of Default.

(h) If at any time (i) the aggregate U.S. Revolving Extensions of Credit of all U.S. Revolving Lenders exceed the U.S. Revolving ~~Credit~~ Commitments of all U.S. Lenders, the U.S. Borrower shall immediately repay the U.S. Revolving Loans and/or U.S. Swing Line Loans and/or terminate or cash collateralize outstanding U.S. Letters of Credit in any such case, as and to the extent necessary to ensure that the U.S. Revolving Extensions of Credit of each U.S. Revolving Lender are less than or equal to the U.S. Revolving Commitments of such U.S. Revolving Lender ~~or~~, (ii) the aggregate Canadian Revolving Extensions of Credit of all Canadian Revolving Lenders exceed the Canadian Revolving ~~Credit~~ Commitments of all Canadian Lenders (in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination), the Canadian Borrower shall immediately repay the Canadian Revolving Loans and/or Canadian Swing Line Loans and/or terminate or cash collateralize outstanding Canadian Letters of Credit, in any such case, as and to the extent necessary to ensure that the Canadian Revolving Extensions of Credit of each Canadian Revolving Lender are less than or equal to the Canadian Revolving Commitments of such Canadian Revolving Lender (in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination) or (iii) the aggregate Replacement Revolving Extensions of Credit under any Replacement Revolving Facility of all Replacement Revolving Lenders thereunder exceed the Replacement Revolving Commitments under such Replacement Revolving Facility of all Replacement Revolving Lenders (in the case of any Replacement Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination), the Borrower under such Replacement Revolving Facility shall immediately repay the Replacement Revolving Loans and/or Replacement Swing Line Loans and/or terminate or cash collateralize outstanding Replacement Letters of Credit, in any such case, under such Replacement Revolving Facility as and to the extent necessary to ensure that the Replacement Revolving Extensions of Credit of each Replacement Revolving Lender under such Replacement Revolving Facility are less than or equal to the Replacement Revolving Commitments of such Replacement Revolving Lender under such Replacement Revolving Facility (in the case of any Replacement Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination) .

4.3. Conversion and Continuation Options.

(a) ~~. (a)~~ Each of the U.S. Borrower and the Canadian Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans, and the Canadian Borrower may elect to convert BA Loans at the expiry of the relevant Interest Period to Canadian Prime Rate Loans, by giving the Administrative Agent, and, with respect to Canadian Prime Rate Loans, the Canadian Administrative Agent, at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans and BA Loans may be made only on the last day of an Interest Period with respect thereto. Each of the U.S. Borrower and the Canadian Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans, and the Canadian Borrower may elect to convert Canadian Prime Rate Loans to BA Loans, by giving the Administrative Agent, and, with respect to Canadian Prime Rate Loans, the Canadian Administrative Agent, at least three Business Days’ prior irrevocable notice as to Eurodollar Loans, and two Business Days’ prior irrevocable notice as to BA Loans, of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan and no Canadian Prime Rate Loan may be converted into a BA Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent, the Canadian Administrative Agent (in the case of the Canadian Facilities), or the Majority Facility Lenders (in the case of the applicable Facility) have determined in its or their sole discretion not to permit such conversions or (ii) if the applicable Interest Period selected by the Borrower extends beyond the Revolving Termination Date of any Revolving Credit Facility, in the case of any Revolving Loans thereunder, or the applicable maturity date, in the case of the Term Loans. Upon receipt of any such notice the Administrative Agent, or the Canadian Administrative Agent, as applicable, shall promptly notify each relevant Lender thereof.

(b) Each of the U.S. Borrower and the Canadian Borrower may elect to continue any Eurodollar Loan as such and the Canadian Borrower may elect to continue any BA Loan as such upon the expiration of the then current Interest Period with respect thereto by giving at least three Business Days’ prior irrevocable notice as to Eurodollar Loans, and two Business Days’ prior irrevocable notice as to BA Loans, to the Administrative Agent, and with respect to the Canadian Facilities, the Canadian Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan or BA Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or, with respect to the Canadian Facilities, the Canadian Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the U.S. Borrower or the Canadian Borrower, as applicable, shall fail to give any required notice as described above in this paragraph (i) such Eurodollar Loans shall be continued for the same Interest Period as the then expiring Interest Period as of the last day of such then expiring Interest Period, except that if such continuation is not permitted pursuant to the first proviso in this Section 4.3(b) such Loans shall be repaid or (if not so repaid) converted automatically to Base Rate Loans and (ii) the face amount of such BA Loan shall be repaid or (if not so repaid) automatically converted to Canadian Prime Rate Loans, in each case on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent, or the Canadian Administrative Agent, as applicable, shall promptly notify each relevant Lender thereof.

(c) Neither the conversion nor the continuation of any Loan pursuant to any provision of this Agreement (i) creates a new Loan or other obligation or constitutes a novation of such Loan or (ii) constitutes or requires the repayment and/or readvance of any principal amount of such Loan. Rather, such conversion or continuation of any Loan merely constitutes a change in the manner in which interest is calculated and payable on such Loan in accordance with the interest rate options available under this Agreement.

4.4. Limitations on Eurodollar Tranches.

(a) ~~. (a)~~ Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) no more than ~~ten~~twelve Eurodollar Tranches shall be outstanding at any one time.

(b) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of BA Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (i) after giving effect thereto, the aggregate principal amount of any BA Loan shall be equal to Cdn. $5,000,000 or a whole multiple of Cdn. $1,000,000 in excess thereof and (ii) no more than ~~six~~eight BA Loans shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates.

(a) ~~. (a)~~ Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan (other than a Canadian Revolving Loan or Replacement Revolving Loan of the Canadian Borrower) shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day, and each Base Rate Loan that is a Canadian Revolving Loan or Replacement Revolving Loan of the Canadian Borrower shall bear interest for each day on which it is outstanding at a rate per annum equal to (i) for Canadian Revolving Loans and Replacement Revolving Loans denominated in Dollars, the U.S. Base Rate in Canada in effect for such day plus the Applicable Margin in effect for such day and (ii) for Canadian Revolving Loans and Replacement Revolving Loans denominated in Canadian Dollars, the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) Each U.S. Swing Line Loan shall bear interest for each day on which it is outstanding in accordance with Section 3.3(a). Each Canadian Swing Line Loan shall bear interest for each day on which it is outstanding in accordance with Section 3.3(c). Each Replacement Swing Line Loan shall bear interest for each day on which it is outstanding in accordance with Section 3.3(c).

(d) Each Canadian Prime Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(e) On the Borrowing Date in respect of a BA Loan under the Canadian Revolving Facility or a Replacement Revolving Facility of the Canadian Borrower, the Canadian Borrower shall pay to the Canadian Administrative Agent for the benefit of the ~~Canadian Revolving~~ Lenders under such Facility the Acceptance Fee calculated on the face amount of the applicable Bankers’ Acceptances at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Interest Period for the BA Loan and a year of 365 days.

(f)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or an Event of Default exists under Section 9(f), such overdue amounts or, in the case of such an Event of Default, all outstanding Loans and Reimbursement Obligations (in either case, to the extent legally permitted), shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (y) in the case of the U.S. Borrower’s Reimbursement Obligations, the rate applicable to Base Rate Loans under the U.S. Revolving Facility or Replacement Revolving Facility under which such Reimbursement Obligations arose plus 2.00%, or (z) in the case of the Canadian Borrower’s Reimbursement Obligations, the rate applicable to Canadian Prime Rate Loans under the Canadian Revolving Facility or Replacement Revolving Facility under which such Reimbursement Obligations arose plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to (A) Base Rate Loans under the relevant Facility plus 2.00% for interest due in Dollars, and (B) Canadian Prime Rate Loans plus 2.00% for interest due in Canadian Dollars (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the U.S. Revolving Facility and/or the Canadian Revolving Facility plus 2.00% for amounts due in Dollars and the rate then applicable to Canadian Prime Rate Loans plus 2.00% for amounts due in Canadian Dollars), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment).

(g) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand.

(h) If any provision of this Agreement or any of the other Loan Documents would obligate any Loan Party to make any payment of interest with respect to the Canadian Obligations or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rates of interest required to be paid to the affected Agent or the affected Lender under Section 4.5(f); and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Agent or the affected Lender which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the affected Agent or the affected Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to the applicable Loan Party. Any amount or rate of interest under the Canadian Obligations referred to in this Section 4.5(h) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Second Restatement Date to the applicable maturity date therefor, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent and the Canadian Administrative Agent shall be conclusive for the purposes of such determination.

(i) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

4.6. Computation of Interest and Fees.

(a) ~~. (a)~~ Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360 day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, (ii) Base Rate Loans the rate of interest on which is calculated on the basis of the U.S. Base Rate in Canada, (iii) Canadian Prime Rate Loans the rate of interest on which is calculated on the basis of the Canadian Prime Rate and (iv) BA Loans, the interest thereon shall be calculated on the basis of a 365 (or, except in the case of BA Loans, 366, as the case may be) day year for the actual days elapsed. The Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate, Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent or, with respect to the Canadian Facilities (and including the Discount Rate), the Canadian Administrative Agent, pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent or the Canadian Administrative Agent, as applicable, shall, at the request of Cedar Fair LP, deliver to Cedar Fair LP a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7. Inability ~~to~~To Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent, shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent, shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent, shall give telecopy or telephonic notice thereof to the applicable Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent or the Canadian Administrative Agent, as applicable, no further Eurodollar Loans under the relevant Facility shall be made or continued ~~assuch~~as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments.

(a) ~~. (a)~~ Except as otherwise expressly set forth herein, each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any Acceptance Fee, commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective outstanding U.S. Term Credit Percentages, ~~Canadian Term Credit Percentages~~U.S. Term B Credit Percentages, Canadian Term Credit Percentages, Canadian Term B Credit Percentages, Extended Term Credit Percentages under the applicable Facility, Refinancing Term Credit Percentages under the applicable Facility, U.S. Revolving Credit Percentages, ~~or Canadian~~Canadian Revolving Credit Percentages or Replacement Revolving Credit Percentages under the applicable Facility, as the case may be, of the relevant Lenders.

(b) Except as otherwise expressly set forth herein, (including Section 2.3, 4.2(a), 4.2(c)(ii) or 4.2(f)), each payment (including each prepayment) by the Borrowers on account of principal of and interest on the ~~Canadian~~ Term Loans ~~and the U.S. Term Loans~~under any Facility shall be made pro rata according to the respective outstanding principal amounts of such Term Loans then held by the respective Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof (it being understood that (i) any reduction in the remaining installments of U.S. Term Loans as of the Amendment 1 Effective Date (as a result of any prepayment thereof prior to the Amendment 1 Effective Date) that were converted into U.S. Term B Loans on the Amendment 1 Effective Date shall reduce the remaining installments of the U.S. Term B Loans as of the Amendment 1 Effective Date on a pro rata basis based on the then remaining principal amount thereof and (ii) any reduction in the remaining installments of Canadian Term Loans as of the Amendment 1 Effective Date (as a result of any prepayment thereof prior to the Amendment 1 Effective Date) that were converted into Canadian Term B Loans on the Amendment 1 Effective Date shall reduce the remaining installments of the Canadian Term B Loans as of the Amendment 1 Effective Date on a pro rata basis based on the then remaining principal amount thereof). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the ~~Canadian~~ Revolving Loans ~~and the U.S.~~under any Revolving ~~Loans~~Credit Facility shall be made pro rata according to the respective outstanding principal amounts of such~~, as the case may be, Canadian Revolving~~

~~Loans or U.S.~~ Revolving Loans then held by~~, as the case may be,~~ the respective ~~Canadian~~ Revolving Lenders ~~or U.S.~~under such Revolving ~~Lenders~~Credit Facility.

(d) All payments (including prepayments) to be made by either Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments (including prepayments) to be made by the U.S. Borrower hereunder with respect to the U.S. Facilities whether on account of principal, interest, fees or otherwise shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payment made by the U.S. Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. All payments (including prepayments) to be made by the Canadian Borrower hereunder with respect to the Canadian Facilities, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 Noon, Toronto time, on the due date thereof to the Canadian Administrative Agent, for the account of the relevant Lenders, at the Canadian Payment Office, in Canadian Dollars or Dollars (as applicable) and in immediately available funds. Any payment made by the Canadian Borrower after 12:00 Noon, Toronto time, on any Business Day shall be deemed to have been made on the next following Business Day. The Canadian Administrative Agent shall distribute such payments to the relevant Canadian Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans and BA Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a BA Loan becomes due and payable on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(e) Other than with respect to any Term Loan of the Canadian ~~Term Loan~~Borrower, unless the Administrative Agent or the Canadian Administrative Agent, as applicable, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or the Canadian Administrative Agent, as applicable, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that such Lender is making such amount available to the Administrative Agent or the Canadian Administrative Agent, as applicable, and the Administrative Agent or the Canadian Administrative Agent, as applicable, may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent or the Canadian Administrative Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Canadian Administrative Agent for amounts in Canadian Dollars and (ii) a rate determined by the Administrative Agent or, with respect to the Canadian Facilities, the Canadian Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Administrative Agent, as applicable. A certificate of the Administrative Agent or the Canadian Administrative Agent, as applicable, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent or the Canadian Administrative Agent, as applicable, by such Lender within three Business Days of such Borrowing Date, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the applicable Borrower.

(f) Unless the Administrative Agent or the Canadian Administrative Agent, as applicable, shall have been notified in writing by either Borrower prior to the date of any payment due to be made by either Borrower hereunder that such Borrower will not make such payment to the Administrative Agent or the Canadian Administrative Agent, as applicable, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that such Borrower is making such payment, and the Administrative Agent or the Canadian

Administrative Agent, as applicable, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent or the Canadian Administrative Agent, as applicable, by the applicable Borrower within three Business Days after such due date, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Canadian Administrative Agent for amounts in Canadian Dollars. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Canadian Administrative Agent or any Lender against the Borrowers.

4.9. ~~Requirements of Law~~Requirements of Law.

(a) ~~. (a)~~ If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax (or any increase in tax) of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or any BA Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non Excluded Taxes covered by Section 4.10 or changes in the rate of tax on the overall net income or capital of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or BA Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Cedar Fair LP (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Cedar Fair LP (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Cedar Fair LP (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies Cedar Fair LP of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. ~~(a)~~

(a) All payments made under the Loan Documents shall, except to the extent required by applicable law, be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding net income taxes, capital taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non excluded Taxes (“Non Excluded Taxes”) or Other Taxes are required to be withheld or deducted from or are otherwise imposed on any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section or (ii) that are United States federal withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non Excluded Taxes pursuant to this paragraph, and provided, further, that subject to Sections 4.12 and 4.13, the Canadian Borrower shall not be required to increase any amounts payable to a Canadian Revolving Lender in respect of Canadian federal non resident withholding taxes imposed on amounts payable to the Canadian Revolving Lender, except to the extent (A) such taxes are imposed on a Qualifying Canadian Lender by virtue of a change in law that occurs after the First Restatement Date, or (B) the Canadian Revolving Lender is not a Qualifying Canadian Lender but is an Assignee or Participant to whom an assignment was made or a participation was sold either with the Canadian Borrower’s or Cedar Fair LP’s prior written consent or after the occurrence and during the continuance of an Event of Default.

(b) In addition, the Borrowers shall pay any Non Excluded Taxes and Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Taxes are payable or to be remitted with respect to any payments under the Loan Documents by either Borrower, as promptly as possible thereafter such Borrower shall send to each of the Administrative Agent and the Canadian Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt (or other documentary evidence of payment or remittance that is reasonably satisfactory to the Administrative Agent and the Canadian Administrative Agent) showing payment or remittance thereof. If the applicable Borrower fails to withhold, pay or remit any Non Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent and the Canadian Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify, on an after tax basis, the Agents and the Lenders for any taxes, interest or penalties that may be payable by any Agent or any Lender as a result of any such failure whether or not such amounts are correctly or legally asserted.

(d) Each Lender (or Transferee), that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver, in the case of a U.S. Lender, to Cedar Fair LP and the Administrative Agent and, in the case of a Canadian Lender, to Cedar Fair LP and the Canadian Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two original copies of either U.S. Internal Revenue Service Form W 8BEN, Form W 8ECI or Form W 8IMY (together with any required attachments), or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W 8BEN, or any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Cedar Fair LP and the Administrative Agent (or, in the case of a Canadian Lender, the Canadian Administrative Agent) at any time it determines that it is no longer in a position to provide any previously delivered forms or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e) Each Lender (or Transferee) that is not a Foreign Lender (a “Non Foreign Lender”) shall deliver, in the case of a U.S. Lender, to Cedar Fair LP and the Administrative Agent and, in the case of a Canadian Lender, to Cedar Fair LP and to the Canadian Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two original copies of U.S. Internal Revenue Service Form W 9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Non Foreign Lender. Such forms shall be delivered by each Non Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non Foreign Lender. Each Non Foreign Lender shall promptly notify Cedar Fair LP and the Administrative Agent (or, in the case of a Canadian Lender, the Canadian Administrative Agent) at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Non Foreign Lender is not legally able to deliver.

(f) At the reasonable request of Cedar Fair LP, a Lender that is entitled to an exemption from or reduction of non U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Cedar Fair LP (with a copy to the relevant Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrowers, or either of them (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 4.10 with respect to the Non Excluded Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(h) As used herein, “Qualifying Canadian Lender” means a Person that becomes a Canadian Swing Line Lender or a Canadian Revolving Lender at a time when no Event of Default has occurred and is continuing and that is either (i) not a non resident of Canada within the meaning of the Income Tax Act (Canada) or (ii) an “authorized foreign bank” that is entering into this Agreement or acquiring a participation hereunder and receiving all payments hereunder or under any such participation in respect of its “Canadian banking business” as both such terms are defined for the purposes of the Income Tax Act (Canada).

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans (or, in the case of the Canadian Borrower, a BA Loan) after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans (or, in the case of the Canadian Borrower, a BA Loan) after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans by such Borrower on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank eurodollar market (in the case of Eurodollar Loans) or the Canadian money markets (in the case of BA Loans). A certificate as to any amounts payable pursuant to this Section submitted to Cedar Fair LP (with a copy to the Administrative Agent) by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by Cedar Fair LP, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. ~~(a)~~

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the U.S. Borrower, and the Canadian Administrative Agent, on behalf of the Canadian Borrower, shall maintain the Register pursuant to Section 11.6(b), and a sub account therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrower or the Canadian Borrower, as applicable, to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the U.S. Borrower, or by the Canadian Administrative Agent from the Canadian Borrower, and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the U.S. Borrower or the Canadian Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Canadian Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the U.S. Borrower or the Canadian Borrower, as applicable, to repay (with applicable interest) the Loans made to the U.S. Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

(d) Each of the U.S. Borrower and the Canadian Borrower agrees that, upon the request to the Administrative Agent or the Canadian Administrative Agent by any Lender, such Borrower will promptly execute and deliver to such Lender a promissory note of such Borrower, evidencing any U.S. Term Loans, Canadian Term Loans, U.S. Revolving Loans, Canadian Revolving Loans, U.S. Swing Line Loans ~~or Canadian Swing Line Loans~~, Canadian Swing Line Loans, U.S. Term B Loans, Canadian Term B Loans, Refinancing Term Loans of any Series, Extended Term Loans of any Extension Series, Replacement Revolving Loans under any Replacement Revolving Facility or Replacement Swing Line Loans under any Replacement Revolving Facility, as the case may be, of such Lender, substantially in the forms of Exhibit G -1, G -2, G -3, G -4, G ~~5 or G 6,~~-5, G-6, G-7, G-8, G-9, G-10, G-11 or G-12 respectively (a “U.S. Term Note”, “Canadian Term Note”, “U.S. Revolving Note”, “Canadian Revolving Note”, “U.S. Swing Line Note” ~~or “Canadian~~, “Canadian Swing Line Note”, “U.S. Term B Note”, “Canadian Term B Note”, “Refinancing Term Note”, “Extended Term Note”, “Replacement Revolving Note” or “Replacement Swing Line Note”, respectively and each individually, a “Note”), with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or BA Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make (i) Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans or (ii) BA Loans, continue BA Loans as such and convert Canadian Prime Rate Loans to BA Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans or BA Loans, as the case may be, if any, shall be converted automatically to Base Rate Loans or Canadian Prime Rate Loans, respectively, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Soft-Call Premium. In the event that, at any time on or prior to the second anniversary of the Amendment 1 Effective Date, (i) this Agreement is amended and such amendment to this Agreement reduces the Applicable Margin applicable to the U.S. Term B Loans or the Canadian Term B Loans on the Amendment 1 Effective Date (after giving effect to upfront or similar fees or original issue discount shared with all lenders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders thereof) or (ii) either Borrower makes any mandatory or voluntary prepayment of U.S. Term B Loans or Canadian Term B Loans with the proceeds of any term loan Indebtedness under any credit facility (including, without limitation, any new or additional term loans under this Agreement), then, the U.S. Borrower (in the case of any such change to or prepayment of U.S. Term B Loans) or the Canadian Borrower (in the case of any such change to or prepayment of the Canadian Term B Loans) agrees to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, (x) in the case of clause (i), for the account of each U.S. Term B Lender (in the case of any such change to the U.S. Term B Loans) or each Canadian Term B Lender (in the case of any such change to the Canadian Term B Loans) that agrees to such amendment a fee in an amount equal to

1.00% of such Lender’s U.S. Term B Loans (in the case of any such change to the U.S. Term B Loans) or Canadian Term B Loans (in the case of any such change to the Canadian Term B Loans) outstanding on the effective date of such amendment and (y) in the case of clause (ii), for the account of each U.S. Term B Lender (in the case of any such prepayment of the U.S. Term B Loans) or each Canadian Term B Lender (in the case of any such prepayment of the Canadian Term B Loans) a fee in an amount equal to 1.00% of such Lender’s U.S. Term B Loans or Canadian Term B Loans that are being prepaid as a result of such prepayment.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition.

(a) ~~. (a)~~ The unaudited pro forma consolidated balance sheet of Cedar Fair LP and its consolidated Subsidiaries as at the last day of Fiscal Q2 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which were furnished to the Administrative Agent and the Syndication Agent, prior to the First Restatement Date, was prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction (as defined in the First Restated Credit Agreement), (ii) the Loans made on the Original Closing Date and the Loans made on the First Restatement Date and, in each case, the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet was prepared based on the best information reasonably available to Cedar Fair LP as of the date of delivery thereof, and, subject to the uncertainties that are typically inherent in such a projection, presents fairly on a pro forma basis the estimated financial position of Cedar Fair LP and its consolidated Subsidiaries as at the last day of Fiscal Q2 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Cedar Fair LP and its Subsidiaries and the Target and its Subsidiaries as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte and Touche LLP (with respect to Cedar Fair LP and its Subsidiaries) or PricewaterhouseCoopers (with respect to the Target and its Subsidiaries), present fairly the consolidated financial condition of Cedar Fair LP and its Subsidiaries and, to the knowledge of either Borrower, the Target and its Subsidiaries, as applicable, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Cedar Fair LP and its Subsidiaries and the Target and its Subsidiaries as at the last day of Fiscal Q2 2006, and the related unaudited consolidated statements of income and cash flows for the three month period ended on such date, present fairly the consolidated financial condition of Cedar Fair LP and its Subsidiaries and, to the knowledge of either Borrower, the Target and its Subsidiaries, as applicable, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three month period then ended (subject to normal year end audit adjustments). All such financial statements of Cedar Fair LP and its Subsidiaries and, to the knowledge of either Borrower, of the Target and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph, other than the Specified Hedge Agreements with KeyBank National Association described in the definition of “Specified Hedge Agreement” and any other Specified Hedge Agreement entered into in accordance with the terms hereof. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by either Borrower or any of its Subsidiaries or, to the knowledge of either Borrower, the Target or any of its Subsidiaries of any material part of its business or property.

5.2. No Change. Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or otherwise qualified as required by any applicable Requirement of Law) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3, none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Intellectual Property. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, (a) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no Group Member has knowledge of any claim that has been asserted or is pending before any tribunal by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim; and (c) to the knowledge of the Group Members, the use of Intellectual Property by each Group Member does not infringe misappropriate, dilute, or otherwise violate the rights of any Person.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state, Canadian, provincial, territorial and other material tax returns that are required to be filed within the time periods required by applicable law and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amounts or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member), no tax Lien has been filed, and, to the knowledge of either Borrower, no claim (other than those being contested as aforesaid) is being asserted, with respect to any such tax, fee or other charge. Cedar Fair LP is treated as an electing 1987 partnership within the meaning of Section 7704(g)(3) of the Code and not as an association taxable as a corporation under subchapter C of the Code. Each Group Member has withheld or collected, and remitted to the appropriate Governmental Authority when due, all taxes it is required to withhold or collect and remit within the time periods required by applicable law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. Pension and Benefit Plans.

(a) ~~. (a)~~ Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period. No Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither either Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA that would exceed $5,000,000 if either Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge of the Borrowers requires registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations, if any, of each Group Member required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is funded to the extent required by law both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each Group Member, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner, other than any such withholdings, collections or payments in an aggregate amount not greater than $1,000,000. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Each Group Member has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans, employment insurance and employee income taxes, other than any such contributions and withholdings in an aggregate amount not greater than $1,000,000.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by Cedar Fair LP in writing from time to time after the Second Restatement Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Cedar Fair LP or any Subsidiary, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Original Term Loans were used on the Original Closing Date to finance a portion of the Transaction and to pay related fees and expenses. The proceeds of the Existing Canadian Term Loans were used on the First Restatement Date by the Canadian Borrower solely to return capital to its parent and such proceeds were in turn used by such parent or by Cedar Fair LP to prepay a portion of the term loan made under the Original Credit Agreement on the Original Closing Date in a principal amount of $270,000,000. The proceeds of the Term Loans shall be used on the Second Restatement Date to refinance in full the Refinanced Indebtedness in accordance with the exercise by the Borrowers of their optional prepayment rights in respect thereof. The proceeds of Refinancing Term Loans shall be applied pursuant to Section 4.2. The proceeds of the Revolving Loans shall be used to pay fees and expenses related to this Agreement and shall be used, together with the proceeds of the Swing Line Loans, and the Letters of Credit, for general company purposes.

5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the any Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the First Restatement Date and, in the case of the Lender Presentation, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Cedar Fair LP to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, the Lender Presentation or in any other documents, certificates and statements furnished to any Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents.

(a) ~~. (a)~~ Each Security Document is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties specified therein, a legal, valid and enforceable security interest and Lien in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, as defined and described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement and the other Security Documents shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof, as security for the Obligations referred to therein, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock (which may be subject to Liens for certain Statutory Prior Claims), Liens permitted by Section 8.3). As of the Second Restatement Date, there are no Statutory Prior Claims that encumber any Pledged Stock, except for certain inchoate Canadian Statutory Prior Claims in respect of amounts not yet past due that could affect the Capital Stock of Canada’s Wonderland Company prior to its amalgamation with 3147010 Nova Scotia Company.

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties specified therein, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed or registered in the offices specified on Schedule 5.19(b), each such Mortgage shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except Liens permitted by Section 8.3. Schedule 1.1 lists, as of the Second Restatement Date, each site of owned real property and each leasehold interest in real property held by Cedar Fair LP or any of its Subsidiaries.

5.20. Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21. Regulation H. Except as disclosed to the Syndication Agent and the Administrative Agent by Cedar Fair LP, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.22. Certain Documents. The Borrowers have delivered to the Syndication Agent and the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

5.23. Condition of the Property. The buildings, structures and improvements on the Mortgaged Properties are structurally sound, in good repair and free of material defects in materials and workmanship, ordinary wear and tear excepted, and have been constructed and installed in substantial compliance with the plans and specifications relating thereto, except, in each case, where the failure to be so would not reasonably be expected to materially impair the value of the applicable Mortgaged Property. Except as set forth in any engineering reports with respect to the Mortgaged Properties delivered to the Syndication Agent in connection with this Agreement, and except for malfunctions consistent with the past practices of Cedar Fair LP and the Target and their respective Subsidiaries, all major building systems located within such buildings, structures and improvements (including, without limitation, the heating and air conditioning systems, the electrical systems, plumbing systems, and all liquid and solid waste disposal, septic and sewer systems) are in good working order and condition or in the process of repair or replacement, except where the failure to be so would not reasonably be expected to have a Material Adverse Effect and, to the knowledge of each Borrower, are in compliance in all material respects with all Requirements of Law. The Mortgaged Property is free from material damage caused by fire or other casualty that is not in the process of repair or restoration.

5.24. No Condemnation. No Group Member has received written notice that a condemnation or expropriation proceeding has been commenced and to each Borrower’s knowledge, none is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property that, in any of the foregoing cases, could reasonably be expected to cause a Material Adverse Effect.

5.25. Operating Permits. The Group Members have obtained all licenses, permits, registrations, certificates and other approvals, governmental and otherwise (including, without limitation, zoning, building code, land use and environmental), reasonably necessary for the use, occupancy and operation of the Mortgaged Property and the conduct of its business thereat, all of which are in full force and effect as of the date hereof, except to the extent that the failure to obtain the same could not reasonably be expected to materially impair the use or value of the Mortgaged Property to which it relates. To each Borrower’s knowledge, no event or condition currently exists which could result in the revocation, suspension, or forfeiture thereof.

5.26. Adequate Utilities. To each Borrower’s knowledge, the Mortgaged Property is adequately served by all utilities reasonably required for the current or contemplated use thereof. All water and sewer systems are provided to each Mortgaged Property by public utilities, and the Mortgaged Property has accepted or is equipped to accept such utility services.

5.27. Public Access. All public roads and streets necessary for access to each Mortgaged Property for the current or contemplated use thereof have been completed and are physically and legally open for use by the public, except in the case of repairs or replacements from time to time made to such streets and roads, and except where the failure to have such access could not reasonably be expected to materially impair the use or value of the Mortgaged Property to which it relates.

5.28. Boundaries. Except as otherwise disclosed on the title insurance policies in respect of the Mortgaged Property provided, or endorsed, to the Collateral Agent on the First Restatement Date, as each such policy may thereafter be endorsed to reflect the matters shown on the surveys of the Mortgaged Property, (i) all of the improvements, including without limitation, rides, exhibits and other similar structures, material to the use or operations of the Mortgaged Property to which it relates lie wholly within the boundaries and building restriction lines of such Mortgaged Property, and (ii) no material improvements, including without limitation, rides, exhibits and other similar structures, encroach onto any easement affecting the Mortgaged Property that could reasonably be expected to materially impair the use or value of the Mortgaged Property to which is relates. Subject to disclosures made in the applicable survey, no improvements on adjacent properties encroach upon the Mortgaged Property that could reasonably be expected to materially impair the use or value of the Mortgaged Property on which such encroachment exists.

5.29. Assessments. No unpaid assessments for public improvements or assessments otherwise affecting any Mortgaged Property that are due and payable as of the date hereof currently exist or, to each Borrower’s knowledge, are pending, nor are improvements contemplated to any Mortgaged Property that may result in any such assessments, which in the aggregate could reasonably be expected to have a Material Adverse Effect. Each of the Mortgaged Properties is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

5.30. Leases. (a) Each Group Member has delivered to the Syndication Agent complete and accurate copies of all leases with annual lease payments in excess of $100,000 (including the Ground Lease), and no oral or written agreements exist which terminate, modify or supplement such leases or the Ground Lease, except as otherwise disclosed to the Syndication Agent in writing, (b) each such lease (other than each such terminated lease, if any, referred to in clause (a) hereof) is in full force and (other than with respect to the Ground Lease, except to the extent that a Material Adverse Effect would not reasonably be expected to arise as a result thereof) there are no defaults thereunder by any Group Member or, to the knowledge of either Borrower, any other party thereto.

5.31. Anti Terrorism Laws. No Group Member or any Affiliate of any Group Member is in violation of any Anti Terrorism Law or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or has attempted to violate, any of the prohibitions set forth in any Anti Terrorism Law. No Group Member or Affiliate of any Group Member is any of the following (each a “Blocked Person”):

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order no. 13224;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order no. 13224;

(c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order no. 13224;

(e) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) a Person or entity who is affiliated with a Person or entity listed above.

No Group Member knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order no. 13224.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Second Restatement Date. The effectiveness of this Agreement and the amendment and restatement evidenced hereby, and the agreement of each Term Lender to make the extension of credit requested to be made by it on the Second Restatement Date, is subject to the satisfaction, prior to or concurrently with such effectiveness and the making of such extension of credit, of each of the following conditions precedent:

(a) Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Term Lenders, to the Issuing Bank and to the Administrative Agent and the Administrative Agent shall have received (i) this Agreement, or, in the case of each Term Lender, an Addendum or Lender Authorization, executed and delivered by each Agent, the Borrowers and each Person that is a Term Lender as of the Second Restatement Date, (ii) each other Loan Document required to be executed and delivered by each party thereto on the Second Restatement Date, and (iii) if requested by any Lender pursuant to Section 4.14(d), a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the relevant Borrower(s).

(b) Concurrent Transactions. The Borrowers shall have delivered irrevocable notice to the Administrative Agent and the Canadian Administrative Agent in accordance with the terms of Section 4.1 of the First Restated Credit Agreement stating (i) the Borrowers’ intent to, as the case may be, optionally prepay or be deemed to have optionally prepaid in full the Existing U.S. Term Loans and Existing Canadian Term Loans outstanding under the First Restated Credit Agreement, and (ii) that the Second Restatement Date shall be the effective date of such prepayment.

(c) Lien Searches. The Administrative Agent shall have received the results of recent judgment and execution searches in Ontario and Nova Scotia, and such searches shall reveal no judgments or executions against the Canadian Borrower, Canada’s Wonderland Company, or their respective assets, which could affect the priority of the Liens securing the Canadian Obligations.

(d) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Second Restatement Date.

(e) Restatement Date Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Restatement Date, substantially in the form of Exhibit Q, with appropriate insertions and attachments including the certificate of incorporation, formation or limited partnership of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or, in connection with the Canadian Loan Parties, a certificate of status or its equivalent) for each Loan Party from its jurisdiction of organization; provided that in lieu of delivering certificates of incorporation for each Loan Party, the Borrowers may deliver a certificate of a duly authorized officer certifying that there have been no material amendments to those certificates of incorporation previously delivered to the Administrative Agent in connection with First Restated Agreement.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Squire, Sanders & Dempsey L.L.P., counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-1;

(ii) the legal opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-2;

(iii) the legal opinion of Squire, Sanders & Dempsey L.L.P., California counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-3;

(iv) the legal opinion of Warner Norcross & Judd LLP, Michigan counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-4;

(v) the legal opinion of Lindquist & Vennum, P.L.L.P., Minnesota counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-5;

(vi) the legal opinion of Bryan Cave LLP, Missouri counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-6;

(vii) the legal opinion of Robinson, Bradshaw & Hinson, P.A., North Carolina counsel to Cedar Fair LP and ~~itsSubsidiaries~~its Subsidiaries, substantially in the form of Exhibit I-7;

(viii) the legal opinion of Robinson, Bradshaw & Hinson, P.A., South Carolina counsel to Cedar Fair LP and ~~itsSubsidiaries~~its Subsidiaries, substantially in the form of Exhibit I-8;

(ix) [Reserved];

(x) the legal opinion of Fitzpatrick Lentz & Bubba, P.C., Pennsylvania counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-10;

(xi) the legal opinion of Squire, Sanders & Dempsey L.L.P., Virginia counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-11;

(xii) the legal opinion of McInnes Cooper, Nova Scotia counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-12; and

(xiii) the legal opinion of Gordon & Silver, Ltd., Nevada counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-13.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and Personal Property Security Act financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected Lien on the Collateral described in such Security Documents, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation, and, where permitted by law and feasible, shall have been filed, recorded or registered.

(h) Mortgages, etc. ~~(i)~~(1) The Collateral Agent shall have received modifications (the “Mortgage Modifications”) to each Mortgage (as defined in the First Restated Agreement) with respect to each Mortgaged Property as the Collateral Agent reasonably determines as being necessary in connection with the amendment and restatement contemplated hereby, executed and delivered by a duly authorized officer of each party thereto, and duly recorded or registered in all applicable registry, land titles or other recording offices.

(i) ~~(ii)~~ The Collateral Agent shall have received in respect of each Mortgaged Property an endorsement to mortgagee’s title insurance policy (or policies) or marked up unconditional endorsement for such title insurance delivered in connection with the Original Credit Agreement, as amended in respect of the First Restated Credit Agreement, amended to reflect any Mortgage which has been changed, by way of amendment, amendment and restatement or otherwise since the First Restatement Date or as amended in respect of this Agreement (collectively, the “Title Endorsements”). Each such Title Endorsement shall (A) be in an amount satisfactory to the Collateral Agent; (B) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; provided that such exceptions are acceptable to the Collateral Agent; (C) name the Collateral Agent for the benefit of the applicable Secured Parties as the insured thereunder; (D) be in the form of ALTA Loan Policy 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies and, in the case of Mortgaged Property in the State of Michigan, Form 1992); (E) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request and (F) be issued by title companies satisfactory to the Collateral Agent (including any such title companies acting as co insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence satisfactory to it that all premiums in respect of each such Title Policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(ii) ~~(iii)~~ If requested by the Collateral Agent, the Collateral Agent shall have received with respect to properties situated in the United States (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iii) ~~(iv)~~ The Collateral Agent shall have received a copy of all recorded or registered documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties, and shall be reasonably satisfied with the same.

(i) Non-Continuing Lenders. The Administrative Agent shall have received written verification acceptable to it that the Lenders under the Original Credit Agreement that are not Continuing Lenders have been, or will be, paid in full all amounts required to be paid to them by Borrower pursuant to Section 4.2(g).

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of either Borrower hereunder shall constitute a representation and warranty by any Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent, the Canadian Administrative Agent and the Syndication Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Cedar Fair LP, a copy of the audited consolidated balance sheet of Cedar Fair LP and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte and Touche LLP or other independent certified (or, if applicable, chartered) public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Cedar Fair LP, the unaudited consolidated balance sheet of Cedar Fair LP and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments);

(c) for each Quarterly Distribution Date, a Quarterly Distribution Certificate setting forth (i) in the case of each Quarterly Distribution Date occurring in February (or, as the case may be (as set forth in the definition of Quarterly Distribution Date), March) and November of each year, Available Distributable Cash as of the Reference Date for such Quarterly Distribution Date and (ii) in the case of such Quarterly Distribution Date occurring in May and August of each year, (x) LTM EBITDA for such Quarterly Distribution Date, minus (y) LTM CAPEX for such Quarterly Distribution Date, in either case, such Quarterly Distribution Certificate to be delivered not less than ten (10) days prior to the Quarterly Distribution Date to which it relates; and

(d) for each monthly fiscal period of Cedar Fair LP ending on or about May 31, June 30, July 31, August 31, September 30 and October 31 of each fiscal year of Cedar Fair LP a monthly performance report setting forth total attendance, revenues, revenue per capita and EBITDA for such fiscal month and showing a comparison to budget and to the same monthly period in the prior year, such monthly report to be delivered within 25 days after the end of each fiscal month for which such report is due.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2. Certificates; Other Information. Furnish to the Administrative Agent, the Canadian Administrative Agent and the Syndication Agent (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Cedar Fair LP, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the First Restatement Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Cedar Fair LP, a detailed consolidated budget for the fiscal year following such fiscal year then ended (including a projected consolidated balance sheet of Cedar Fair LP and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if Cedar Fair LP is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of Cedar Fair LP (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Cedar Fair LP and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

(f) within five days after the same are sent, copies of all financial statements and reports that either Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that either Borrower may make to, or file with, the SEC or any other governmental or regulatory authority;

(g) promptly upon the Canadian Administrative Agent’s request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) then in effect and, if applicable, all related trust agreements or other funding instruments and all amendments thereto then in effect, and all written interpretations thereof and written descriptions thereof that remain applicable and that have been distributed to employees or former employees of the Group Members; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except, with respect to material obligations the failure to pay or perform would not otherwise result in a Default or Event of Default, where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a material adverse effect on the operations or value of any amusement park or material asset that comprises a part thereof and (b) maintain with financially sound and reputable insurance companies insurance on all such property in at least such amounts and against at least such risks (but including in any event public liability, product liability, business interruption, and flood insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business and otherwise satisfying the criteria set forth in the Security Documents.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with Responsible Officers or comparable officers of any other Group Member and with their independent certified public accountants.

7.7. Notices. Promptly give notice to the Syndication Agent and the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority where the likelihood of an adverse determination is not remote, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Cedar Fair LP or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, or (iii) the equivalent of any event or occurrence referred to in this paragraph under or with respect to any Canadian Pension Plan or Canadian Benefit Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Cedar Fair LP or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. ~~(a)~~

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or reasonably requested by the Syndication Agent or the Administrative Agent and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9. Interest Rate Protection. In the case of Cedar Fair LP maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Syndication Agent.

7.10. Additional Collateral, etc.

(a) ~~. (a) (a)~~ With respect to any Property acquired after the First Restatement Date by any Group Member (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 8.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties (in the case of any such Property owned by a Group Member other than the Canadian Borrower, Canada’s Wonderland Company or an Excluded Foreign Subsidiary) or for the benefit of the Canadian Secured Parties (in the case of any such Property owned by the Canadian Borrower, Canada’s Wonderland Company or an Excluded Foreign Subsidiary), does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and any other Security Document or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties (as set forth above), a security interest and Lien in such Property, in each case, in accordance with the terms and conditions of the applicable Security Documents and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties (as set forth above), a perfected first priority security interest and Lien in such Property, including the filing of Uniform Commercial Code and Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or any other Security Document or by law or as may be requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 or any leasehold interest with annual rental payments in excess of $250,000 or constituting a ground lease or in respect of property on which an amusement, water, theme or other like park is or is to be situated entered into or acquired after the First Restatement Date by any Group Member (other than any such real property subject to a Lien expressly permitted by Section 8.3(g)), promptly (i) execute and deliver a first priority Mortgage or supplemental debenture, in favor of the Collateral Agent, for the benefit of the Secured Parties (in the case of any such Property owned by a Group Member other than the Canadian Borrower, Canada’s Wonderland Company or an Excluded Foreign Subsidiary) or in favor of the Collateral Agent, for the benefit of the Canadian Secured Parties (in the case of any such Property owned by the Canadian Borrower, Canada’s Wonderland Company or an Excluded Foreign Subsidiary), covering such real property, (ii) if requested by the Collateral Agent, provide the applicable Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Material Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the First Restatement Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Material Subsidiary that ceases to be an Excluded Foreign Subsidiary or any existing Subsidiary that becomes a Material Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and each other Security Document or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the U.S. Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned by any Group Member, subject to Liens for Statutory Prior Claims, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and any other document requested by the Collateral Agent to guarantee the Obligations, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral, subject to Liens expressly permitted by Section 8.3(g), with respect to such new Subsidiary, including the filing of Uniform Commercial Code and Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any other Security Document or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the First Restatement Date by any Group Member (other than by the Canadian Borrower, Canada’s Wonderland Company or any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and such other Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock (and 100% of any non voting Capital Stock) of any such new Subsidiary be required to be so pledged), subject to Liens securing Statutory Prior Claims which are paid when due, or if not paid when due that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest and Lien therein, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(e) With respect to any new Excluded Foreign Subsidiary created or acquired after the First Restatement Date by any Group Member, promptly (i) execute and deliver to the Collateral Agent (x) such amendments or supplements to the Canadian Security Documents and such other Security Documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Canadian Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by any Group Member, subject to Liens securing Statutory Prior Claims, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Excluded Foreign Subsidiary (A) to become a party to the existing Canadian Security Documents or enter into new Canadian Security Documents, as applicable, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Canadian Secured Parties a perfected first priority security interest and Lien in the Collateral with respect to such new Excluded Foreign Subsidiary, subject to Liens permitted by Section 8.3, including the filing of Uniform Commercial Code and Personal Property Security Act financing statements in such jurisdictions as may be required by the Canadian Security Documents or by law or as may be requested by the Collateral Agent, (C) to deliver to the Collateral Agent a certificate of such Excluded Foreign Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments and (D) to guarantee the Canadian Obligations, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(f) Within 45 days after the Amendment 1 Effective Date (or such longer period as the Collateral Agent may agree in its reasonable discretion), Cedar Fair shall deliver (i) a modification to each Mortgage in effect on the Amendment 1 Effective Date with respect to any Mortgaged Property located in the United States of America, executed by a duly authorized officer of each party thereto, and duly recorded or registered in all applicable registry, land titles or other recording offices, (ii) endorsements to the title policies in effect with respect to such modifications to such Mortgages (provided that updated surveys of the Mortgaged Properties shall not be required), (iii) opinions of local counsel to the Loan Parties with respect to such modifications and (iv) with respect to any improvements located on any real property that is a Mortgaged Property that are located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance complying with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent, the Syndication Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the applicable Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent or any other Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent or such Secured Party may be required to obtain from either Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12. Clean Down. The applicable Borrower shall prepay such portion of the outstanding Revolving Loans (and refrain from requesting and/or drawing further Revolving Loans under the Revolving Credit Facilities) as and to the extent necessary to ensure that at least once during each fiscal year of Cedar Fair LP there shall be a period of not less than thirty consecutive days in which the sum of (i) the aggregate unpaid principal balance of the ~~U.S. Revolving Loans, plus (ii) the sum of (a) the aggregate unpaid principal balance of Canadian~~ Revolving Loans denominated in Dollars and (~~b~~ii) the Dollar Equivalent of the aggregate unpaid principal balance of ~~Canadian~~ Revolving Loans denominated in Canadian Dollars, does not exceed $20,000,000.

7.13. Surveys. Coordinate with the Syndication Agent to finalize the surveys of the Mortgaged Properties delivered to the Collateral Agent prior to the date hereof pursuant to Section 7.13 of the First Restated Credit Agreement and use diligent and good faith efforts to cause the applicable surveyors, within sixty (60) days (or, in the case of the Mortgaged Property situated in Erie County, Ohio and known as “Cedar Point”, 120 days) following the Second Restatement Date, to incorporate into their respective final surveys the requests and comments of the Syndication Agent and its counsel. The Borrowers shall use diligent and good faith efforts to deliver to the Syndication Agent and the Collateral Agent and to the applicable title insurance company, no later than the end of such 60-day period (or, as the case may be, 120-day period), a final survey in respect of each Mortgaged Property, reflecting such requests and comments of the Syndication Agent and certified to the Collateral Agent and to such title insurance company in a manner reasonably satisfactory to each of them.

7.14. Ground Lease. (a) Promptly and faithfully to cause Paramount Parks, Inc. to observe, perform and comply in all material respects with all of the terms, covenants and provisions of the Ground Lease; (b) cause Paramount Parks, Inc. to refrain from doing anything and not do or permit any act, event or omission as a result of which there is likely to occur a default or breach under the Ground Lease; (c) cause Paramount Parks, Inc. to provide written notice to the Collateral Agent of any default or breach under the Ground Lease promptly upon learning of such default and immediately deliver to the Collateral Agent a copy of such notice of default and all responses to such notice of default and all other material instruments, notices or demands received by or delivered to Paramount Parks, Inc. under or in connection with the Ground Lease; and (d) cause Paramount Parks, Inc. to exercise all renewal options under the Ground Lease in a timely manner in accordance with the terms and conditions thereof. In the event of a default by Paramount Parks, Inc. under the Ground Lease or the failure of Paramount Parks, Inc. to comply with its obligations under this Section 7.14 (including the obligation to exercise all renewal options under the Ground Lease), then, in each and every such case, the Collateral Agent may (but shall not be obligated to), in its sole discretion and without notice to Paramount Parks, Inc., cause such default or defaults by Paramount Parks, Inc. to be remedied and otherwise take or perform such other actions as the Collateral Agent may reasonably deem necessary or desirable as a result thereof or in connection therewith. The U.S. Borrower shall cause Paramount Parks, Inc., on demand, to reimburse the Collateral Agent for all advances reasonably made and expenses reasonably incurred by the Collateral Agent in curing any such default(s) (including, without limitation, reasonable attorney’s fees), together with interest thereon from the date if different until the same is paid in full to the Collateral Agent and all such sums so advanced shall be secured hereby. The provisions of this Section are in addition to any other right or remedy given to or allowed the Collateral Agent under the Ground Lease or otherwise.

7.15. Acquisition Agreement Representations. To the extent reasonably necessary to preserve or protect the rights of the Secured Parties in respect of the Collateral, Cedar Fair LP covenants and agrees to enforce and pursue all remedies reasonably available to it in connection with any breach of a representation and warranty made by Seller under the Acquisition Agreement.

7.16. Tax Status. ~~(a)~~

(a) So long as the Canadian Borrower (or its successor) is treated as a “disregarded entity” owned by Paramount Parks Experience Inc. (or any successor), the Borrowers shall (and shall cause their Affiliates to) manage their activities and carry out their operations so that all interest paid by the Canadian Borrower (or its successor) under the Loan Documents will satisfy the second sentence of paragraph 6 of Article 11 of the Convention between the United States and Canada with respect to Taxes on Income and on Capital.

(b) The Borrowers shall make commercially reasonable efforts to cause Paramount Parks Experience Inc. to satisfy the provisions of Section 861(a)(1)(A) of the Code while any portion of the Canadian Loans are outstanding, provided, however, that the Borrowers shall not be required to cause Paramount Parks Experience Inc. to dispose of or reduce any assets or gross income currently owned by it or to acquire or increase any assets or gross income that it does not currently own or plan to produce.

(c) As soon as practicable after the end of each taxable year, the Borrowers shall provide a written certificate to the Canadian Administrative Agent (which shall provide a copy of such certificate to any Canadian Lender upon request) regarding (i) whether it has complied with paragraph (a) of this Section for such taxable year and (ii) whether the provisions of Section 861 (a)(1)(A) of the Code have been satisfied for interest paid on the Canadian Loans for such taxable year.

7.17. Restriction Agreement. Cedar Fair LP shall indemnify Collateral Agent against losses incurred in connection with any claim made, pursuant to the Restriction Agreement, by a holder of an undivided fee simple interest in the real property subject to Restriction Agreement and will execute and deliver any document that Collateral Agent may reasonably request to preserve the first lien on the Mortgaged Property which, as of the First Restatement Date, was subject to the Restriction Agreement.

SECTION 8. NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants.

(a) ~~. (a)~~ Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Cedar Fair LP ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

~~Fiscal Quarters ending During the following Periods~~FISCAL QUARTERS ENDING DURING THE FOLLOWING PERIODS:	~~Consolidated leverage~~CONSOLIDATED LEVERAGE ~~Ratio~~RATIO
Fiscal Q3 2006 through and including the last day of Fiscal Q3 2007	6.75 to 1.00
Fiscal Q4 2007 through and including the last day of Fiscal Q3 2008	5.75 to 1.00
Fiscal Q4 2008 through and including the last day of Fiscal Q3 2009	5.50 to 1.00
Fiscal Q4 2009 through and including the last day of Fiscal Q3 2010	5.25 to 1.00
Thereafter	5.00 to 1.00

; provided, however, that in the event that Cedar Fair LP completes an offering of Capital Stock yielding Net Cash Proceeds to Cedar Fair LP of at least $200,000,000 on or prior to the last day of Fiscal Q3 2007, the Consolidated Leverage Ratio shall be 6.15 to 1.00 for each fiscal quarter ending during the period from the date of receipt of such proceeds through the last day of Fiscal Q3 2007.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Cedar Fair LP ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

~~Fiscal Quarters Ending During the Following Periods~~FISCAL QUARTERS ENDING DURING THE FOLLOWING PERIODS:	~~Consolidated Fixed~~CONSOLIDATED FIXED ~~Charge Coverage Ratio~~CHARGE COVERAGE RATIO
Fiscal Q3 2006 through and including the last day of Fiscal Q3 2007	1.05 to 1.00
Thereafter	1.25 to 1.00

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of Cedar Fair LP to any Subsidiary, (ii) of any Subsidiary Guarantor to Cedar Fair LP or any other Subsidiary, (iii) of any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary, (iv) of any Subsidiary of the Canadian Borrower to the Canadian Borrower and (v) of the Canadian Borrower to any Subsidiary of the Canadian Borrower; provided, however, that (A) (i) if the U.S. Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the U.S. Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the U.S. Obligations pursuant to the terms of the Subordinated Intercompany Note and (ii) if the Canadian Borrower or any guarantor of the Canadian Obligations is the obligor on such Indebtedness and the payee is not the Canadian Borrower or a guarantor of the Canadian Obligations, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Canadian Obligations pursuant to the terms of the Subordinated Intercompany Note, and (B) if any Loan Party is the payee on such Indebtedness, such Indebtedness must be pledged as Collateral as contemplated by Section 7.10.

(c) Guarantee Obligations (i) incurred in the ordinary course of business by the U.S. Borrower or any Subsidiary Guarantor of obligations of the U.S. Borrower or any Subsidiary Guarantor and (ii) incurred in the ordinary course of business by the Canadian Borrower or any Subsidiary thereof of the obligations of the Canadian Borrower or any Subsidiary thereof;

(d) Indebtedness outstanding on the First Restatement Date and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) (i) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding and (ii) arising from leases entered into in connection with sale and leaseback transactions permitted by Section 8.10;

(f) Hedge Agreements permitted under Section 8.11;

(g) Subordinated Debt or Qualifying Senior Unsecured Debt of Cedar Fair LP or any Subsidiary Guarantor the Net Cash Proceeds of which are solely used to finance Permitted Acquisitions (including the payment of related transaction fees and costs); provided that any such Subordinated Debt shall not be guaranteed by any Group Member (other than guarantees by any Subsidiary Guarantor, but only if and to the extent that any such guarantee is subordinated to the Obligations and the guarantees of the Obligations on the same terms as such Subordinated Debt is subordinated to the Obligations and the guarantees of the Obligations);

(h) Subordinated Debt, Qualifying Senior Unsecured Debt or Qualifying Senior ~~Unsecured~~Secured Debt of Cedar Fair LP or any Subsidiary Guarantor the Net Cash Proceeds of which are applied solely to the prepayment of Loans in accordance with Section 4.2(b); provided that any such Subordinated Debt shall not be guaranteed by any Group Member (other than guarantees by any Subsidiary Guarantor, but only if and to the extent that such guarantee is subordinated to the Obligations and the guarantees of the Obligations on the same terms as such Subordinated Debt is subordinated to the Obligations and the guarantees of the Obligations);

(i) earn out obligations, deferred compensation and purchase price adjustment obligations in connection with Permitted Acquisitions or Dispositions permitted by Section 8.5; and

(j) additional unsecured Indebtedness of Cedar Fair LP or any of its Subsidiaries in an aggregate principal amount (for Cedar Fair LP and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens securing Statutory Prior Claims and Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Cedar Fair LP or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided such Liens have not been registered on title;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning, entitlements and other land use and environmental restrictions or regulations imposed by a Governmental Authority, easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially and adversely affect the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Cedar Fair LP or any of its Subsidiaries;

(f) Liens in existence on the First Restatement Date listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien secures any additional property after the First Restatement Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of Cedar Fair LP or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created upon or within 90 days following the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by Cedar Fair LP or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) any Lien on fixed assets owned by Cedar Fair LP or any Subsidiary as a result of a Permitted Acquisition, so long as (i) such Lien is released within one hundred eighty (180) days of such Permitted Acquisition (unless the Borrowers shall have obtained the prior written consent of the Administrative Agent and the Required Lenders or such Lien is otherwise permitted pursuant to another clause of this Section 8.3) and (ii) such Lien was not created at the time of or in contemplation of such Permitted Acquisition;

(k) Liens which are set forth as exceptions to the Title Policies (as defined in the Original Credit Agreement) provided such Liens are acceptable to the Collateral Agent as provided in Section 6.1(j)(ii); ~~and~~

(l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Cedar Fair LP and all Subsidiaries) $10,000,000 at any one time; and

(m) Liens on the Collateral on a first- or second-priority basis owned by Cedar Fair LP and the Subsidiary Guarantors securing Qualifying Senior Secured Debt.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower or its Subsidiaries) may be merged, consolidated or amalgamated with or into the U.S. Borrower (provided that the U.S. Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person), (ii) any Subsidiary of the Canadian Borrower may be merged, consolidated or amalgamated with or into the Canadian Borrower (provided that, with respect to a merger or consolidation other than an amalgamation, the Canadian Borrower shall be the continuing or surviving Person) or with or into any Canadian Guarantor (provided that, with respect to a merger or consolidation other than an amalgamation, the Canadian Guarantor shall be the continuing or surviving Person, and, if an amalgamation has occurred, the resulting Person shall have delivered to the Collateral Agent such acknowledgements, confirmations, Security Documents and legal opinions and shall have taken such other actions as are reasonably requested by the Collateral Agent to ensure that the amalgamated Person has granted to the Collateral Agent, for the benefit of the Canadian Secured Parties, a perfected first priority Lien (except as otherwise permitted in Section 8.3) in its present and after acquired property);

(b) (i) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower or its Subsidiaries) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S.

Borrower or any Subsidiary Guarantor and (ii) any Subsidiary of the Canadian Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or any Canadian Guarantor;

(c) (i) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower or its Subsidiaries) may merge with another Person to effect a transaction permitted under Section 8.7(i) (provided that the U.S. Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person) and (ii) any Subsidiary of the Canadian Borrower may merge or amalgamate with another Person to effect a transaction permitted under Section 8.7(i) (provided that, in the case of a merger, the Canadian Borrower or a Canadian Guarantor shall be the continuing or surviving Person and in the case of an amalgamation, the resulting Person shall have delivered to the Collateral Agent such acknowledgements, confirmations, Security Documents and legal opinions and shall have taken such other actions as are reasonably requested by the Collateral Agent to ensure that the amalgamated Person has granted to the Collateral Agent, for the benefit of the Canadian Secured Parties, a perfected first priority Lien (except as otherwise permitted in Section 8.3) in its present and after acquired property); and

(d) transactions permitted under Section 8.5 shall be permitted.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) subject to Section 8.7, (i) the sale or issuance of the Capital Stock of any Wholly Owned Subsidiary of the U.S. Borrower to the U.S. Borrower or any Wholly Owned Subsidiary Guarantor and (ii) the sale or issuance of the Capital Stock of any Wholly Owned Subsidiary of the Canadian Borrower to the Canadian Borrower or any Canadian Guarantor that is a Wholly Owned Subsidiary of the Canadian Borrower;

(e) the Disposition of other property (other than in connection with any sale and leaseback of any such property) having a fair market value not to exceed $250,000,000 in the aggregate from and after the First Restatement Date; provided that (i) after giving effect to such Disposition and any required prepayment of the Term Loans and/or the Revolving Loans pursuant to Section 4.2(c), Cedar Fair LP shall be in compliance, on a pro forma basis, with the covenants set forth in Section 8.1 and (ii) at least 80% of the consideration received in respect of such Disposition is cash; ~~and~~

(f) the Disposition of other property (other than in connection with any sale and leaseback of any such property) having a fair market value not to exceed $25,000,000 in the aggregate in any fiscal year of the Borrower; provided that at least 80% of the consideration received in respect of such Disposition is cash; and

(g) the Disposition of other property from and after the Amendment 1 Effective Date for consideration at least equal to the fair market value of such property (as determined in good faith by the Board of Directors of Cedar Fair LP) so long as (i) after giving effect to such Disposition and any required prepayment of the Term Loans and/or the Revolving Loans and the reduction of Revolving Commitments pursuant to Section 4.2(b), Cedar Fair LP shall be in compliance, on a pro forma basis, with the covenants set forth in Section 8.1, (ii) the consideration received in respect of any such Disposition shall be no less than an amount equal to (x) the Consolidated EBITDA attributable to such asset (as determined in good faith by the Board of Directors of Cedar Fair LP) multiplied by (y)(i) the Consolidated Leverage Ratio as of the most recent test date pursuant to Section 8.1(a) plus (ii) 0.75, (iii) at least 80% of the consideration received in respect of such Disposition is cash and (iv) no more than five amusement parks (excluding water parks) shall be Disposed pursuant to this clause (g).

8.6. Restricted Payments. Declare or pay any dividends or distributions (other than dividends or distributions payable solely in common stock of the Person making such dividends or distributions) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of the U.S. Borrower may make Restricted Payments to the U.S. Borrower or any Wholly ~~OwnedSubsidiary~~Owned Subsidiary Guarantor;

(b) any Subsidiary of the Canadian Borrower may make Restricted Payments to the Canadian Borrower or any Canadian Guarantor that is a Wholly Owned Subsidiary of the Canadian Borrower; and

(c) Cedar Fair LP may make Restricted Payments on each Quarterly Distribution Date for which a Quarterly Distribution Certificate has been delivered in accordance with Section 7.1(c); provided that (i) in the case of each Quarterly Distribution Date occurring in February (or, as the case may be (as set forth in the definition of Quarterly Distribution Date), March) and November of each year, such Restricted Payment shall not exceed Available Distributable Cash as of such Quarterly Distribution Date; (ii) in the case of each Quarterly Distribution Date occurring in May and August of each year, (A) LTM EBITDA minus LTM CAPEX for such Quarterly Distribution Date is equal to or greater than Minimum LTM EBITDA minus LTM CAPEX for such Quarterly Distribution Date and (B) such Restricted Payment shall not exceed the Seasonal Adjusted Distribution Cap for such Quarterly Distribution Date; (iii) no Default or Event of Default has occurred and is continuing as of such Quarterly Distribution Date, both before and after giving effect to such Restricted Payment; and (iv) no Distribution Suspension Period is then in effect.

8.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to officers and employees of any Group Member and the Managing General Partner in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) [Reserved];

(f) Investments in fixed or capital assets useful in the business of Cedar Fair LP and any other Loan Party made by Cedar Fair LP or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g)(i) Cedar Fair LP’s Investments in its Subsidiaries (and such Subsidiaries’ Investments in their Subsidiaries) identified on Schedule 5.15, as such amounts are outstanding as of the First Restatement Date, (ii) intercompany Investments by any Group Member in Cedar Fair LP or any Person that, prior to such Investment, is a Subsidiary Guarantor, and (iii) Investments by the Canadian Borrower in any Canadian Guarantor;

(h) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;

(i) Permitted Acquisitions and Investments acquired as part of any Permitted Acquisition or a part of a Disposition permitted under Section 8.5(e) or (f);

(j) Investments by Cedar Fair LP or a Subsidiary thereof in the Canadian Borrower after the First Restatement Date in an aggregate amount not to exceed $50,000,000;

(k) repurchases of Capital Stock of current and former employees and officers of a Group Member or the Managing General Partner (or their family members, trusts for their benefit or their estates) in an amount not to exceed $5,000,000 from and after the First Restatement Date; and

(l) in addition to Investments otherwise expressly permitted by this Section 8.7, Investments by Cedar Fair LP or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 from and after the First Restatement Date.

8.8. Optional Payments of Certain Debt. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any unsecured Indebtedness (other than intercompany Indebtedness permitted by Section 8.2(b) as long as no Event of Default has occurred and is continuing), except, when no Default or Event of Default has occurred and is continuing, with the Net Cash Proceeds of, without duplication, the sale or issuance of Capital Stock of Cedar Fair LP or contributions to capital of Cedar Fair LP, but only to the extent that such Net Cash Proceeds are not required to prepay Term Loans or Revolving Loans pursuant to Section 4.2(a).

8.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Cedar Fair LP or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Group Member or any Affiliate of a Group Member, or (b) subject to the other provisions of this Agreement, any transaction between a Borrower and an Affiliate of such Borrower or a Subsidiary Guarantor if such Borrower reasonably determines in good faith that such transaction is beneficial to such Borrower and its Subsidiaries taken as a whole and that such transaction shall not be entered into for the purpose of hindering the exercise by the Administrative Agent or the other Secured Parties of their rights or remedies under this Agreement and the other Loan Documents.

8.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member~~.~~ except that the Group Members may enter into sale and leaseback transactions otherwise permitted by Section 8.5(g) so long as the aggregate fair market value of all property Disposed of in all such transactions does not exceed $150,000,000.

8.11. Hedge Agreements. Enter into any Hedge Agreement, except (a) those required by Section 7.9, (b) Hedge Agreements entered into to hedge or mitigate risks (including, without limitation, currency exchange risk) to which Cedar Fair LP or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (c) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Cedar Fair LP or any Subsidiary, but, in each case, not for speculative purposes.

8.12 Changes in Fiscal Periods. Permit the fiscal year of Cedar Fair LP to end on a day other than December 31 or change Cedar Fair LP’s method of determining fiscal quarters.

8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of (a) any Subsidiary of the U.S. Borrower to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the U.S. Borrower or any Subsidiary Guarantor, (ii) make loans or advances to, or other Investments in, the U.S. Borrower or any Subsidiary Guarantor or (iii) transfer any of its assets to the U.S. Borrower or any Subsidiary Guarantor or (b) any Subsidiary of the Canadian Borrower to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Canadian Borrower or any Canadian Guarantor, (ii) make loans or advances to, or other Investments in, the Canadian Borrower or any Canadian Guarantor or (iii) transfer any of its assets to the Canadian Borrower or any Canadian Guarantor, except, in the case of each of clauses (a) and (b), for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary permitted hereby, ~~and~~ (~~B~~C) customary restrictions on transfer in connection with purchase money security interests and Capital Lease Obligations otherwise permitted under this Agreement (provided that such restrictions shall be limited to the assets that are the subject of such purchase money security interest or Capital Lease Obligation) and (D) restrictions in Qualifying Senior Unsecured Debt and Qualifying Senior Secured Debt so long as such restrictions are not more onerous, taken as a whole, to the U.S. Borrower and its Subsidiaries (as determined in good faith by the U.S. Borrower) than the terms of this Agreement.

8.15. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Cedar Fair LP and its Subsidiaries were engaged on the First Restatement Date or that are reasonably related thereto.

8.16. Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to Cedar Fair LP or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the First Restatement Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

8.17. Amendment to Ground Lease. Amend, terminate, supplement or otherwise modify the terms of the Ground Lease, unless any such amendment, termination, supplement or modification is approved by the Administrative Agent and the Syndication Agent in their reasonable discretion.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to make a Disposition Repayment Offer, or pay the amounts required to be paid pursuant thereto; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 4.2(c)(ii), clause (i) or (ii) of Section 7.4(a) (with respect to the Borrowers only), Section 7.7(a) or Section 8 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and, where capable of being remedied, such default shall continue unremedied for a period of 30 days; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future Insolvency Law or similar law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of at least 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or reasonably is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any other event or condition shall occur or exist with respect to a Plan, (vii) any Loan Party terminates any applicable Canadian Pension Plan or Canadian Benefit Plan, (viii) any event providing grounds to terminate or wind up a Canadian Pension Plan or Canadian Benefit Plan in whole or in part by order of any applicable regulatory authority shall occur, (ix) any event or condition occurs which would permit the applicable regulator to appoint a trustee or similar Person to administer a Canadian Pension Plan or Canadian Benefit Plan, or (x) any Loan Party shall fail to make any contributions when due to a Canadian Pension Plan, a Canadian Benefit Plan or a Canadian multi employer pension plan; and in each case in clauses (i) and (iii) through (x) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or Section 2 of the Canadian Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Group Member shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any trustee or other fiduciary holding securities under an employee benefit plan of the Group Members or the Current Holder Group, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 40% of the economic or voting interest in the outstanding Capital Stock of Cedar Fair LP; (ii) the holders of Capital Stock in Cedar Fair LP shall approve a merger or consolidation of Cedar Fair LP with any other Person, other than a merger or consolidation that would result in the Capital Stock of Cedar Fair LP outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity or its parent corporation) more than 51% of the voting power of the Capital Stock of Cedar Fair LP or such surviving or resulting entity (or parent corporation) outstanding after such merger or consolidation; (iii) the holders of Capital Stock in either Borrower shall approve a plan of complete liquidation of such Borrower or an agreement or agreements for the sale or disposition by such Borrower of all or substantially all of the assets of such Borrower; or (iv) Cedar Fair LP shall cease to own, directly or indirectly, 100% of the beneficial ownership (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act) of the economic and voting interest of the Canadian Borrower; or

(l) any Subordinated Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement and the Canadian Guarantors under the other Security Documents in respect thereof, as the case may be, as provided in any Subordinated Debt Indenture or any other relevant document, or any Loan Party, the trustee in respect of any Subordinated Debt or the holders of at least 25% in aggregate principal amount of such Subordinated Debt shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to each Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to each Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in an interest bearing cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, with interest accruing thereon at the Administrative Agent’s prevailing rates for deposits of comparable amount, currency and term. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents and any Specified Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents and any Specified Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Cedar Fair LP (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified

Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Agreement, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent or the Canadian Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent or the Canadian Administrative Agent, as applicable. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or Cedar Fair LP referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6. Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates. Each of the Syndication Agent and the Canadian Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Syndication Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agents fully, on an after tax basis, for all amounts paid, directly or indirectly, by the Agents as tax or otherwise, including penalties and interest, together with all related costs and expenses (including taxes, if any). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Cedar Fair LP. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Secured Parties a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by Cedar Fair LP (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent (or, if there is no Administrative Agent at such time, to the Lenders as contemplated by the preceding sentence), without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s (or Syndication Agent’s) resignation as Administrative Agent (or Syndication

Agent), the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent (or Syndication Agent) under this Agreement and the other Loan Documents.

10.10. Successor Canadian Administrative Agent. The Canadian Administrative Agent may resign as Canadian Administrative Agent upon 10 days’ notice to the Lenders and each Borrower. If the Canadian Administrative Agent shall resign as Canadian Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Secured Parties a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Canadian Administrative Agent, and the term “Canadian Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Canadian Administrative Agent’s rights, powers and duties as Canadian Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Canadian Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Canadian Administrative Agent by the date that is 10 days following a retiring Canadian Administrative Agent’s notice of resignation, the retiring Canadian Administrative Agent’s resignation shall nevertheless thereupon become effective and the Canadian Lenders shall assume and perform all of the duties of the Canadian Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Canadian Administrative Agent’s resignation as Canadian Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Canadian Administrative Agent under this Agreement and the other Loan Documents.

10.11. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.12. The Lead Arrangers and Co Documentation Agents. The Lead Arranger and the Initial Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents. The Co Documentation Agents, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.13. No Reliance on Administrative Agent’s, Canadian Administrative Agent’s and Syndication Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent, the Canadian Administrative Agent or the Syndication Agent to carry out such Lender’s or its Affiliates, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their Affiliates or agents, the Loan Documents or the transactions hereunder: (1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

10.14. USA Patriot Act. Each lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent and the Syndication Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Second Restatement Date and (2) at such other times as are required under the USA Patriot Act.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan under Section 2.3, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (other than as otherwise permitted hereby or thereby), in each case without the written consent of all Lenders; (iv) increase the U.S. L/C Sub Commitment ~~or~~, the Canadian L/C Sub Commitment or any Replacement L/C Sub Commitment, in each case without the written consent of the Majority Facility Lenders with respect to the applicable Revolving Credit Facility and each applicable Issuing Lender; (v) increase the U.S. Swing Line Sub Commitment ~~or~~, the Canadian Swing Line Sub Commitment or any Replacement Swing Line Sub Commitment, in each case without the written consent of the Majority Facility Lenders with respect to the applicable Revolving Credit Facility and each applicable Swing Line Lender; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (viii) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of each Swing Line Lender; (ix) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of each Issuing Lender; (x) alter the order of application of any mandatory prepayment under any Facility, without the written consent of the Majority Facility Lenders under such Facility; (xi) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations (as defined in the Guarantee and Collateral Agreement) and the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty or (xii) amend, modify or waive any Loan Document, including Section 4.8, so as to alter the pro rata treatment of borrowings and payments hereunder. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing for the period of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to (i)(x) share ratably with or with preference to the Term Loans under the U.S. Term Facility and Canadian Term Facility in the application of mandatory prepayments without the consent of the Majority Facility Lenders under the U.S. Term Facility and the Canadian Term Facility or ~~otherwise to~~(y) share with preference to the Term Loans under any other Facility in the application of mandatory prepayments without the consent of the Majority Facility Lenders thereunder or (ii) (x) share ratably with or with preference to the Revolving Extensions of Credit ~~without the consent of the Majority Facility Lenders~~ under the U.S. Revolving Facility and the Canadian Revolving Facility without the consent of the Majority Facility Lenders under the U.S. Revolving Facility and the Canadian Revolving Facility or (y) share with preference to the Revolving Extensions of Credit under any Replacement Revolving Facility without the consent of the Majority Facility Lenders thereunder.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding U.S. Term Loans and/or Canadian Term Loans (“Refinanced Term Loans”) with one or more replacement “B” term loan tranche(s) hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Cedar Fair LP shall be permitted to replace any Lender that fails to consent to any amendment, waiver or consent to any Loan Document requested by a Borrower in respect of which the consent of all (or all affected) Lenders or all Lenders under a particular Facility is required, and supported by, as applicable, the Required Lenders or the Majority Facility Lenders, with a replacement financial institution; provided that (i) no later than thirty (30) days after the date on which the consent of as applicable, the Required Lenders or the Majority Facility Lenders was obtained with respect to such amendment, waiver or consent, Cedar Fair LP shall notify the Lender of Cedar Fair LP’s intention to replace such Lender, (ii) such replacement does not conflict with any applicable Requirement of Law, (iii) (x) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and (y) at any time on or prior to the second anniversary of the Amendment 1 Effective Date, in the case of any amendment to Section 4.16, the U.S. Borrower (in the case of an amendment relating to the U.S. Term B Loans) or the Canadian Borrower (in the case of an amendment relating to the Canadian Term B Loans) shall pay a fee equal to 1.00% of the replaced Lender’s U.S. Term B Loans (in the case of an amendment relating to the fee payable pursuant to such Section with respect to the U.S. Term B Loans) or Canadian Term B Loans (in the case of an amendment relating to the fee payable pursuant to such Section with respect to the Canadian Term B Loans) , (iv) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan or BA Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be approved by the Administrative Agent and, if such replaced Lender is a Revolving Lender, approved by the applicable Issuing Lender and Swing Line Lender (which approvals shall not be withheld or delayed unreasonably), (vi) the replaced Lender and the replacement financial institution shall be obligated to effect such replacement in accordance with the provisions of Section 11.6 (provided that the Administrative Agent agrees to waive the processing and recordation fee referred to therein in respect of a replacement pursuant to this paragraph of Section 11.1), (vii) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that (A) either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (B) the replaced Lender shall have against either Borrower, the Administrative Agent or any other Lender, (ix) the provisions of Section 11.5 shall continue to benefit the replaced Lender, and (x) the replacement financial institution has agreed to the respective amendment, waiver or consent in connection with such replacement.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the provided that any notice, request or demand to or upon any Agent, any Issuing Lender or the Lenders shall not be effective until received. respective parties hereto:

The Borrowers:	c/o Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio 44870
Attention: Chief Financial Officer
Telecopy: (419) 627-2377
Telephone: (419) 627-2295

The Syndication Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Bryan Carter
Telecopy: (212) 272-9430
Telephone: (212) 272-0219

The Administrative Agent:	KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Larry Brown
Telecopy: (216) 689-5962

The Canadian Administrative Agent:	General Electric Capital Corporation
201 Merrit Seven, 4th Floor
Norwalk, CT 06856
Attention: Cedar Fair Portfolio Manager
Telecopy: (203) 956-4543
Telephone: (203) 229-1449

with a copy to:

GE Canada Finance Holding Company
11 King Street West, Suite 1500
Toronto, Ontario, M5H 4C7 |
Attention: Cedar Fair Portfolio Manager
Telecopy: (416) 591-2755
Telephone: (416) 591-2773

provided that any notice, request or demand to or upon any Agent, any Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices involving a Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and/or the Canadian Administrative Agent, as applicable, and the applicable Lender. The Administrative Agent and/or the Canadian Administrative Agent, as applicable, or Cedar Fair LP may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Cedar Fair LP prior to the Second Restatement Date (in the case of amounts to be paid on the Second Restatement Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, on an after tax basis, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer (Telephone no. (419) 627 2295) (Telecopy no. (419) 627 2377), at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by Cedar Fair LP in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments.

(a) ~~. (a)~~ The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)~~(i)~~(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Cedar Fair LP, provided that no consent of Cedar Fair LP shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent or the Syndication Agent (or any of their affiliates) or (z) any assignment of Term Loans, and provided further that no assignment of Canadian Revolving Loans or Canadian Revolving Commitments to a Person that is not a Qualifying Canadian Lender shall be made without the consent of Cedar Fair LP unless such assignment is made upon and during the continuance of an Event of Default; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

(C) in the case of any assignment of a Revolving Commitment, the applicable Issuing Lender and the applicable Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of ~~the U.S. Term Facility or the Canadian Term Facility~~Term Loans, $1,000,000) unless each of Cedar Fair LP and the Administrative Agent otherwise consent, provided that (1) no such consent of Cedar Fair LP shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent, the Canadian Administrative Agent and the Syndication Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent; provided that only one such fee shall be payable in connection with simultaneous assignments to or by Approved Funds;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Canadian Administrative Agent an administrative questionnaire;

(D) in the case of an assignment to a CLO (as defined below) managed by such Lender or an affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO; and

(E) in no event shall any such assignment be made to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) as to any Lender, a CLO managed by such Lender or an affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment manager or advisor as such Lender or by an affiliate of such investment manager or advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5); provided that nothing in this Section 11.6 shall be construed as (y) creating any new Loan or other Obligation and shall not constitute a novation of such Loan or other Obligation or (z) constitute or require the repayment and/or re advance of any principal of any Loan or other Indebtedness, it being the intention of the parties that only an assignment of Obligations held by, and of the rights and obligations of, a Lender are contemplated hereby, which Obligations shall continue to be the same, and not new, Obligations. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the U.S. Borrower, and the Canadian Administrative Agent, acting for this purpose as an agent for the Canadian Borrower, shall maintain at one of their respective offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender under the Facility for which it has been appointed agent pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent, in the case of ~~the~~a U.S. Facility, or the Canadian Administrative Agent, in the case of ~~the~~a Canadian Facility, shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)~~(i)~~(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Canadian Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no portion of a Canadian Revolving Commitment or Replacement Revolving Commitment of the Canadian Borrower shall be made subject to a participation to a Person that would not receive payments thereunder free and clear of Canadian non resident withholding tax without the consent of the Canadian Borrower unless such participation is made on or after an Event of Default has occurred and is continuing and (E) in no event shall any such participation be sold to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

~~(ii)~~ (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Cedar Fair LP’s prior written consent or after the occurrence and during the continuance of an Event of Default. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 4.10 with respect to any United States withholding taxes unless such Participant complies with Section 4.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b); provided that in no event shall any such assignment be made to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties. Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. ~~Adjustments; Set off~~Adjustments; Set off.

(a) ~~. (a)~~ Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), which amount is not paid when due, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify Cedar Fair LP and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Cedar Fair LP and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission ~~To~~to Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other ~~LoanDocuments~~Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the ~~transactionscontemplated~~transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.14. Releases of Guarantees and Liens.

(a) ~~. (a)~~ Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by Cedar Fair LP having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, no Letters of Credit shall be outstanding (unless any such Letter of Credit has been cash collateralized at 105% of its face amount) and the net termination liability under or in respect of Specified Agreements at such time shall have been cash collateralized (by collateral arrangements satisfactory to the Qualified Counterparty in its sole discretion) or paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, to any pledgee referred to in Section 11.6(d) or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Lender that does not execute a counterpart of this Agreement shall become a party to this Agreement by delivering to the Administrative Agent and the Canadian Administrative Agent an Addendum or Lender Authorization duly executed by such Lender or pursuant to an Assignment and Assumption Agreement in accordance with Section 11.6.

11.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.19. Canadian Borrower. The Canadian Borrower hereby irrevocably appoints Cedar Fair, L.P. as the borrowing agent and attorney in fact for the Canadian Borrower which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by the Canadian Borrower that such appointment has been revoked. The Canadian Borrower hereby irrevocably appoints and authorizes Cedar Fair LP (i) to provide the Agents with all notices with respect to Loans and Letters of Credit obtained for the benefit of the Canadian Borrower and all other notices, consents and instructions under this Agreement, and (ii) to take such action as Cedar Fair LP deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. The handling of the accounts of each Borrower in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of each Borrower in the most efficient and economical manner and at their request, and no Agent or Lender shall incur liability to either Borrower or any other Person as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the accounts in a combined fashion and represents that the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each Borrower hereby agrees to indemnify each Agent and Lender and hold each Agent and Lender harmless against any and all liability, expense, loss incurred or claim of damage or injury asserted against any Agent or Lender by such Borrower or any other Group Member or any other Person whosoever, arising from or incurred by reason of (a) the handling of the accounts of the Borrowers as herein provided, (b) the reliance of the Agent and the Lenders on any instructions of Cedar Fair LP or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

11.20. Judgment Currency. If in the recovery by any Secured Party of any amount owing hereunder in any currency judgment can only be obtained in another currency, and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment the amount of recovery under the judgment differs from the full amount owing hereunder, the applicable Borrower shall pay any such shortfall to the applicable Secured Party, and such shortfall can be claimed by the applicable Secured Party against such Borrower as an alternative or additional cause of action.

11.21. Facility Allocation Mechanism. (a) Implementation of FAM.

(i) On the FAM Exchange Date, (x) the Commitments shall, unless, on or prior to the FAM Exchange Date, the Majority Facility Lenders under each Facility shall have otherwise directed the Administrative Agent (but without limiting the applicability of any conflicting provision of Section 9, including clause (A) of the final full paragraph thereof), automatically and without further act be terminated as provided in Section 9, (y) the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.6), unless, on or prior to the FAM Exchange Date, the Majority Facility Lenders under each Facility shall have otherwise directed the Administrative Agent, be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall have assumed an interest and/or participated as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the Specified Obligations of each Loan Party in respect of each such Facility and each L/C Reserve Account established pursuant to clause (b) below), whether or not such Lender shall previously have participated therein, equal to such Lender’s FAM Percentage thereof and (z) simultaneously with the deemed exchange of interests pursuant to clause (y) above, in the case of any FAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the U.S. Borrower in writing that it has elected to have this clause (z) apply to it, the interests in the Canadian Dollar Loans to be received by such FAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount, and on and after such date, all amounts accruing and owed to such FAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided that such FAM Exchange will not affect the aggregate amount of the Obligations of the U.S. Borrower and the Canadian Borrower to the Lenders under the Loan Documents. Each Lender and each Loan Party hereby consents and agrees to the FAM Exchange, and each Lender agrees that the FAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the FAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Facilities; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the FAM Exchange.

(ii) As a result of the FAM Exchange, upon and after the FAM Exchange Date, each payment received by the Administrative Agent or the Canadian Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent or the Canadian Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective FAM Percentages. Any direct payment received by a Lender upon or after the FAM Exchange Date, including by way of setoff, in respect of any Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

(b) Letters of Credit.

(i) In the event that on the FAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part or there shall be any unpaid Reimbursement Obligation under any such Letter of Credit, each applicable Lender shall, before giving effect to the FAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that each such Letter of Credit is denominated, an amount equal to such Lender’s U.S. Revolving Credit Percentage ~~or~~, Canadian Revolving Credit Percentage or Replacement Revolving Credit Percentage, as applicable, of each such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Reimbursement Obligation, as the case may be, together with interest thereon from the FAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Loan that is a Base Rate Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit and/or Reimbursement Obligation pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s FAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (ii), (iii), (iv) or (v) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and/or Reimbursement Obligation and the amounts on deposit in respect of each Letter of Credit and/or Reimbursement Obligation attributable to each Lender’s FAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against such Lender’s Revolving Percentage of the L/C Obligations then outstanding, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of the U.S. Borrower or the Canadian Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.11.

(ii) In the event that after the FAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Lender, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s FAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the applicable Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under Section 3.10 (but not of the U.S. Borrower and the Canadian Borrower under Section 3.10, respectively). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 11.21(b), the applicable Issuing Lender shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 3.10, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 11.21(a). Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its FAM Percentage of the defaulted amount.

(iii) In the event that after the FAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(iv) With the prior written approval of the Administrative Agent and the applicable Issuing Lender, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable Issuing Lender on demand, its FAM Percentage of such drawing.

(v) Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph

(vi) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

(c) Net Payments Upon Implementation of FAM Exchange. Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the FAM Exchange, the U.S. Borrower or the Canadian Borrower is required to withhold Non Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, or if Non Excluded Taxes are otherwise imposed on such amounts, or if the Administrative Agent or any Lender or Participant hereunder is required to pay any such Non Excluded Taxes, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (i) (after making all required withholding or deductions including withholding or deductions applicable to additional sums payable under this Section 11.21(c) or after payment of Non Excluded Taxes) an amount equal to the sum such Administrative Agent,

Lender or Participant, as the case may be, would have received had no such withholding or deductions been made or had such Non Excluded Taxes not been imposed; (ii) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority in accordance with applicable law; and (iii) within 30 days of such payments, the applicable Borrower shall deliver to the Administrative Agent the original or certified copy of a receipt evidencing payment thereof; provided, however, that the U.S. Borrower and the Canadian Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 11.21(c) (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 4.10) if such Lender or Participant was prior to or on the FAM Exchange Date already a Lender or Participant with respect to the U.S. Borrower or the Canadian Borrower, as the case may be. If a Foreign Lender, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the U.S. Borrower under this Agreement, such Foreign Lender shall comply with the requirements of paragraph (d) of Section 4.10 as soon as practicable, and the U.S. Borrower shall not be required to increase any such amounts payable to such Foreign Lender to the extent of any U.S. withholding tax resulting from the failure by a Foreign Lender to so comply. If the U.S. Borrower or the Canadian Borrower, as the case may be, fails to withhold, pay or remit any such Non Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the U.S. Borrower and the Canadian Borrower shall indemnify, on a joint and several basis, the Administrative Agent, the Lenders and the Participants for any taxes, interest, costs or penalties that may be payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure. This Section 11.21(c) shall not have any impact on the application of Section 4.10 to any payments to the extent Section 4.10 otherwise applies to such payments.

11.22. Preservation of Priority. It is the intention of each of the parties hereto that the First Restated Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all Liens securing indebtedness and obligations under the First Restated Credit Agreement and the Original Credit Agreement and that all Indebtedness and Obligations of the Borrowers and the other Loan Parties hereunder shall be secured by the Liens evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the First Restated Credit Agreement or the Original Credit Agreement (or serve to terminate Sections 4.11, 10.7 and 11.5 of the First Restated Agreement or any Borrower’s obligations thereunder with respect to the Lenders), except for the repayment (or deemed repayment) of the Refinanced Indebtedness as stated herein. It is the intention of each of the parties hereto that Amendment 1 preserve the perfection and priority of all Liens securing indebtedness and obligations under this Agreement (prior to giving effect to Amendment 1) and that all Indebtedness and Obligations of the Borrowers and the other Loan Parties hereunder (after giving effect to this Amendment 1) shall be secured by the Liens evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Agreement (prior to giving effect to Amendment 1), except as contemplated by Section 2.1(c).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CEDAR FAIR, L.P. By Cedar Fair Management Inc., its General Partner

By:
Name:
Title:

3147010 NOVA SCOTIA COMPANY

By:
Name:
Title:

BEAR, STEARNS & CO. INC., as Joint Lead Arranger, Initial Joint Lead Arranger and Sole Bookrunner

By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and an Original Lender

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as Initial Joint Lead Arranger, Administrative Agent, Collateral Agent, U.S. Issuing Lender, U.S. Swing Line Lender and an Original Lender

By:
Name:
Title:

GE CANADA FINANCE HOLDING COMPANY, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian Issuing Lender

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Co Documentation Agent

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co Documentation Agent and an Original Lender

By:
Name:
Title:

NATIONAL CITY (CANADIAN BRANCH OF NATIONAL CITY BANK), as Canadian Syndication Agent

By:
Name:
Title:

FIFTH THIRD BANK, as Canadian Documentation Agent

By:
Name:
Title:

Annex A

PRICING GRID FOR U.S. REVOLVING LOANS, U.S. SWING LINE LOANS, CANADIAN

REVOLVING LOANS, CANADIAN SWING LINE LOANS AND COMMITMENT FEES

~~Pricing~~PRICING ~~Level~~LEVEL	~~Applicable Margin for Eurodollar Loans~~APPLICA BLE MARGIN FOR EURODOLLAR LOANS	~~Applicable Margin for Base Rate Loans~~APPLIC ABLE MARGIN FOR BASE RATE LOANS	~~Applicable Margin for Canadian Prime Rate Loans~~APPLIC ABLE MARGIN FOR CANADIAN PRIME RATE LOANS	~~Acceptance~~ ACCEPTANCE ~~Fee~~FEE	~~Commitment Fee Rate~~COMMITMENT FEE RATE FOR U.S. REVOLVING FACILITY AND CANADIAN REVOLVING FACILITY
I	2.50%	1.50%	1.50%	2.50%	0.500%
II	2.25%	1.25%	1.25%	2.25%	0.500%
III	2.00%	1.00%	1.00%	2.00%	0.425%
IV	1.75%	0.75%	0.75%	1.75%	0.375%

The Applicable Margin for U.S. Revolving Loans, U.S. Swing Line Loans, Canadian Revolving Loans, Canadian Swing Line Loans and the Commitment Fee Rate for the U.S. Revolving Facility and the Canadian Revolving Facility shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of two full fiscal quarters of Cedar Fair LP after the First Restatement Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1(a) or (b) and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within after the time periods specified in Section 7.1(a) or (b), then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for U.S. Revolving Loans, U.S. Swing Line Loans, Canadian Revolving Loans, Canadian Swing Line Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate for the U.S. Revolving Facility and Canadian Revolving Facility opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date. Notwithstanding the foregoing, whenever any Event of Default shall have occurred and be continuing, then the highest rate set forth in each column of the Pricing Grid shall apply.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 4.25 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.25 to 1.00.

Annex A-1

Annex B

MINIMUM LTM EBITDA MINUS LTM CAPEX

~~Quarterly distributino Date~~QUARTERLY DISTRIBUTION DATE	~~Minimum~~MINIMUM LTM EBITDA ~~minus~~MINUS LTM CAPEX
May 2007	$200,000,000
August 2007	$218,000,000
May 2008	$235,000,000
August 2008	$240,000,000
May 2009	$238,000,000
August 2009	$242,000,000
May 2010	$244,000,000
August 2010	$238,000,000
May 2011	$249,000,000
August 2011	$250,000,000
May 2012	$256,000,000
August 2012	$260,000,000

Annex B-1